       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 CAYENTA, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7379                             33-0884182
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                           --------------------------

                            225 BROADWAY, SUITE 1500
                              SAN DIEGO, CA 92101
                                 (619) 228-2100
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                 DAVID PORRECA
                                 PRESIDENT/CEO
                                 CAYENTA, INC.
                            225 BROADWAY, SUITE 1500
                              SAN DIEGO, CA 92101
                                 (619) 228-2100
                                 (619) 228-2182

    (Name, address, including zip code, and telephone and facsimile numbers, including area code, of agent for service)

                                   COPIES TO:

   NICHOLAS J. COSTANZA              BARBARA L. BORDEN, ESQ.            LAURIE A. SMILEY, ESQ.
      GENERAL COUNSEL                MATTHEW T. BROWNE, ESQ.           CHRISTOPHER J. VOSS, ESQ.
      CAYENTA, INC.                    COOLEY GODWARD LLP               MARC S. MARCHIEL, ESQ.
 225 BROADWAY, SUITE 1500          4365 EXECUTIVE DRIVE, SUITE              STOEL RIVES LLP
    SAN DIEGO, CA 92101                       1100                    600 UNIVERSITY STREET, 36TH
      (619) 552-9500                   SAN DIEGO, CA 92121                       FLOOR
    FAX: (858) 552-9759                  (858) 550-6000                 SEATTLE, WA 98101-3197
                                       FAX: (858) 453-3555                  (206) 624-0900
                                                                          FAX: (206) 386-7500

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS OF SECURITIES                     PROPOSED MAXIMUM                  AMOUNT OF
                    TO BE REGISTERED                       AGGREGATE OFFERING PRICE(1)(2)        REGISTRATION FEE
Class A common stock ($.001 par value)...................           $70,000,000                      $18,480

(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER   , 1999
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                         Shares

                                     [LOGO]

                                 Cayenta, Inc.

                              Class A Common Stock

                                  -----------

    Cayenta, Inc. is offering shares of its Class A common stock. We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

    We are a majority-owned subsidiary of The Titan Corporation. Upon completion of this offering, Titan will own all of our Class B common stock, which will
represent more than    % of our outstanding common stock and more than    % of
its voting power, and will continue to control us.

    Prior to this offering, there has been no public market for our shares. The initial public offering price of our Class A common stock is expected to be
between $   and $   per share. We will make application to list our Class A
common stock on The Nasdaq Stock Market's National Market under the symbol
"CYTA."

    The underwriters have an option to purchase a maximum of       additional
shares of our Class A common stock to cover over-allotments.

  Investing in our Class A common stock involves risks. See "Risk Factors" on page 6.

                                                                        Underwriting
                                                          Price to     Discounts and    Proceeds to
                                                           Public       Commissions    Cayenta, Inc.
                                                       --------------  --------------  --------------
Per Share............................................        $               $               $
Total................................................        $               $               $

    Delivery of the shares of Class A common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                     Donaldson, Lufkin & Jenrette

                                           A.G. Edwards & Sons, Inc.

              The date of this prospectus is              , 2000.

    [Screen snapshots of customer applications and software to manage these applications for each of the case studies. Each snapshot will be accompanied by a one line description of the case studies.]

    [These pictures and descriptions will be superimposed above a southwestern landscape including mesas.]

                                  ------------

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
PROSPECTUS SUMMARY......................      3
RISK FACTORS............................      6
FORWARD-LOOKING STATEMENTS..............     15
USE OF PROCEEDS.........................     16
DIVIDEND POLICY.........................     16
CAPITALIZATION..........................     17
DILUTION................................     18
SELECTED HISTORICAL ACTUAL AND PRO FORMA
  FINANCIAL INFORMATION.................     19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND OPERATING
  RESULTS...............................     21
BUSINESS................................     29

MANAGEMENT..............................     40
                                            PAGE
                                          --------
RELATIONSHIP WITH TITAN AND CERTAIN
  TRANSACTIONS..........................     47
PRINCIPAL STOCKHOLDERS..................     50
DESCRIPTION OF CAPITAL STOCK............     52
SHARES ELIGIBLE FOR FUTURE SALE.........     56
UNDERWRITING............................     58
NOTICE TO CANADIAN RESIDENTS............     61
LEGAL MATTERS...........................     62
EXPERTS.................................     62
ADDITIONAL INFORMATION..................     62
INDEX TO FINANCIAL STATEMENTS...........    F-1

                                  ------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                  ------------

    Except as otherwise indicated, all information in this prospectus assumes:

    - the underwriters' over-allotment option will not be exercised; and

    - a   for   split in our Class A common stock that will become effective prior to the effectiveness of this registration statement.

                                  ------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                  THE COMPANY

    We are a total services provider, or TSP, of comprehensive information technology solutions for our customers' business functions. We operate, host, manage and support standard and proprietary software applications tailored for our customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management. By using our proprietary software applications in addition to standard software application packages, we can rapidly build and deploy solutions that best meet our customers' needs. Our customers will have the option of leasing either total solutions or components of our TSP offering under long-term contracts, providing them with lower and more predictable capital and operating costs for their information technology requirements. Our solutions are scalable and reliable and enable our customers to manage the increasing frequency and complexity of e-business transactions. These solutions operate with our customers' existing internal systems and with those of their trading partners and provide our customers with a single source of contact for their information technology requirements. We define e-business as transactions effected through the Internet or other electronic communication systems.

    We believe that the following features of our solutions differentiate us from our competitors:

    - WE ARE A TOTAL SERVICES PROVIDER--As a TSP, we deliver comprehensive tailored solutions to our customers that combine our customers' information technology strategy, application development and configuration, systems integration, hosting and support.

    - WE OFFER A COMPLETE E-BUSINESS SOLUTION--We integrate customers' web sites and other e-business portals with business support systems and provide our customers with a single point of contact for managing and monitoring their e-business transactions.

    - WE OFFER REVENUE CYCLE SERVICES--We offer solutions that enable our customers to address their complex pricing, billing, settlement and supply-chain requirements and improve their e-business capabilities.

    - WE OFFER INTEROPERABLE AND ADAPTABLE SOLUTIONS--We offer solutions that reduce our customers' manual and redundant business processes and permit them to add or change software applications as their businesses evolve.

    - WE TAILOR OUR SOLUTIONS FOR OUR CUSTOMERS' BUSINESS PROCESSES--We have expertise in our target industries that helps us to define and deliver timely solutions tailored to our customers' market dynamics and business opportunities.

    We develop solutions in collaboration with our customers in solution centers located in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, Washington, D.C., and Woodland Hills, California. Our customers include 800.com, Calculated Industries, Dean & DeLuca, the District of Columbia, the Federal Aviation Administration, First Security Information Technology, Hale Indian River Groves, Mid-American Designs, Nortel, Oreck, Sempra Energy and Waste Management. We have expertise in multiple industries, including utilities, telecommunications, basic services, such as waste disposal, and retail. We intend to further penetrate these industries by establishing strategic alliances and joint ventures with industry leaders. We also participate in partnership programs with leading providers of software, hardware and other elements of our TSP offering. For example, we have application hosting agreements with Exodus Communications and Intel. We currently have 266 professionals developing and implementing our solutions.

    We were formed as a wholly-owned subsidiary of The Titan Corporation in 1997 when Titan separated its commercial software integration business from its other operations. Upon completion of this offering, Titan will own all of our Class B common stock, which will represent more than % of our outstanding common stock
and more than   % of its voting power, and will continue to control us.

    During the period between 1995 and January 1999, we developed our systems integration and software application expertise. In January 1999, we acquired substantially all of the assets of Transnational Partners II, LLC, an enterprise application integration consulting company, to broaden our systems integration capabilities and access its customer base. During late 1999, we acquired
J.B. Systems, Inc., an enterprise asset management, or EAM, company doing business under the name Mainsaver. Also during late 1999, we acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company, and SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry. We intend to integrate the software and solutions developed by these companies into our TSP offering.

    In September 1999, together with Sempra Energy's information solutions subsidiary and modis, an application integrator, we established Soliance, LLC, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. We own a 10% equity interest in Soliance and have a management services agreement with Soliance under which we provide TSP services to Soliance's customers.

    Our principal executive offices are located at 225 Broadway, Suite 1500, San Diego, CA 92101, and our telephone number is (619) 228-2100.

                                  THE OFFERING

Class A common stock offered..............  shares
Common stock to be outstanding after the
  offering
  Class A common stock....................  shares
  Class B common stock....................  10,000,000 shares
    Total.................................  shares
Use of proceeds...........................  For general corporate purposes, including continued
                                            development of our TSP offering and facilities, expansion of our sales and marketing activities, and payments of
                                            additional amounts due in connection with our recent
                                            acquisitions.
Proposed Nasdaq National Market Symbol....  CYTA

                     SHARES OUTSTANDING AFTER THE OFFERING

    The number of shares of common stock to be outstanding after the offering is based upon the number of shares of Class A common stock and Class B common stock outstanding as of December 27, 1999, giving effect to the conversion of all of our outstanding shares of preferred stock into 2,345,000 shares of Class A common stock upon the closing of this offering, and does not include the following:

    - 2,450,000 shares of Class A common stock reserved for issuance under our 1997 Stock Option Plan, of which 1,613,250 shares were covered by outstanding options as of December 27, 1999 at a weighted average exercise price of $2.39 per share; and

    - 495,800 shares of Class A common stock subject to warrants outstanding as of December 27, 1999, at a weighted average exercise price of $13.11 per share.

         SUMMARY HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION

    The following financial information should be read together with the "Selected Historical Actual and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. The unaudited pro forma statement of operations information for the year ended December 31, 1998 and the nine months ended September 30, 1999 assumes that we completed our acquisitions of Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies as of the beginning of each such period (except that the operating results of the former Transnational Partners II business are included in our historical operating results for the nine months ended September 30, 1999). The unaudited pro forma statement of operations information is based on our historical actual operating results and those of Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies for the periods presented and gives effect to the amortization of goodwill related to the acquisitions, the interest expense relating to the acquisitions, and the resulting provision for income taxes. Our historical actual statement of operations information for the year ended December 31, 1998 and balance sheet information as of December 31, 1998 are derived from our audited financial statements, which are included elsewhere in this prospectus.

                                                                    YEAR ENDED          NINE MONTHS ENDED
                                                                DECEMBER 31, 1998       SEPTEMBER 30, 1999
                                                              ----------------------       (UNAUDITED)
                                                                          PRO FORMA    --------------------
                                                               ACTUAL    (UNAUDITED)    ACTUAL    PRO FORMA
                                                              --------   -----------   --------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION:
Revenues....................................................  $12,095      $41,348     $25,148     $45,960
Gross profit................................................    4,682       20,358       8,231      21,602
Income (loss) from operations...............................    2,423       (1,136)      5,006       1,350
Net income (loss)...........................................    1,311       (4,466)      2,589      (3,098)
Diluted earnings (loss) per share(1)........................  $  0.13      $ (0.42)    $  0.21     $ (0.29)
Weighted average common shares and common share equivalents
  used in computing diluted earnings per share(1)...........   10,148       10,516      12,638      10,516

                                                                         SEPTEMBER 30, 1999
                                                                            (UNAUDITED)
                                                              ----------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                              --------   ------------   --------------
                                                                           (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash........................................................  $    --      $    413
Working capital.............................................    5,117           818
Total assets................................................   36,747       102,762
Total long-term obligations.................................    9,441        59,794
Total stockholders' equity..................................   14,118        17,519

--------------------------

(1) For the number of shares used in the per share calculations, see the historical pro forma Cayenta financial statements and Note 2 to the historical actual Cayenta financial statements.

(2) The pro forma column gives effect to the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies as if they had occurred at September 30, 1999.

(3) The pro forma as adjusted column gives effect to the conversion of all of our outstanding shares of preferred stock into shares of Class A common stock upon the closing of this offering and reflects our receipt and use of the net proceeds from the offering (at an assumed initial public offering
    price of $      per share), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING CAYENTA OR THE ONLY ONES THAT MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

OUR TSP OFFERING IS RELATIVELY NEW AND UNTESTED, AND WE WILL BE UNABLE TO GROW OUR BUSINESS AS WE EXPECT IF OUR TSP OFFERING DOES NOT MEET WITH MARKET ACCEPTANCE OR IF WE DO NOT EXECUTE OUR BUSINESS STRATEGY.

    The market for TSP offerings has only recently begun to develop and we have not previously generated revenue from our TSP offering. We cannot be certain that the market for TSP offerings will develop. We provide our TSP offering through our Soliance joint venture to two Soliance customers. Our ability to generate TSP revenues will depend upon market acceptance of our TSP offering. Our ability to achieve profitability as a TSP will depend upon the execution of our business strategy which requires us to integrate the products we recently acquired into our TSP offering, adopt a sales, pricing, and support strategy and build our employee and facility resources. If we fail to complete any of these tasks in a timely or cost effective manner or if our TSP offering does not meet with market acceptance, we may incur substantial additional costs or delays in its further development and launch or be prevented from capitalizing on the market opportunity that we have identified. In addition, while we expect our existing customer base to provide attractive opportunities for TSP sales, these customers may be reluctant or unwilling to purchase our TSP offering.

OUR ACTUAL AND PRO FORMA HISTORICAL REVENUES WERE NOT DERIVED FROM OUR TSP OFFERING, WHICH MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

    To date, none of our actual or pro forma historical revenues were derived from direct sales by us of our TSP offering. Our only TSP-related revenues have resulted from providing TSP services to Soliance's customers. We are substantially increasing our efforts to generate revenues from our TSP offering. Accordingly, we expect that our actual and pro forma historical financial results will be of only limited value in projecting our future financial results.

WE EXPECT TO INCUR LOSSES WHILE WE ARE INVESTING IN THE FURTHER DEVELOPMENT AND LAUNCH OF OUR TSP OFFERING AND WE MAY NEVER RECOVER THE COSTS ASSOCIATED WITH THOSE INVESTMENTS.

    We intend to make significant investments in further developing and launching our TSP offering by:

    - constructing and staffing regional solution centers and centers where we manage and monitor deployed customer solutions, or command centers, in strategic geographic locations;

    - entering into arrangements with third party suppliers of elements of our TSP offering;

    - developing shared process and software solutions and industry-specific templates;

    - expanding our system management resources; and

    - expanding our sales and marketing activities.

Although we realized net income from operations for the nine months ended September 30, 1999, we expect to incur operating losses for the forseeable future. Our ability to regain profitability will depend on our ability to generate and sustain substantial revenues from our TSP offering while maintaining reasonable expense levels. Although we intend to increase our spending as described above, these efforts may not result in increased revenues and the revenues from these efforts may not be enough to compensate for their cost. If we do regain profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

WE MAY NOT BE ABLE TO DELIVER KEY ELEMENTS OF OUR TSP OFFERING IF OUR MANAGEMENT FAILS TO INTEGRATE ANY OF OUR THREE RECENT ACQUISITIONS.

    During late 1999, we acquired Mainsaver, Assist Cornerstone and SFG Technologies to further develop our TSP offering. Our strategy requires that we integrate the software and solutions developed by these companies into our TSP offering. If we are unable to integrate any of these products, or any products or services that we acquire in the future, our ability to provide our TSP offering may be impaired, and our business and operations could suffer. Further, we could incur unexpected liabilities or expenses in connection with these acquisitions that exceed or are not covered by our indemnification arrangements with the sellers of these businesses. These unexpected liabilities or expenses could include higher than expected costs to integrate acquired software applications or solutions with our own solutions or services or higher than expected costs to enable those applications to be used over the Internet.

OUR GROWTH MAY SLOW OR STOP IF WE FAIL TO EFFECTIVELY MANAGE OUR RAPID
EXPANSION.

    Since January 1999, we have rapidly expanded our operations. We expect that significant expansion of our operations will continue as we further develop and market our TSP offering and increase the number of our customers and the geographic locations of our solution and command centers. Our growth has placed, and will continue to place, a significant strain on our management, our technical, operating and financial systems, and our sales, marketing and administrative resources. If we cannot manage our expanding operations to minimize these strains, our operations could be disrupted and we may be unable to grow or grow at a slower pace than we anticipate.

WE MAY BE UNABLE TO DELIVER OUR TSP OFFERING IN A TIMELY MANNER IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

    We depend on third parties to supply computer and telecommunications equipment and services that we use to provide our TSP offering. Our failure to maintain a continuous supply of any of these elements would temporarily prevent us from delivering our TSP offering. A disruption in our ability to provide our TSP offering could keep us from maintaining required standards of service and cause us to incur contractual penalties.

OUR ABILITY TO SELL OUR TSP OFFERING WILL SUFFER IF GROWTH IN E-BUSINESS
DECLINES.

    Market acceptance of our TSP offering, and our ability to increase our related revenues, will depend on continuing acceptance of use of the Internet and related technologies for e-business. The market for e-business solutions is relatively new and is undergoing significant change. The acceptance and growth of the market for e-business solutions will be limited without the further development of the Internet's infrastructure and related technologies. This continued development includes maintenance of reliable networks with the necessary speed, data capacity and security to provide viable marketplaces for e-business, as well as timely development of complementary products for providing reliable, easy-to-use access and services. Other factors that may affect the growth of the Internet and related technologies as media for e-business include:

    - increases in access costs;

    - government regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

We cannot be certain that the Internet and related technologies will provide viable marketplaces for e-business in the long term.

OUR OPERATING MARGINS MAY DECLINE IF WE FAIL TO ACCURATELY ESTIMATE THE RESOURCES NECESSARY TO PROVIDE OUR SOLUTIONS.

    We derive a significant portion of our revenues from fixed-time, fixed-price contracts. Accordingly, if we fail to accurately estimate the resources required for us to fulfill our obligations under a contract or fail to satisfy those obligations, then our costs to provide the applicable solution could increase substantially. We have occasionally had to commit unanticipated additional resources to complete customer projects, and we may have to take similar action in the future.

WE MAY BE UNABLE TO INCREASE REVENUES AS PLANNED IF OUR EFFORTS TO DEVELOP AND MAINTAIN POSITIVE BRAND AWARENESS ARE NOT SUCCESSFUL.

    We believe that developing and maintaining widespread positive awareness of the Cayenta brand is critical to attracting customers for our TSP offering and our related solutions and services. To promote awareness of our brand, we intend to spend significant amounts on an aggressive brand-enhancement campaign, which may cause our operating margins to decline if revenues derived from this campaign are not sufficient to offset its associated costs. The value of our brand may be damaged if solutions that we develop for customers become associated with those customers' business difficulties.

WE HAVE RELIED ON A SMALL NUMBER OF CUSTOMERS FOR MOST OF OUR REVENUES, AND OUR REVENUES WILL DECLINE SIGNIFICANTLY IF WE CANNOT KEEP OR REPLACE THESE CUSTOMERS.

    For the nine months ended September 30, 1999, revenues from three customers accounted for approximately 97% of our actual revenues and approximately 53% of our pro forma revenues. During 1998, revenues from one customer accounted for approximately 92% of our actual revenues. If any of these customers do not contract with us to develop additional solutions or perform additional services for them and we are not able to sell our solutions or services to new customers at comparable or greater levels, our revenues will decline significantly.

WE COULD LOSE A SUBSTANTIAL PORTION OF OUR REVENUES IF ANY OF OUR GOVERNMENT CONTRACTS ARE MODIFIED OR TERMINATED FOR ANY REASON.

    Since 1995, we have earned a substantial portion of our revenues from government contracts for the FAA and the District of Columbia. During the nine months ended September 30, 1999, our revenues from government business represented approximately 65% of our actual revenues and approximately 35% of our pro forma revenues. These contracts are typically funded on an annual basis. The government agencies may cancel our contracts at any time without penalty or may change their contract requirements or contract budgets. We currently provide solutions and services to the FAA although our contract with it has expired. If the FAA terminates its relationship with us or our FAA contract is renewed under less favorable terms to us than our prior contract, we could lose a substantial portion of our revenues. In addition, any cancellations or modifications of our government contracts for any reason could cause us to lose a substantial portion of our revenues.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO FORECAST, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    Our quarterly revenues and operating results have fluctuated significantly in the past, and we expect these fluctuations to continue. Factors that may cause our quarterly revenues and operating results to fluctuate include:

    - the amount and timing of demand for our TSP offering;

    - our ability to sell additional solutions and services to existing customers;

    - our ability to enter into multiyear contracts with customers for our TSP offering;

    - the degree of utilization of our consultants;

    - the length of our sales cycle for our solutions offerings;

    - the introduction of new solutions by us or our competitors;

    - changes in our pricing policies or those of our competitors;

    - our ability to attract, train, manage and retain skilled personnel in all areas of our business;

    - our ability to manage costs, including sales and marketing, infrastructure development, general and administrative and personnel costs;

    - the timing and cost of anticipated openings of new regional solution and command centers; and

    - unanticipated costs associated with the integration of recently acquired businesses.

It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

    We believe that our growth depends largely on our ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for personnel than we currently expect. Individuals with the requisite technical skills to contribute to the further development of our TSP offering, particularly those with the experience that we generally require, are in very short supply. The competition to hire from this limited pool is intense. Our failure to recruit and retain a personnel base (including personnel acquired as part of acquisitions) with the multiple and varied skill sets necessary for the successful implementation of our business strategy could prevent us from achieving the growth that we expect.

OUR FAILURE TO MEET CUSTOMER EXPECTATIONS OR DELIVER ERROR-FREE SOLUTIONS COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY.

    Many of our solutions relate to systems that are critical to our customers' businesses. Any defects or errors in these solutions or failure to meet customers' specifications or expectations could result in:

    - delayed or lost revenues due to adverse customer reaction;

    - requirements to develop additional solutions or provide additional services to a customer at no charge;

    - refunds for failure to meet service level obligations;

    - negative publicity about us and our solutions and services, which could adversely affect our ability to attract or retain customers; and

    - claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the contractual terms of our engagement.

OUR SOLUTIONS WILL BE LESS COMPETITIVE IF WE CANNOT PROVIDE COMPATIBILITY WITH THIRD-PARTY SOFTWARE PACKAGES.

    We believe that our ability to compete successfully depends on the continued compatibility of our solutions with software applications provided by third-party vendors. Our failure to maintain compatibility with these applications could limit the capacity of our solutions to integrate different systems and make our solutions less attractive to potential users. We cannot be sure that we will be able to conform to new or changed technology standards quickly enough for our solutions to stay competitive, or that solutions developed by others will not make our solutions noncompetitive or obsolete.

IF WE ARE UNABLE TO REUSE OUR PROCESS AND SOFTWARE SOLUTIONS, OUR
INDUSTRY-SPECIFIC TEMPLATES, AND OUR METHODOLOGIES, WE MAY BE UNABLE TO DELIVER OUR SERVICES RAPIDLY AND COST-EFFECTIVELY.

    We generally develop our solutions based on reusable processes, software, industry-specific templates, and methodologies. If we generally are unable to negotiate customer contracts that permit us to reuse our processes, software and templates, we may be unable to provide solutions to our customers at a cost and within time frames that they consider acceptable. We may work with customers who prohibit us from such reuse or who may severely limit reuse.

OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR COMPETITORS' STRENGTHS MAY PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY.

    Our current and potential competitors include:

    - application service providers;

    - information technology service providers and system integrators;

    - Internet professional service providers; and

    - the internal information technology departments of current and potential customers.

    Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. Furthermore, many of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. They also may develop and promote their services more effectively than we do. Moreover barriers to entry, particularly in the application integration and consulting components of our TSP offering, are low. We therefore expect additional competitors to enter these markets.

OUR OPERATIONS WILL SUFFER IF WE ARE UNABLE TO INTEGRATE AND RETAIN OUR SENIOR MANAGERS.

    Our success depends on the continued contributions of the principal members of our senior management team, including David P. Porreca and Gregory R. Smith, all of whom joined us in 1999. Some of these individuals have not worked together previously and are currently becoming integrated as a management team. As a result, our senior managers may not work together effectively. In addition, due to the competitive nature of our industry, we may be unable to retain all of our senior managers. If our senior managers do not work together effectively, or terminate their relationships with us, our business operations could be significantly disrupted.

GOVERNMENT AUDITS OF OUR GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO OUR REVENUES.

    Our government contracts are subject to cost audits by the government entities for whom we do work or by their controlling entities. These audits may occur several years after completion of the audited work. Audits may result in modifications to contract revenues. We have not had any material recalculation of government contract revenues based on audits in the past. However, in the future, we could have a negative material adjustment to revenues as a result of a government audit.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD BE EXPENSIVE TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION.

    We cannot be certain that the solutions that we deliver or the software or processes used in our solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Any infringement claim, even one without merit, can be time consuming and expensive to defend. Infringement claims may divert management's attention and resources and could cause delays in implementing our solutions and services. If we are found to infringe a third party's intellectual property rights, we may need to enter into royalty or licensing agreements.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    Our intellectual property includes our trade secrets, copyrights, trademarks and other proprietary information. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts may be inadequate. In addition, we may be unable to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, if our business expands further into foreign countries, risks associated with protecting our intellectual property will increase.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    We operate in international markets and may expand our international operations, including establishing international solution and command centers. We cannot be sure that we will be able to obtain the necessary technical infrastructure in a cost-effective manner to do so or compete effectively in international markets, In addition, there are risks inherent in conducting business internationally. These risks involve:

    - unexpected changes in regulatory requirements;

    - export restrictions;

    - tariffs and other trade barriers;

    - challenges in staffing and managing foreign operations;

    - differing technology standards;

    - employment laws and practices in foreign countries;

    - political instability;

    - fluctuations in currency exchange rates;

    - imposition of currency exchange controls; and

    - potentially adverse tax consequences.

The effect of any of the risks referred to above could adversely affect our international operations.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE TO BE YEAR 2000 COMPLIANT COULD INCREASE OUR COSTS, DISRUPT OUR DELIVERY OF SOLUTIONS AND SERVICES, AND REDUCE DEMAND FROM OUR CUSTOMERS.

    We confront the Year 2000 problem in three contexts.

    OUR CUSTOMERS. The failure of our customers to ensure that their operations are Year 2000 compliant could result in adverse consequences to them, which in turn could limit their ability to retain us to provide information technology solutions and services. In addition, customers or potential customers may delay purchasing our information technology solutions and services because they have dedicated a significant portion of their information technology budget to becoming Year 2000 compliant or due to Year 2000 compliance concerns.

    OUR SUPPLIERS. Our ability to deliver our TSP offering and our related solutions and services could be adversely affected if we cannot obtain Year 2000 compliant services, products or systems from our suppliers as we need them.

    OUR SOLUTIONS AND SERVICES. The solutions and services that we provide to our customers include integrating software and other technology from third parties. If there is a Year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services we have performed or is due to the software, technology or services of third parties. As a result, we may be subjected to Year 2000-related lawsuits, whether or not the solutions and services that we have provided are Year 2000 compliant. We cannot assure you that the outcomes of these types of lawsuits would be favorable to us.

RISKS RELATED TO OUR RELATIONSHIP WITH TITAN
FOLLOWING THIS OFFERING, TITAN'S CONTROL OF OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

    Following this offering, Titan will own all of our outstanding shares of Class B common stock (which have ten votes per share), representing more than
      % of our voting power. As a result, Titan will have the ability to control the outcome of all matters requiring stockholder approval, including the election and removal of our board of directors, approval of any merger, consolidation or sale of all or substantially all of our assets. Titan also will have the ability to control our management and affairs. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, this control could reduce the price that investors are willing to pay in the future for shares of our Class A common stock.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF TITAN'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

    Conflicts of interest may arise between Titan and us in a number of areas relating to our past and ongoing relationships. Factors that may create a conflict of interest between Titan and us include the following:

    - potential competitive business activities;

    - potential shared administrative functions;

    - sales or distributions by Titan of all or any portion of its ownership interest in us;

    - Titan's ability to control our management and affairs; and

    - two of our directors are also directors of Titan.

    Because our financial results will be included in Titan's consolidated financial statements, our directors and executive officers who are affiliated with Titan may consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on Titan's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to Titan. We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that such conflicts will not result in harmful consequences to our business or prospects.

WE ARE SUBJECT TO COVENANTS IN TITAN'S SENIOR CREDIT FACILITY AS A GUARANTOR AND AS A RESTRICTED SUBSIDIARY THAT AFFECT OUR OPERATIONS AND OUR ABILITY TO COMPLETE THIS OFFERING.

    We currently are subject to Titan's senior credit facility, which includes covenants that restrict our operations and a covenant that requires Titan to pay down this facility by an amount equal to the net proceeds of this offering. In addition, we have, along with other Titan subsidiaries, guaranteed Titan's obligations under the facility. Titan has informed us that it intends to negotiate changes to the facility or replace the facility to remove us from the guaranty and the other restrictions concurrently with the completion of this offering. So long as we remain as a guarantor, we risk substantial liability if Titan defaults on this facility. If Titan does not obtain the bank group's consent to this offering, the completion of the offering will constitute a default under the facility.

WE MAY BE UNABLE TO RAISE CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH TITAN.

    Because Titan may seek to maintain its beneficial ownership percentage of our common stock for tax planning purposes or otherwise and may not desire to acquire additional shares of common stock in connection with future financing transactions, we may be constrained in our ability to raise equity capital in the future or to issue common stock or other equity securities in connection with future acquisitions.

OUR BUSINESS MAY SUFFER BECAUSE WE ENTERED INTO AFFILIATE AGREEMENTS WITH TITAN THAT ARE NOT BASED ON ARM'S LENGTH NEGOTIATIONS.

    Prior to the completion of this offering, we expect to enter into various intercompany agreements with Titan including a corporate services agreement, facilities sharing agreement and tax allocation agreement. Because we are currently a majority-owned subsidiary of Titan, none of these agreements will result from arm's length negotiations. These agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    The trading price of our Class A common stock could be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, have experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our Class A common stock will develop or continue after this offering. Investors may be unable to sell their Class A common stock at or above our initial public offering price. Prices for the Class A common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us, general economic, industry and market conditions, and Titan's voting control of us.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING AND MAY NOT USE THE PROCEEDS IN WAYS WHICH ENHANCE OUR MARKET VALUE OR RESULTS OF OPERATIONS.

    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have outstanding shares of our Class A common stock. All the shares sold in this offering
will be freely tradable. Of the remaining       shares of Class A common stock
outstanding after this offering, all such shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus. In addition, after completion of this offering, the holders of 1,012,258 shares of our Class A common stock (giving effect to the exercise of warrants outstanding to purchase 495,800 shares of Class A common stock) will be entitled to cause us to register their shares on Form S-3 under the Securities Act when we are eligible to do so, so long as the value of the registered shares is $4.0 million or more. These holders, along with the holders of 2,345,000 shares of our Class A common stock (giving effect to the conversion of all of our outstanding preferred stock into Class A common stock upon the closing of this offering) also have "piggyback" registration rights if we register any of our Class A common stock under the Securities Act following this offering. Except for shares purchased by our affiliates, registration of these shares under the Securities Act would result in these shares becoming eligible for sale in the public market immediately upon the effectiveness of the registration. After this offering, we also intend to register up to 2,450,000 additional shares of our Class A common stock for sale upon the exercise of outstanding stock options issued pursuant to, or reserved for future issuance under, our 1997 Stock Option Plan.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    Purchasers of Class A common stock in this offering will pay a price per share which is substantially higher than the per share value of our assets after subtracting our liabilities. In addition, purchasers of Class A common stock in
this offering will have contributed approximately       % of the aggregate price
paid by all purchasers of our stock but will own only approximately       % of
our common stock outstanding after this offering.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY HURT OUR EXISTING STOCKHOLDERS.

    We may need to raise additional funds through public or private equity or debt financings in order to:

    - support additional capital expenditures;

    - take advantage of acquisition or expansion opportunities;

    - develop new solutions or services; or

    - address additional working capital needs.

If we raise additional funds through the issuance of equity or debt securities that have rights senior to those of our existing stockholders, our stockholders may experience additional dilution or may lose other rights. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we cannot raise funds on acceptable terms, if and when needed, we may be forced to curtail some or all of the above activities and may not be able to grow our business or respond to competitive pressures or unanticipated developments.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK.

    Provisions of our amended certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control involving us or otherwise adversely affect the price of our Class A common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws eliminate the ability of stockholders to call a special meeting. Our amended certificate of incorporation also permits our board of directors to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the Class A common stock.

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

    We have included market data from industry publications in this prospectus. The reliability of these data cannot be assured. Market data used throughout this prospectus was obtained from industry publications. Industry publications generally state that the information contained in these publications have been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or "opportunity," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot and do not guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the offering will be approximately
$   million (based upon an assumed initial public offering price of $      per
share) after deducting the underwriting discounts and commissions and estimated
offering expenses ($            if the over-allotment option is exercised in
full).

    We expect to use the net proceeds for general corporate purposes, including continued development of our TSP offering and facilities, expansion of our sales and marketing activities, and payment of approximately $2.3 million that may become payable in connection with our recent acquisitions of Assist Cornerstone and SFG Technologies after completion of audits.

    Our management will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend on a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. A portion of the net proceeds also may be used to acquire or invest in complementary businesses, technologies, product lines or products. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999, giving effect to the amendment to our certificate of incorporation to authorize the creation of two classes of common stock (Class A and Class B) as if such amendment occurred on such date:

    - on an actual basis;

    - on a pro forma basis after giving effect to the acquisitions of Mainsaver, Assist Cornerstone (including the related issuance of 516,458 shares of Class A common stock to the former shareholders of Assist Cornerstone) and SFG Technologies as if they had occurred at September 30, 1999; and

    - on a pro forma as adjusted basis, giving effect to the conversion of all of our outstanding shares of preferred stock into 2,345,000 shares of Class A common stock upon the closing of this offering and to our issuance of the Class A common stock offered hereby at an assumed price of $ per share and the application of the net proceeds therefrom.

    This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Long-term debt, less current portion........................  $ 9,441     $59,794      $
                                                              -------     -------      --------
Stockholders' equity (1):
    Preferred stock, $.001 par value; 17,345,000 authorized
      Series A convertible preferred stock, $.001 par value;
      2,345,000 shares authorized and 2,345,000 issued and
      outstanding, actual and pro forma; 2,345,000 shares
      authorized, none issued and outstanding, pro forma as
      adjusted..............................................        2           2            --
    Class A common stock, $.001 par value;
      100,000,000 shares authorized, none issued and
      outstanding, actual; 100,000,000 shares authorized and
      516,458 shares issued and outstanding, pro forma;
      100,000,000 shares authorized and       shares issued
      and outstanding, pro forma as adjusted................       --           1
    Class B common stock, $.001 par value;
      50,000,000 shares authorized and 10,000,000 shares
      issued and outstanding, actual, pro forma and pro
      forma as adjusted.....................................       10          10            10
Additional paid-in capital..................................    2,981       6,381
Deferred compensation.......................................     (928)       (928)
Parent company investment...................................    6,359       6,359
Retained earnings...........................................    5,694       5,694
                                                              -------     -------      --------
          Total stockholders' equity........................   14,118      17,519
                                                              -------     -------      --------
              Total capitalization..........................  $23,559     $77,313      $
                                                              =======     =======      ========

------------------------

(1) Share numbers in the table do not include issuances subsequent to September 30, 1999 (other than the issuance to the former shareholders of Assist Cornerstone described above) or the following shares:

    - 2,450,000 shares of Class A common stock reserved for issuance under our 1997 Stock Option Plan, of which 1,106,250 shares were covered by outstanding options at a weighted average exercise price of $0.47 per share at September 30, 1999; and

    - 495,800 shares of our Class A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $13.11 per share.

                                    DILUTION

    As of September 30, 1999, our pro forma as adjusted net tangible book value deficit, after giving effect to the conversion of our preferred stock then outstanding and the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies, was approximately $50.9 million, or $3.96 per share of common stock. Our pro forma as adjusted net tangible book value deficit is equal to, after giving effect to the adjustments described in the previous sentence, our total tangible assets minus our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of our
Class A common stock offered by this prospectus at an assumed initial public
offering price of $            per share, and after deducting underwriting
discounts and commissions and our estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 1999 would have been
approximately $            million, or $      per share. This represents an
immediate increase in pro forma as adjusted net tangible book value of $
per share to existing stockholders and an immediate dilution of $      per share
to new investors. The following table illustrates this per share dilution:

                                                                 PER SHARE
                                                              ---------------
Assumed initial public offering price.......................           $
  Pro forma as adjusted net tangible book value deficit
    before the offering.....................................  $ 3.96
  Increase attributable to new investors....................
                                                              ------
Pro forma as adjusted net tangible book value after this
  offering..................................................
                                                                       ------
Dilution to new investors...................................           $
                                                                       ======

    The following table summarizes, on a pro forma as adjusted basis as of September 30, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid before deducting underwriting discounts and commissions and our estimated offering expenses.

                                         SHARES PURCHASED              TOTAL CONSIDERATION
                                     -------------------------      -------------------------      AVERAGE PRICE
                                       NUMBER         PERCENT         AMOUNT         PERCENT         PER SHARE
                                     -----------      --------      -----------      --------      -------------
Existing stockholders (1)..........   12,861,458            %       $17,518,000            %           $1.36
New investors......................
                                     -----------       -----        -----------       -----
  Total............................                    100.0%       $                 100.0%
                                     ===========       =====        ===========       =====

------------------------

(1) Gives effect to the acquisitions of Mainsaver, Assist Cornerstone and SFG Technologies and the conversion of all of our outstanding preferred stock into 2,345,000 shares of Class A common stock upon the closing of this offering, and assumes no exercise of stock options outstanding as of September 30, 1999. As of September 30, 1999, there were options outstanding to purchase a total of 1,106,250 shares of our Class A common stock, with a weighted average exercise price of $0.47 per share. We also currently have warrants outstanding to purchase a total of 495,800 shares of our Class A common stock at a weighted average exercise price of $13.11 per share. If any of these options or warrants are exercised, there will be further dilution to new investors.

         SELECTED HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION

    The following selected financial information should be read in conjunction with the Cayenta, Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Operating Results" included elsewhere in this prospectus. The pro forma statement of operations information for the year ended December 31, 1998 and the nine months ended September 30, 1999 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. That information assumes that we completed the acquisitions of Transnational
Partners II, Mainsaver, Assist Cornerstone and SFG Technologies as of the beginning of each such period (except that the operating results of the former Transnational Partners II business are included in our historical operating results for the nine months ended September 30, 1999). The unaudited pro forma statement of operations information is based on our historical operating results and those of Transnational Partners II, Mainsaver, Assist Cornerstone and SFG Technologies for the periods presented and gives effect to the amortization of goodwill related to the acquisitions, the interest expense relating to the acquisitions, and the resulting provision for income taxes. Our statement of income information for the years ended December 31, 1996, 1997 and 1998 and balance sheet information as of December 31, 1997 and 1998 are derived from our audited financial statements, which are included elsewhere in this prospectus. Our statement of income information for the nine months ended September 30, 1999 and the balance sheet information as of September 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. Our statement of income information for the year ended December 31, 1995 and the balance sheet information as of December 31, 1995 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods. Historical results are not necessarily indicative of the results that may be expected in the future and do not reflect what our results would have been had we operated as a separate, stand-alone entity during the periods presented. In addition, the results of interim periods are not necessarily indicative of results that may be expected for the entire year.

    As noted above, our pro forma historical financial information includes the operating results of Mainsaver, Assist Cornerstone and SFG Technologies, all of which have historically derived a substantial portion of their revenues from licensing software and sales of hardware. While we will continue to license our software and the software developed by Mainsaver, Assist Cornerstone and SFG Technologies separately, we intend to integrate this software into, and focus our sales and marketing efforts on, our TSP offering. Accordingly, we expect that an increasing percentage of our future revenues will be generated by periodic recurring fees from sales of our TSP offering under long-term contracts, and a decreasing percentage of our future revenues will be generated by licensing of software and hardware sales. Given these changes in our revenue sources that we anticipate will occur as we further develop and launch our TSP offering, our pro forma historical financial information may not be, and should not be relied upon as, a meaningful indicator of our future financial performance.

                                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                      ----------------------------------------------------------            (UNAUDITED)
                                         1995                                           1998       ------------------------------
                                      (UNAUDITED)     1996       1997       1998     (UNAUDITED)     1998       1999       1999
                                      -----------   --------   --------   --------   -----------   --------   --------   --------
                                                                                        PRO                                PRO
                                                                          ACTUAL       FORMA       ACTUAL     ACTUAL      FORMA
                                                                          --------   -----------   --------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS INFORMATION:
Revenues............................    $ 5,145     $ 8,633    $10,191    $12,095      $41,348      $7,073    $25,148    $45,960
Cost of revenues....................      3,806       6,068      6,514      7,413       20,990       4,298     16,917     24,358
                                        -------     -------    -------    -------      -------      ------    -------    -------
  Gross profit......................      1,339       2,565      3,677      4,682       20,358       2,775      8,231     21,602

Operating expenses:
  Selling, general and
    administrative..................        700       1,831      1,705      2,259       18,298       1,629      3,225     17,441
  Research and development..........         --          --         --         --        3,196          --         --      2,811
                                        -------     -------    -------    -------      -------      ------    -------    -------
Income (loss) from operations.......        639         734      1,972      2,423       (1,136)      1,146      5,006      1,350
Interest expense....................         72         116        139        204        3,692         123        691      3,630
Interest income.....................         --          --         --         --           38          --         --         --
                                        -------     -------    -------    -------      -------      ------    -------    -------
Income (loss) before tax............        567         618      1,833      2,219       (4,790)      1,023      4,315     (2,280)
Income tax provision (benefit)......        198         247        734        908         (324)        370      1,726        818
                                        -------     -------    -------    -------      -------      ------    -------    -------
Net income (loss)...................    $   369     $   371    $ 1,099    $ 1,311      $(4,466)     $  653    $ 2,589    $(3,098)
                                        =======     =======    =======    =======      =======      ======    =======    =======
Diluted earnings (loss) per share...    $  0.04     $  0.04    $  0.11    $  0.13      $ (0.42)     $ 0.06    $  0.21    $ (0.29)
                                        =======     =======    =======    =======      =======      ======    =======    =======
Weighted average common shares and
  common share equivalents used in
  computing diluted earnings
  per share (1).....................     10,000      10,000     10,030     10,148       10,516(2)   10,117     12,638     10,516(2)
                                        =======     =======    =======    =======      =======      ======    =======    =======

                                                                              DECEMBER 31,
                                                              --------------------------------------------   SEPTEMBER 30,
                                                                 1995                                             1999
                                                              (UNAUDITED)     1996       1997       1998      (UNAUDITED)
                                                              -----------   --------   --------   --------   --------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash........................................................    $   --       $   --     $   --    $    --       $    --
Working capital.............................................     1,196        3,164      3,086      8,036         5,117
Total assets................................................     1,296        3,280      4,641     11,923        36,747
Total long-term obligations.................................       198          216         --         --         9,441
Total stockholders' equity..................................     1,098        3,064      3,980      8,906        14,118

------------------------------

(1) For the number of shares used in the per share calculations, see the historical pro forma Cayenta financial statements and Note 2 to the historical actual Cayenta financial statements.

(2) Assumes the issuance of our shares of Class A common stock to complete the acquisition of Assist Cornerstone as if such issuance had occurred at the beginning of each of the periods presented. The shares of preferred stock that we issued to complete the acquisition of Transnational Partners II are not included because their effect would be antidilutive.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND OPERATING RESULTS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED HISTORICAL ACTUAL AND PRO FORMA FINANCIAL INFORMATION" AND THE AUDITED AND UNAUDITED ACTUAL AND PRO FORMA HISTORICAL FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING OUR FUTURE FINANCIAL RESULTS AND OPERATING RESULTS, OUR BUSINESS STRATEGY, OUR PROJECTED COSTS, OUR FUTURE SOLUTIONS AND SERVICES (INCLUDING OUR TSP OFFERING), OUR PLANS TO INTEGRATE RECENTLY ACQUIRED BUSINESSES, OUR COMPETITIVE POSITION AND THE PLANS AND OBJECTIVES OF OUR MANAGEMENT FOR FUTURE OPERATIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES AND OTHER IMPORTANT FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    We are a total services provider, or TSP, of comprehensive information technology solutions for our customers business functions. We operate, host, manage and support standard and proprietary software applications tailored for our customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management. By using our proprietary software applications in addition to standard software application packages, we can rapidly build and deploy solutions that best meet our customers' needs. Our customers will have the option of leasing either total solutions or components of our TSP offering under long-term contracts, providing them with lower and more predictable capital and operating costs for their information technology requirements. Our solutions are scalable and reliable and enable our customers to manage the increasing frequency and complexity of e-business transactions. These solutions operate with our customers' existing internal systems and with those of their trading partners and provide our customers with a single source of contact for their information technology requirements. We define e-business as transactions effected through the Internet or other electronic communication systems.

    We were formed as a wholly-owned subsidiary of The Titan Corporation in 1997 when Titan separated its commercial software integration business from its other operations. Upon completion of this offering, Titan will own all of our Class B
common stock, which will represent more than     % of our outstanding common
stock and more than     % of its voting power, and will continue to control us.

    During the period between 1995 and January 1999, we developed our systems integration and software application expertise. In January 1999, we acquired substantially all of the assets of Transnational Partners II, LLC, an enterprise application integration consulting company, to broaden our systems integration capabilities and access its customer base. During late 1999, we acquired J.B. Systems, Inc., an enterprise asset management, or EAM, company doing business under the name Mainsaver. Also during late 1999, we acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software provider, and SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry. We intend to integrate the software and solutions developed by these companies into our TSP offering.

    In September 1999, together with Sempra Energy's information solutions subsidiary and modis, an application integrator, we established Soliance, LLC, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. We own a 10% equity interest in Soliance and have a management services agreement with Soliance under which we provide TSP services to Soliance's customers.

    We have historically derived our revenues from our application integration and consulting services and from sales of our proprietary software solutions. We provide our services primarily on a fixed-time, fixed-price basis and, to a lesser extent, on a time and materials basis. Under our fixed-time, fixed-price contracts, we recognize revenues on a percentage of completion basis. Our fixed-time, fixed-price contracts usually require an advance payment from our customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under our time and materials contracts, we are paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the nine months ended September 30, 1999, our revenues from fixed-time, fixed-price contracts represented 66% of our actual revenues and our revenues from time and materials contracts represented 34% of our actual revenues. Each of Mainsaver, Assist Cornerstone and SFG Technologies recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition". The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract, and recorded as deferred revenues until recognized.

    As we expand the portion of our business that is based on our TSP offering, we intend to enter into contracts with terms of between three and five years. We expect revenues from our TSP offering to consist of periodic recurring fees from ongoing services that will be recognized ratably over the applicable contract's term. In addition, we expect to receive application integration and consulting fees that will be recognized in accordance with our revenue recognition policies discussed above.

    Our cost of revenues consists primarily of the salaries, benefits and non-billable direct expenses of our consulting personnel and fees paid to independent consultants. The number of consultants we assign to a project varies according to the size, complexity, duration and demands of the project. Our cost of revenues has included costs under one significant subcontract for our work for the District of Columbia. We expect subcontract costs to decline in the future.

    Our selling, general and administrative expenses consist primarily of non-project personnel costs, occupancy costs, staff recruiting costs, travel expenses, depreciation expenses, and sales, marketing and promotional costs. Administrative expenses also include an expense allocation from Titan for its performance on our behalf of routine corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Prior to completion of this offering, we will enter into a corporate services agreement with Titan under which Titan will provide these services for a term of one year from the date of the agreement unless the agreement is renewed in accordance with its terms. We expect our selling, general and administrative expenses to increase significantly as we expand our recruiting efforts, further develop and launch our TSP offering, initiate our branding campaign, increase our direct sales staff and build our administrative infrastructure.

    Historically, we have not incurred significant research and development expenses because most of our software solutions were created as part of our consulting business or were developed by Mainsaver, Assist Cornerstone or SFG Technologies before we acquired them. We expect our research and development expenses to increase as we integrate recently acquired software into, and further develop, our TSP offering.

    Historically, our interest expense has related to borrowings from Titan to fund our acquisitions and working capital requirements. As of December 27, 1999, we owed approximately $53.8 million to Titan on which we will make quarterly interest payments at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility.

ACQUISITIONS AND STRATEGIC INVESTMENTS

    We completed four acquisitions in 1999. Each of the acquired businesses develops software and solutions that businesses use to streamline and control various business processes. We intend to integrate the software and solutions developed by these companies into our TSP offering.

    TRANSNATIONAL PARTNERS II. In January 1999, we acquired substantially all of the assets of Transnational Partners II, an enterprise application integration consulting company. We acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of our convertible preferred stock. We will pay off an additional $2.8 million note that we issued as part of our acquisition of Transnational Partners II, plus 7% interest thereon, in January 2000.

    MAINSAVER. In November 1999, we acquired J.B. Systems, an EAM company doing business under the name Mainsaver. We acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    ASSIST CORNERSTONE. In December 1999, we acquired Assist Cornerstone, an e-commerce solutions and software company. We acquired Assist Cornerstone for 516,458 shares of our Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, we acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. We acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, we paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Each of these acquisitions was accounted for using the purchase method, resulting in approximately $68.5 million of goodwill. The goodwill from the Transnational Partners II acquisition is being amortized over a 30 year period from the date of acquisition. Goodwill related to the Mainsaver, Assist Cornerstone and SFG Technologies acquisitions is being amortized over a 20 year period from the date of each of the respective acquisitions.

    In addition, in September 1999, together with Sempra Energy's information solutions subsidiary and modis, an application integrator, we established Soliance, which markets and delivers systems and solutions, including TSP offerings, to customers in the utility industry. We invested $5.0 million in cash for a 10% equity interest in the joint venture. Under certain circumstances, we may also be required to make up to $2.5 million in additional capital contributions.

PRO FORMA RESULTS

    Our pro forma historical financial information will not necessarily be indicative of our future operating results or future financial condition. Our pro forma historical financial information includes the operating results of Mainsaver, Assist Cornerstone and SFG Technologies, all of which have historically derived a substantial portion of their revenues from licensing software and sales of hardware. While we will continue to license our software and the software developed by Mainsaver, Assist Cornerstone and SFG Technologies separately, we intend to integrate this software into, and focus our sales and marketing efforts on, our TSP offering. Accordingly, we expect that an increasing percentage of our future revenues will be generated by periodic recurring fees from sales of our TSP offering under long-term contracts, and a decreasing percentage of our future revenues will be generated by licensing of software and hardware sales. Given these changes in our revenue sources that we anticipate will occur as we further develop and launch our TSP offering, our pro forma historical financial information may not be, and should not be relied upon as, a meaningful indicator of our future financial performance.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                      (UNAUDITED)
                                                              ----------------------------
                                                                  1998             1999
                                                              ------------      ----------
                                                                     (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF INCOME INFORMATION:
Revenues....................................................      100.0%           100.0%
Cost of revenues............................................       60.8             67.3
                                                                 ------          -------
  Gross profit..............................................       39.2             32.7
Selling, general and administrative expenses................       23.0             12.8
                                                                 ------          -------
Income from operations......................................       16.2%            19.9%

    REVENUES. Revenues increased to $25.1 million for the nine months ended September 30, 1999 from $7.1 million for the nine months ended September 30, 1998. This increase in revenues was primarily a result of a significant new contract with the District of Columbia that accounted for $9.8 million in revenues in the period and $8.3 million in revenues contributed by the Transnational Partners II business that was acquired in January 1999.

    COST OF REVENUES. Cost of revenues increased to $16.9 million for the nine months ended September 30, 1999 from $4.3 million for the nine months ended September 30, 1998, primarily as a result of an increase in our work under our consulting contracts and growth in our number of billable personnel, including independent consultants, as a result of our acquisition of Transnational Partners II. Our subcontract costs in our consulting business increased from $3.2 million for the nine months ended September 30, 1998 to $12.5 million for the nine months ended September 30, 1999 primarily because of our use of a subcontractor for a majority of the work under our contract with the District of Columbia.

    GROSS PROFIT MARGIN. Our gross profit margin decreased to 32.7% for the nine months ended September 30, 1999 from 39.2% for the nine months ended September 30, 1998. This decrease was primarily due to the increase in subcontract costs described above. We anticipate that our gross profit margin will increase because we expect to reduce our subcontract costs, increase our billable rates, and generate higher margin sales from our TSP offering.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $3.2 million for the nine months ended September 30, 1999 from $1.6 million for the nine months ended September 30, 1998. This increase primarily related to $900,000 in administrative expenses attributable to increased personnel costs and lease expense as a result of our acquisition of the Transnational Partners II business. Selling, general and administrative expenses as a percentage of revenues decreased to 12.8% for the nine months ended September 30, 1999 from 23.0% for the nine months ended September 30, 1998. This percentage decrease resulted from a higher proportion of our administrative costs being billable to customers under some of our contracts. We expect selling, general and administrative expenses to increase significantly as we expand our recruiting efforts, further develop and launch our TSP offering, initiate our branding campaign, increase our direct sales staff, and build our administrative infrastructure.

    INTEREST EXPENSE. Interest expense increased to $691,000 for the nine months ended September 30, 1999 from $123,000 for the nine months ended September 30, 1998. This increase in interest expense primarily related to borrowings from Titan to fund our purchase of the Transnational Partners II business and our working capital requirements.

    INCOME TAX PROVISION. For 1999, we will be included in Titan's consolidated federal income tax return. The provision for income taxes for the nine months ended September 30, 1999 was $1.7 million, compared to $370,000 for the nine months ended September 30, 1998. Following completion of this offering, we expect to file separate federal income tax returns beginning with our return for the year 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997          1998
                                                              --------      --------
                                                                  (IN THOUSANDS)
STATEMENT OF INCOME INFORMATION:
Revenues....................................................    100.0%        100.0%
Cost of revenues............................................     63.9          61.3
                                                              -------       -------
  Gross profit..............................................     36.1          38.7
Selling, general and administrative expenses................     16.7          18.7
                                                              -------       -------
Income from operations......................................     19.4%         20.0%

    REVENUES. Revenues increased 18.7% to $12.1 million for the year ended December 31, 1998 from $10.2 million for the year ended December 31, 1997. The increase in revenues was primarily a result of an increase in work for our principal customer. In 1998 and 1997, substantially all of our revenues were derived from a single customer.

    COST OF REVENUES. Cost of revenues increased 13.8% to $7.4 million for the year ended December 31, 1998 from $6.5 million for the year ended December 31, 1997. The increase in cost of revenues was primarily as a result of an increase in our work under our consulting contract and related growth in our number of billable personnel, including independent consultants.

    GROSS PROFIT MARGIN. Our gross profit margin increased to 38.7% for the year ended December 31, 1998 from 36.1% for the year ended December 31, 1997. This improvement primarily related to increased productivity under our fixed-time, fixed-price contracts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 32.5% to $2.3 million for the year ended December 31, 1998 from $1.7 million for the year ended December 31, 1997. As a percentage of revenues, selling, general and administrative expenses increased to 18.7% for the year ended December 31, 1998 from 16.7% for the year ended December 31, 1997. This increase was due to an increase in our marketing efforts which did not generate revenues in the same period.

    INTEREST EXPENSE. Interest expense increased to $204,000 for the year ended December 31, 1998 from $139,000 for the year ended December 31, 1997. The increase in interest expense related to borrowings from Titan to fund our working capital requirements.

    INCOME TAX PROVISION. In each of 1998 and 1997, we were included in Titan's consolidated federal income tax return. The provision for income taxes for the year ended December 31, 1998 was $908,000, compared to $734,000 for the year ended December 31, 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                                  (IN THOUSANDS)
STATEMENT OF INCOME INFORMATION:
Revenues....................................................    100.0%        100.0%
Cost of revenues............................................     70.3          63.9
                                                               ------       -------
  Gross profit..............................................     29.7          36.1
Selling, general and administrative expenses................     21.2          16.7
                                                               ------       -------
Income from operations......................................      8.5%         19.4%

    REVENUES. Revenues increased 18.0% to $10.2 million for the year ended December 31, 1997 from $8.6 million for the year ended December 31, 1996. The increase in revenues primarily resulted from an increase in our work for our principal customer.

    COST OF REVENUES. Cost of revenues increased 7.4% to $6.5 million for the year ended December 31, 1997 from $6.1 million for the year ended December 31, 1996. The increase in cost of revenues was primarily a result of an increase in our work under our consulting contracts.

    GROSS PROFIT MARGIN. Our gross profit margin increased to 36.1% for the year ended December 31, 1997 from 29.7% for the year ended December 31, 1996. This improvement primarily related to increased productivity under our fixed-time, fixed-price contracts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased 6.9% to $1.7 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses decreased to 16.7% for the year ended December 31, 1997 from 21.2% for the year ended December 31, 1996. This percentage decrease was primarily due to the consolidation of accounting functions and resulting cost savings.

    INCOME TAX PROVISION. In each of 1997 and 1996, we were included in Titan's consolidated federal income tax return. The provision for income taxes for the year ended December 31, 1997 was $734,000, compared to $247,000 for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    We have used cash principally to acquire businesses and to fund working capital. Our cash requirements have been met primarily through loans from Titan and cash flows from operations. As of December 27, 1999, we owed approximately $53.8 million to Titan under a subordinated, unsecured promissory note. We can have a maximum of $70.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. We can prepay amounts outstanding under the promissory note at any time without penalty. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.

    In December 1999, Titan contributed its software integration division to us. As part of this transaction, Titan contributed $7.0 million in cash and eliminated $10.0 million of the division's debt to Titan for $17.0 million of the division's accounts receivable.

    Our operating activities used cash of $1.6 million for the nine months ended September 30, 1999 primarily for working capital (principally accounts receivable) related to our growth during this period.

    Our investing activities used cash of $8.4 million for the nine months ended September 30, 1999. Of this amount, we used $8.0 million in connection with our acquisition of the Transnational Partners II business.

    Our financing activities provided cash of $10.0 million for the nine months ended September 30, 1999. This amount is comprised of amounts borrowed by us from Titan to fund our operating and investing activities discussed above.

    Over the next twelve months, we have the following capital commitments:

    - approximately $3.0 million that we expect to pay in January 2000 to pay off a note (including accrued interest) that we issued as part of the Transnational Partners II acquisition;

    - approximately $6.0 million in capital expenditures to build our command and solution centers to support our TSP offering; and

    - up to approximately $2.8 million that we may pay to the former owners of Mainsaver, Assist Cornerstone and SFG Technologies after completion of audits.

    We expect to incur additional costs and expenditures as we further develop and launch our TSP offering. We also have additional commitments of up to approximately $5.8 million ($1.5 million of which is currently being held in escrow) that we may pay to the former owners of Mainsaver, Assist Cornerstone and SFG Technologies after satisfaction of indemnification obligations owed to us under our agreements to acquire those companies.

    We believe that the cash proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. Further, Titan may be opposed to us raising additional capital when we believe it is desired or required. We also may issue equity or equity-related securities for acquisitions from time to time in the future. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

YEAR 2000

    We have implemented a Year 2000 compliance program to address our information technology systems. We have identified and assigned responsibility to individuals to develop and implement a compliance plan.

    Part of the plan was designed to assess whether our products and services are Year 2000 compliant. Our products and services generally do not have provisions for extended warranties. Accordingly, we do not expect that we will have to spend any material amounts to make any of our prior products Year 2000 compliant. We continue to assess our products, however, particularly those of our recently acquired businesses, and cannot be certain whether any Year 2000 issues will arise. We rely upon Titan for internal systems and Titan has assessed its internal systems and informed us that they are Year 2000 compliant. Each of Mainsaver, Assist Cornerstone and SFG Technologies has represented to us that it has taken commercially reasonable actions to ensure its material internal systems are Year 2000 compliant.

    If our systems fail as a result of the Year 2000 issue, disruptions could occur in certain key business processes such as labor and other cost accumulation, project management and billing. If we cannot timely correct all Year 2000 problems, these problems may cause material adverse effects on our financial position, results of operations or cash flows.

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
    Most of our customers, in particular the U.S. government, utilize complex billing and accounting systems to determine the timing and the amounts that will be paid to us under our various contracts. In addition, our strategic partners rely on complex software systems to coordinate and control their day-to-day operations. These complex systems may not be Year 2000 compliant. Although these customers and strategic partners have advised us that they expect to resolve any Year 2000 issues prior to December 31, 1999, we cannot guarantee that our billing procedures and cycles, or our joint sales and marketing efforts with these partners, will not be interrupted. If these customers' or business partners' Year 2000 issues are not resolved, our financial position, results of operations or cash flows could be materially and adversely affected.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We currently are exposed to market risks related to changes in interest rates. Some of the proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise. Additionally, our future borrowings will have a variable component that will fluctuate as interest rates change. If market interest rates were to increase immediately and uniformly by 10%, there would not be a material impact on our results of operations or on our balance sheet.

    We began receiving a portion of our revenues, and paying a portion of our expenses, in Canadian dollars after our aquisition of SFG Technologies. Revenues from our other international operations are denominated in U.S. dollars. At this time, we do not believe that our international operations subject us to material risks from fluctuations in currency exchange rates.

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
                                    BUSINESS

OVERVIEW

    We are a total services provider, or TSP, of comprehensive information technology solutions for our customers' business functions. We operate, host, manage and support standard and proprietary software applications tailored for our customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management. By using our proprietary software applications in addition to standard software application packages, we can rapidly build and deploy solutions that best meet our customers' needs. Our customers will have the option of leasing either total solutions or components of our TSP offering under long-term contracts, providing them with lower and more predictable capital and operating costs for their information technology requirements. Our solutions are scalable and reliable and enable our customers to manage the increasing frequency and complexity of e-business transactions. These solutions operate with our customers' existing internal systems and with those of their trading partners and provide our customers with a single source of contact for their information technology requirements. We define e-business as transactions effected through the Internet or other electronic communication systems.

    We develop solutions in collaboration with our customers in solution centers located in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, Washington, D.C., and Woodland Hills, California. Our customers include 800.com, Calculated Industries, Dean & DeLuca, the District of Columbia, the FAA, First Security Service Company, Hale Indian River Groves, Mid-American Designs, Nortel, Oreck, Sempra Energy and Waste Management. We have expertise in multiple industries, including utilities, telecommunications, basic services, such as waste disposal, and retail. We intend to further penetrate these industries by establishing strategic alliances and joint ventures with industry leaders. We also participate in partnership programs with leading providers of software, hardware and other elements of our TSP offering. For example, we have application hosting agreements with Exodus Communications and Intel. We currently have 266 professionals developing and implementing our solutions.

INDUSTRY BACKGROUND

    The rapid growth of the Internet and increased frequency of e-business transactions is creating significant new opportunities and challenges for businesses. Businesses are using the Internet to improve communications internally and with their trading partners, to enhance operational efficiencies and to strengthen customer relationships. The impact of the Internet encompasses both business-to-business and business-to-consumer transactions. Forrester Research, an independent research firm, projects that the market for business-to-business e-business will grow from $43 billion in 1998 to $1.3 trillion in 2003 while business-to-consumer e-business will grow from $8 billion to $108 billion over the same period.

    The complexity of e-business transactions has accelerated with the widespread adoption of the Internet. For example, these transactions frequently contain complex billing mechanics and settlement terms that involve multiple parties who participate in the supply and fulfillment chain. Tracking these payments and settlements requires scalable and reliable information technology systems that facilitate the flow of information both within organizations and externally. Businesses face significant challenges in their efforts to capitalize on the opportunities presented by the Internet, including:

    - developing comprehensive end-to-end e-business solutions that link web sites with accounting and fulfillment systems and accommodate and account for complex billing, settlement and supply-chain transactions;

    - tailoring standard software applications to their business processes while ensuring that these applications are compatible with those of their trading partners;

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
    - solving integration and compatibility issues caused by the patchwork of legacy systems that businesses often implemented without a focused information technology strategy;

    - integrating data from disparate systems to increase its value; and

    - adopting and integrating new and rapidly changing technologies while preserving investments in existing systems.

    Companies must meet these challenges while overcoming a number of obstacles, including:

    - capital constraints and total cost of ownership;

    - technological obsolescence of many current systems;

    - ensuring that e-business applications are available at all times;

    - meeting increased online customer service demands; and

    - attracting and retaining qualified information technology professionals.

    International Data Corporation, an independent research firm, expects the worldwide market for Internet services to grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003. International Data Corporation defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites.

    Many businesses currently have to juggle multiple applications, integrators and vendors to address their e-business challenges. Most information technology companies specialize in only a single aspect of total services delivery, such as web design, application development, systems integration or hosting of commercially available applications. For example, application service providers, or ASPs, generally only host and manage standard third party software applications at a centrally managed facility. The complexity of combining all of these elements from different providers makes it difficult for businesses to implement e-business solutions in a cost-effective and timely manner.

    Accordingly, businesses are increasingly demanding that information technology services companies have a comprehensive understanding of their business processes and deliver a tailored solution that combines strategy, systems integration, hosting and support. We believe that this demand is largely unmet in the information technology service provider and ASP marketplaces.

THE CAYENTA SOLUTION

    We offer tailored solutions for customers seeking timely delivery of cost-effective and comprehensive solutions for their business requirements. We believe that the following features of our solutions differentiate us from our competitors:

    WE ARE A TOTAL SERVICES PROVIDER. We operate, host, manage and support standard and proprietary software applications tailored for our customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management. We extend the ASP offering by tailoring these software applications to customer requirements, providing software enhancements, and enabling interoperability among the customer's internal and hosted applications and those of its trading partners. We also provide our customers with comprehensive system management, including monitoring and control of applications, interfaces, servers, networks and customer work stations. Our TSP offering is based on our software engineering methodology, system configuration and integration expertise, and industry knowledge. We believe our TSP offering provides our customers with a number of benefits over internally developed and hosted systems, including lower and more predictable capital and operating costs, timely deployment, adaptable solutions, and scalable and reliable hosted applications. In addition, our relationships with third party vendors enable our customers to establish new relationships with key

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
service providers. We also offer most aspects of our TSP offering on a stand-alone basis for customers requiring a less comprehensive solution.

    WE OFFER A COMPLETE E-BUSINESS SOLUTION. We provide comprehensive and integrated solutions for our e-business customers. We integrate a customer's web site and other business support systems with our proprietary solutions for order processing, catalog management, customer service, inventory management, order fulfillment, billing, collections, and account settlement. These solutions provide our customers with a single point of contact for managing and monitoring all of their e-business transactions. We also maintain relationships with third party vendors to provide many of the supporting services used in e-business, including banking, shipping, credit verification and telecommunications. In addition, we are creating advanced system hosting environments, including a web, application and data center and redundant network access and power, to enable our offering of more effective, reliable and scalable e-business solutions.

    WE OFFER REVENUE CYCLE SERVICES. We offer revenue cycle services, or RCS, which allow our customers to price their products and services and track, collect, and settle billing and payment transactions with customers and trading partners. Our RCS offering addresses problems related to customer enrollment, credit worthiness, purchasing, contract management, bill generation, bill presentment, collections and settlement. Our RCS offering is tailored for utilities and basic service providers, such as waste disposal companies, as well as customers doing business over the Internet. Our software also provides audit and compliance functions that accommodate the complex contract terms prevalent in e-business and permit our customers to more effectively monitor their receivables and manage the fulfillment process. By using our RCS offering, our customers are better able to understand their cost structure and improve their vendor relationships.

    WE CREATE INTEROPERABLE AND ADAPTABLE SOLUTIONS. Our solutions are interoperable, permitting our customers to integrate different systems within their organizations and between their organizations and those of their trading partners. Our solutions also are adaptable, accommodating customer technology preferences while facilitating easy access across the Internet. The interoperability and adaptability of our solutions is based in part on our software, which supports multiple open computing standards. By being interoperable, our solutions reduce our customers' manual and redundant business processes and related costs, and enable the timely creation of new trading channels. By being adaptable, our solutions permit our customers to add or change software applications rapidly as their businesses evolve.

    WE TAILOR OUR SOLUTIONS FOR OUR CUSTOMERS' BUSINESS PROCESSES. All of our solutions allow customers to supplement standard software applications with additional functionality tailored to their business needs. To achieve this additional functionality, we use separate software components that extend the capabilities of standard software applications. For example, we package our expertise in specific industries, such as utilities and retailing, into standardized business solutions that we then modify for our customers. Our industry expertise helps us accurately define and deliver customer tailored solutions that effectively address their market dynamics and business opportunities. In addition, our customers benefit from reusable software components and processes that enable us to deliver our solutions in a timely and reliable manner.

CAYENTA STRATEGY

    Our objective is to become the leading TSP. In order to achieve this objective, we intend to pursue the following strategies:

    BUILD OUR TSP CUSTOMER BASE. We intend to capitalize on our existing customer relationships to generate TSP sales as our customers replace or upgrade systems and increase their e-business activities. We will also market our TSP offering to new customers by developing an industry-focused direct sales force specializing in TSP sales. We will provide special incentives to our sales force to convert existing

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
customers to our new TSP offering. We also intend to create new sales channels for our TSP offering by developing relationships with hosting companies and third party software providers. We believe our TSP offering will allow us to establish stronger relationships with customers, provide a recurring revenue stream, and enable us to sell additional services.

    CONTINUE TO ENHANCE OUR TSP OFFERING. We intend to expand our TSP capabilities by establishing command centers where we will monitor, manage and support our customer solutions, including elements of those solutions provided by third parties. We also intend to establish additional solution centers in strategic locations to develop our TSP offering and other solutions in collaboration with customers. We further intend to enhance our TSP offering by developing solutions for other business processes such as customer relationship management. We plan to add these new solutions by establishing strategic alliances and partnerships with industry and technology leaders as well as by enhancing our current solutions.

    TARGET SPECIFIC INDUSTRIES. We target industries whose complex information technology and time to market requirements make them natural customers for our TSP offering. We currently have expertise in multiple industries, including utilities, telecommunications, basic services, such as waste disposal, and retail. We intend to further penetrate these industries by establishing strategic alliances and joint ventures with industry sector leaders and hiring senior executives from within these industries. As part of these efforts, we intend to engage in joint systems development, whereby both we and our partner retain rights to developed solutions, and enter into joint arrangements with customers to resell solutions. For example, through Soliance we provide TSP services to Soliance's customers in the utility industry. We expect that these ventures will provide us with opportunities to broaden our technical offerings and to create new sales and marketing channels. We believe that focusing on specific industries provides us with a competitive advantage in developing solutions for those industries, and expands our market coverage while decreasing our dependence on individual industries.

    PROMOTE THE CAYENTA BRAND. Our goal is to create brand recognition of Cayenta as the leading TSP. To promote our brand, we intend to expand our corporate marketing and advertising efforts, with the specific objective of targeting selected industries. We believe establishing the Cayenta brand will enable us to market our TSP offering more effectively and to differentiate us from our competitors.

    PURSUE RESCUE MISSIONS. We plan to provide rescue services for customers faced with failing information technology projects and to use these rescue projects to establish long-term customer relationships. We believe that providing these solutions and services will result in sustained revenues and future opportunities to sell our TSP offering.

    ATTRACT AND TRAIN QUALIFIED PERSONNEL. To expand our business and satisfy anticipated increases in customer demand for our TSP offering, we intend to aggressively recruit new staff. We also may add new staff through strategic acquisitions. We believe opening new solution centers that allow us to support our customers locally will relieve our staff's travel burdens and be attractive to potential technical and consulting employees.

    CONTINUE TO DEVELOP CORE COMPETENCIES. We will expand our systems integration and software application development expertise. We intend to continue incorporating advanced systems technologies into both standard and tailored software applications that we design and implement for customers. We seek out and test new technologies as part of our internal research activities and in conjunction with customer projects. We invest in advanced systems technology such as Internet and portal applications, data warehouses and custom client server and distributed systems. We augment our software offerings by utilizing software from open source and other Internet-based software development initiatives. Our ability to successfully implement solutions based on leading technology enables us to gain insight into the relative strengths and weaknesses of competing technologies and to sell value-added consulting and integration services.

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
THE CAYENTA APPROACH

    We have a specific delivery approach that enables us to predictably and efficiently deliver our solutions. Our approach facilitates early identification of customers' needs, the scope of required solutions, and the time and resources necessary to complete the project. We structure our projects into distinct phases and iteratively develop solutions in collaboration with our customers. Our approach results in the delivery of quality solutions that evolve to accommodate the continually changing nature of business and technical environments. Our approach is comprised of five separate, related stages-- assessment, design, construction, production staging and operations.

    ASSESSMENT. We begin all of our projects by performing our strategic needs assessment process, or SNAP. SNAP consists of detailed requirements analysis to ensure that the solutions we create meet our customers' business needs. Based on our SNAP analysis, we create a blueprint for a comprehensive solution that meets the identified needs of our customers. The blueprint combines software application packages, system configuration information, specialized software, hardware specifications, and enabling technologies. These blueprints serve as the guide for our future design and development work.

    DESIGN. We base our designs on well-defined system architectural principles that provide a critical foundation for the successful design, development, implementation, operation and evolution of our solutions. These architectural principles include strict separation of software components, utilization of open systems standards and avoidance of proprietary vendor system features. These architectural principles permit implementation of our solutions across multiple computers and networks. Our system designs address both functional aspects that facilitate a quality end-user experience and management aspects required by system administrators to deliver a reliable and scalable solution.

    CONSTRUCTION. During construction, we translate our designs into executable solutions by writing software and configuring applications. As part of the construction process, we test our solutions against the requirements defined during our SNAP analysis. We construct our solutions in part from existing, proven software both to minimize time-consuming software development and to increase system reliability.

    PRODUCTION STAGING. The production staging phase of our approach is designed to ensure the successful deployment of our solutions into operations. This phase includes the configuration of system servers and networks, including Internet, intranet and extranet connections. We also conduct parallel testing with existing systems when necessary, and conduct final performance testing and refinement of our solution. We institute procedures needed to support the solution during operations and provide training for end-users and system administrators.

    OPERATIONS. We provide ongoing operational support of our solutions. We provide both systems administration and other value-added services for our customers. System administration functions include back-up and maintenance of implemented solutions and networks. Value-added functions include management of third party suppliers, such as telecommunications, credit checking, printing and transportation providers. We also apply our industry expertise to perform business functions that are integral to solutions we have developed and implemented when customers request those services. For example, our RCS customers may ask us to help them implement a rate change or launch a new product.

    Key competitive advantages of our approach include:

        DECISION STATE ARCHITECTURE. We use formal analytical decision-making techniques to help design solutions to business problems. These techniques enable us to develop blueprints for our customers' problems and select the systems and services that best fit the customers' requirements.

        REUSABLE PROCESS AND SOFTWARE SOLUTIONS. Our process and software solutions enable our engineers to reuse rather than reinvent solutions that have proven to be effective for our

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
    customers. This allows us to provide timely and cost-effective solutions to customers and to readily share staff across projects while simultaneously serving an important quality control function.

        INDUSTRY EXPERTISE. We continue to increase our technical staff with industry expertise in our target markets. These experts provide us with industry experience and assist in the development of process and software solutions to create industry-specific templates. These templates contain model solutions, project plans, software configuration settings, interfaces, and system integration components that we can reuse for customers in those industries. We use these templates to rapidly deploy a proven solution that we believe reflects best practices in a particular industry for our customers in that industry.

        UTILIZATION OF SOLUTION CENTERS. We use solution centers to develop solutions in collaboration with our customers. These solution centers provide complete access to our shared process and software solutions and industry-specific templates. We believe our solutions centers enable us to provide high quality customer service and develop long-term customer relationships.

CUSTOMER SOLUTIONS

The following case studies are representative of the solutions we provide our customers.

    SEMPRA ENERGY CHALLENGE:

    To facilitate the integration of the information technology operations of two large utilities whose parent companies merged and create an information technology solution for operations in the deregulated industry.

    OUR SOLUTION:

    We developed a set of shared software development and integration components that reduced Sempra Energy's development and operational support costs, linked SAP with Sempra Energy's legacy systems in less than 200 days, developed a new billing and contract management system for the deregulated environment, implemented enterprise directory and security systems, and deployed Internet business applications for our customer. We also created training and mentoring programs to assist Sempra Energy's information technology staff.

    ENERGY AMERICA CHALLENGE:

    To build a complete RCS solution in under eight weeks for a rapidly growing retailer of gas and electricity and provide ongoing operational support as a TSP through Soliance.

    OUR SOLUTION:

    We provided customer enrollment, contract management, and customer billing and care applications to Energy America that are reusable and facilitate its entrance into new markets. We also integrated Energy America's accounting and wholesale commodity purchase systems with the systems of its banking, utility, and printing service providers. As part of our TSP offering through Soliance, we assist Energy America in developing new rates, resolving customer disputes, and performing both operational and regulator-driven analysis.

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
    FEDERAL AVIATION ADMINISTRATION CHALLENGE:

    To create a unified information system to monitor and analyze the status of the U.S. air traffic control system for the FAA.

    OUR SOLUTION:

    We developed a web portal application that utilizes our systems integration, data warehousing, and web technology to link major information systems of the FAA, and integrated and organized data from these operational and reporting systems to enable the FAA to consolidate data and gain insight on the operating performance of the U.S. air traffic control systems. These solutions are accessible on the FAA's intranet using standard browser technology.

    WASTE MANAGEMENT CHALLENGE:

    To provide Waste Management with scalable systems that integrate operations resulting from its merger and acquisition activity.

    OUR SOLUTION:

    In one week, we created web-based tracking and status tools that enable Waste Management to monitor financial and key operational measures. We also provided a complete information technology blueprint to enhance Waste Management's information technology environment, including recommendations for application packages, system integration architecture, system management tools, data architecture, and Internet strategy and recommended improvements in Waste Management's revenue cycle management process. We continue to build and deploy Internet solutions to help Waste Management better manage its core operations.

    800.COM CHALLENGE:

    To create a scalable end-to-end e-business solution for a leading Internet retailer of consumer electronics and home entertainment products.

    OUR SOLUTION:

    We installed and integrated our e-business order and revenue cycle services with 800.com's web site and accounting and fulfillment systems, enabling 800.com to handle over 10,000 orders per day, reduce its manual business processes and provide customer care over the Internet and through its call centers. With our system, 800.com can recognize and process an order as soon as it is placed.

PRODUCTS

    We completed three acquisitions in late 1999 to further develop our TSP offering. Each of the acquired companies develops software and solutions that businesses use to streamline and control various business processes. These software and solutions are an essential part of our TSP offering.

    MAINSAVER--ENTERPRISE ASSET MANAGEMENT SOFTWARE. Mainsaver's software enables customers to efficiently manage their equipment maintenance processes. This software addresses maintenance scheduling, materials and parts management, and work order processing. We believe that the addition of Mainsaver to our TSP offering will increase the attractiveness of our TSP offering to industries whose substantial asset bases require maintenance and repair, such as utilities, transportation, and facilities management operations.

    ASSIST CORNERSTONE--E-COMMERCE SOFTWARE. Assist Cornerstone's software provides general ledger, accounts receivable, accounts payable, financial report preparation, order entry, purchasing, customer

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
care, inventory management, and sales and order analysis functions, allowing customers engaged in e-commerce to immediately monitor transactions from order receipt to fulfillment. Assist Cornerstone's software integrates these functionalities with a customer's e-commerce web site.

    SFG TECHNOLOGIES--RCS. SFG Technologies' software provides revenue cycle services to utilities, including a customer information management and billing system, and supports delivery of multiple utility services, such as electric, gas and water. This software enables utilities to improve productivity, expand business capacity, and enhance customer service.

CUSTOMERS

    The following is a representative list of our current customers:

800.com                                Hale Indian River Groves
Calculated Industries                  Mid America Designs
Dean & DeLuca                          Nortel
District of Columbia                   Oreck Corporation
Federal Aviation Administration        Sempra Energy
First Security Information Technology  Waste Management

    For the nine months ended September 30, 1999, revenues from three customers (District of Columbia, Sempra Energy and the FAA) accounted for approximately 97% of our revenues on an actual basis and approximately 53% of our revenues on a pro forma basis, with revenues from government business accounting for approximately 65% of our actual revenues and approximately 35% of our pro forma revenues. During 1998, revenues from one customer (the FAA) accounted for approximately 92% of our actual revenues. Our contracts with government agencies are typically only funded on an annual basis, and those agencies may cancel our contracts at any time without penalty or change their contract requirements or contract budgets. We currently provide solutions and services to the FAA although our contract with it has expired.

    We believe that we will continue to derive a significant portion of our revenues from a limited number of customers. If any of these customers do not need or want to engage us to develop additional solutions or perform additional services for them or cancel or modify their contracts with us and we are not able to sell our solutions or services to new customers at comparable or greater levels, our revenue will decline significantly.

PROFESSIONAL ENVIRONMENT

    Our success depends in substantial part on our ability to recruit, train and retain qualified information technology services professionals. In order to realize these objectives, we strive to create a professional environment in which our employees can be creative and enhance their skills. These efforts consist of:

    - offering opportunities for rotation between technical assignments to ensure that our employees do not feel their opportunities for growth are limited;

    - developing "Cayenta University" which will include formalized product training for the technologies and products that we use and support; and

    - allowing our professionals opportunities to use leading technologies which provides them with continuing intellectual challenge and maintains and enhances their skills.

    In addition, we have a results-oriented culture that rewards employees for successfully fulfilling customer expectations. These incentives include merit-based compensation, on-the-spot bonuses for delivering solutions under pressure, and additional stock options.

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
    We believe that the availability of these opportunities and incentives helps maintain the entrepreneurial nature of our organization and provides our employees with tangible evidence that we value their work and commitment. We also believe that these opportunities and incentives have played a significant role in our ability to attract and retain talent. This new talent will supplement our core group of professionals who have worked together in a variety of organizations for several years.

    To attract qualified personnel we maintain an internal recruiting organization as well as using professional search firms. We also make extensive use of Internet job search sites and grant special bonuses to our employees for successful recruiting efforts.

MARKETING, SALES AND RELATED ALLIANCES

    MARKETING. Our marketing goal is to generate significant brand awareness of Cayenta and our TSP offering. We target industries that have complex information technology and time to market requirements. Our internal marketing and advertising staff is working with a professional communications firm that we have retained to establish our brand identity.

    Our direct marketing activities include direct mail, e-mail and seminars targeted at senior executives of Global 1000 companies that are seeking to establish an e-business presence or that require redesigned e-business solutions. We also target emerging Internet companies that seek a comprehensive e-business solution. We participate in cooperative marketing and trade show programs with our software and solution partners. In addition, we seek opportunities for our executives and technical staff to publish articles and speak in industry forums.

    SALES. We have organized our sales teams to execute our strategy of migrating existing customers to our TSP offering. We have recently created a staff of business development professionals who are teamed with our field sales representatives to sell our TSP offering to existing and prospective customers.

    Our products and services are offered broadly in North America through a direct sales organization based in the United States, and on a limited basis in Europe through a dedicated distributor based in the United Kingdom. Currently, we have 30 sales and business development representatives located in cities throughout North America, including Atlanta, Georgia, Boston, Massachusetts, Chicago, Illinois, Dallas, Texas, Los Angeles, California, Salt Lake City, Utah, Seattle, Washington and Vancouver, British Columbia. We intend to expand our sales organization both domestically and internationally. To date, our revenues from sales of our products and services to customers located outside the United States have not been significant.

    We have developed programs to attract and retain high quality, motivated business development, sales, pre-sales, and post-sales support personnel. The complexity of our customers' problems neccessitates that we hire personnel with a high degree of technical knowledge. We seek people who have selling skills in addition to technical expertise. We also intend to recruit executives in selected industries whose reputation and relationships within those industries will create opportunities for sales of our TSP offering.

    RELATED ALLIANCES. We have service partnerships with web hosting and service suppliers such as Exodus Communications and Intel, and intend to market our solutions and services to their customers. We plan to pursue strategic alliances with software, telecommunications and hardware providers, as well as leading companies in selected industries. As part of these efforts, we intend to develop joint sales and marketing arrangements that will enable us to offer our solutions to their customers and develop additional marketing and sales channels.

    We market our TSP offering and other solutions to the utility industry through our Soliance joint venture.

    We participate in partnership programs with leading technology companies, including:

    - hardware: Hewlett-Packard, IBM, and Sun Microsystems;

    - software: Microsoft, Oracle, SAP, Cognos, Harbinger, and QAD; and

    - business providers: Doculink, Group 1 Software, Tava Technologies, Metamor Worldwide, and modis.

    These partnership programs allow us to resell or incorporate our partner's technology into our solutions and provide insight into industry trends.

COMPETITION

    The information technology services business is intensely competitive and subject to rapid technological change. We expect the competition to continue and intensify. Our competitors include:

    - application service providers, such as Breakaway Solutions and USinternetworking;

    - information technology service providers and system integrators, such as Andersen Consulting, Answerthink, Cambridge Technology, EDS, KPMG, Sapient and Tanning Technology;

    - Internet professional service providers, such as Proxicom, Scient, and US Interactive;

    - internal information technology departments of current and potential clients.

    In comparison with us, many of our competitors are larger, and have more brand recognition and substantially greater financial, infrastructure, personnel and marketing resources. In addition, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the application integration and consulting components of our TSP offering, are low. Therefore, we expect to continue to face additional competition from new entrants into our industry. For example, we expect software product companies to become a competitor in the future.

    We believe that the principal competitive factors in our business are:

    - client value and service;

    - the reputation and experience of personnel delivering solutions and services;

    - the success and reliability of the delivered solution and service;

    - technical knowledge and creative skills; and

    - the ability to attract and retain professionals.

    We believe that we presently compete favorably with respect to each of these factors. The market for our solutions and services is evolving, however, and we cannot be certain that we will compete successfully in the future.

INTELLECTUAL PROPERTY

    We have developed proprietary process and software solutions, industry-specific templates, methodologies, practices, tools, processes and software in connection with delivering our services. We rely on a combination of trade secret, copyright and trademark laws to protect our proprietary rights. In particular, we require each of our key employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of our intellectual property, and that any intellectual property which they develop while employed by us is our property.

EMPLOYEES

    As of December 27, 1999, we had a total of 359 employees (including employees of Mainsaver, Assist Cornerstone and SFG Technologies), including 88 in the engineering and development group, 144 in the consulting and integration services group, 34 in the customer support group, 48 in the sales and marketing group and 45 in the executive, administrative and back-office groups. No employees are represented by a labor union, and we consider our employee relations to be good.

FACILITIES

    Our principal executive offices are located in San Diego, California, and cover approximately 7,150 square feet under a lease expiring in March 2004. We currently have solution centers in Burnaby, British Columbia, Orlando, Florida, Reston, Virginia, Salt Lake City, Utah, San Diego, California, Washington, D.C., and Woodland Hills, California with square footage which ranges between 3,600 and 52,496 square feet under leases expiring over the next eight years. We have signed a letter of intent to lease a 45,000 square foot facility in San Diego that will be used as a command center. We expect to occupy this facility in February 2000. We intend to replicate solution centers and, to a lesser extent, command centers in other strategic geographic locations, and will need to obtain access to appropriate facilities in order to do so. In addition, while we consider our current and planned facilities in San Diego and elsewhere adequate for current operations, we expect that we will need to lease additional facilities in those locations as our operations expand.

LEGAL PROCEEDINGS

    We are not presently involved in any material legal proceedings. However, we are subject to litigation from time to time in the ordinary course of our business, and we may in the future become subject to litigation that may have a material adverse affect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about our directors, executive officers and key employees as of December 27, 1999:

                   NAME                       AGE                           POSITION
                   ----                     --------                        --------
David P. Porreca..........................     57      President, Chief Executive Officer and Director

Gene W. Ray...............................     61      Chairman of the Board of Directors

William G. Atkinson.......................     45      Senior Vice President, Sales and Marketing

Nicholas J. Costanza......................             Senior Vice President, General Counsel and
                                               44      Secretary

Eric M. DeMarco...........................     36      Executive Vice President

Edward M. Lake............................     45      Senior Vice President and Chief Financial Officer

Curtis R. Smith...........................             Senior Vice President, Operations and
                                               43      Administration

Gregory R. Smith..........................     42      Chief Technical Officer

Robert E. La Blanc........................     65      Director

    DAVID P. PORRECA has served as our Chief Executive Officer and as one of our directors since January 12, 1999. From June 1995 to December 1998 he served as Chief Executive Officer and Senior Member of an enterprise software consulting company, Transnational Partners II. From August 1989 to June 1995 he served as Chief Executive Officer of Expersoft Corporation, a software development and services company. Mr. Porreca received a Bachelor of Science from Niagara University and a Master of Science from Alfred University.

    GENE W. RAY has served as one of our Directors and our Chairman since September 1997. He was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. He served as a Director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of The Titan Corporation since the merger and became Chairman of the Board in 1999. He currently serves on the board of directors of The Titan Corporation, a provider of state-of-the-art communications and information solutions to U.S. military and allied government agencies and commercial customers. Dr. Ray received a Bachelor of Science from Murray State and a Master of Science and Ph.D. from the University of Tennessee.

    WILLIAM G. ATKINSON has served as our Senior Vice President, Sales and Marketing since October 1999. From March 1999 to October 1999 he served as Senior Vice President of Worldwide Sales of Vertel Corporation, a telecommunications software company. From October 1996 to March 1999 he served in various positions, including Vice President Worldwide Sales, Chief Financial Officer, Chief Executive Officer and Chairman of the Board of Directors of Expersoft Corporation, a software development and services company. Prior to October 1996, he held a variety of sales and management positions with Arbor Software, a financial applications software company, and Dun & Bradstreet Software, an enterprise resource planning application software company.
Mr. Atkinson received his Bachelor of Science from Northern Illinois University.

    NICHOLAS J. COSTANZA has served as our Senior Vice President, General Counsel and Secretary, since August 1999. Mr. Costanza has also served as Senior Vice President, General Counsel and Secretary of The Titan Corporation since August 1999. From 1998 to August 1999 he was Executive Vice President, General Counsel and Secretary of Efinity Corporation, a manufacturing company. From November 1995 to 1998 he served as Vice President, Chief Administrative Officer, General Counsel and Secretary of Exide Electronics Group, Inc., a manufacturing company.
Mr. Costanza received a Bachelor of Arts from Rutgers University and a Juris Doctor from Villanova University.

    ERIC M. DEMARCO has served as our Executive Vice President since September 1997. He served as our Chief Financial Officer from September 1997 to December 1999. He served as Senior Vice President and Chief Financial Officer of The Titan Corporation from January 1997 to August 1998 and has been Executive Vice President and Chief Financial Officer of The Titan Corporation since August 1998. From June 1986 to January 1997 he was a Senior Manager with Arthur Andersen LLP. Mr. DeMarco received a Bachelor of Science from the University of New Hampshire.

    EDWARD M. LAKE has served as our Senior Vice President and Chief Financial Officer since December 1999. From October 1998 to September 1999, he served as Executive Vice President and Chief Financial Officer for Woodfin Suite Hotels, a hotel property and management company. From December 1996 to April 1998, he served as Vice President, Chief Financial Officer and Secretary for Optimay Corporation, a mobile telecommunications software company. From February 1992 to April 1996, he served as Executive Vice President, Chief Financial Officer and Secretary for Intelligent Surgical Lasers, Inc., a medical device company. Mr. Lake received a Bachelor of Science from San Diego State University and is a Certified Public Accountant in the State of California.

    CURTIS R. SMITH has served as our Senior Vice President, Operations and Administration since January 1999. From July 1996 to December 1998, he served as the Director of Shared Services and Controller for the non-defense divisions of The Titan Corporation. From June 1995 to May 1996 he served as Chief Financial Officer and Chief Operating Officer of Chelsea Companies, a wholesale distribution company. Prior to June 1995, he was Vice President of Finance and Operations for Heating and Cooling Supply, Inc., a supplier of climate control products. Mr. Smith received a Bachelor of Science from San Diego State University and is a Certified Public Accountant in the State of California.

    GREGORY R. SMITH has served as our Chief Technical Officer since
January 12, 1999. From September 1996 to December 1998 he served as Senior Member of Transnational Partners II, LLC, an enterprise software consulting company. From July 1995 to August 1996, Mr. Smith provided independent information technology consulting services as the founder of Select Systems Analysis. From September 1991 to June 1995 he served as Vice President of Product Development at Expersoft Corporation, a software development and services company. Mr. Smith received a Bachelor of Arts from the University of California at San Diego.

    ROBERT E. LA BLANC has served as one of our Directors since September 1997. He was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981 he was Vice Chairman of Continental
Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technologies consulting firm. He currently serves on the board of directors of The Titan Corporation, a provider of state-of-the-art communications and information solutions to U.S. military and allied government agencies and commercial customers, Salient 3 Communications, Inc., a telecommunications equipment and services company, Storage Technology Corp., a provider of network computing storage, Tribune Company, a media company, Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, and a family of Prudential mutual funds. Mr. La Blanc received a Bachelor of Science from Manhattan College and a Master in Business Administration from New York University.

BOARD COMMITTEES

    Our board of directors currently has no committees. Prior to completion of the offering, the board of directors will seek to appoint to the board at least two individuals who are independent from Cayenta or Titan. Concurrent with these appointments, the board expects to create audit and compensation committees, the members of which will be independent directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, we did not have a compensation committee. The board of directors made all decisions concerning executive compensation during 1998.

COMPENSATION OF DIRECTORS

    Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses incurred in connection with attendance at board and committee meetings. All directors are eligible to participate in our 1997 Stock Option Plan.

EXECUTIVE COMPENSATION IN FISCAL 1998

    Almost all of our executive officers began to work for us after December 31, 1998. Accordingly, information given below is only for Dr. Gene W. Ray and Mr. Eric DeMarco who served as our Chief Executive Officer and Chief Financial Officer, respectively, prior to December 31, 1998. The compensation described in this table was paid by Titan for services rendered in all capacities to Cayenta and Titan. In addition, the table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of his or her salary and bonus as disclosed in this table.

                                           ANNUAL COMPENSATION      LONG-TERM COMPENSATION AWARDS
                                           -------------------   -----------------------------------
                                                                    SECURITIES
                                                                    UNDERLYING          ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY     BONUS     TITAN OPTIONS (#)    COMPENSATION
       ---------------------------         --------   --------   -----------------   ---------------
Gene W. Ray .............................  $408,366   260,000          200,000          $46,740(1)
  Chief Executive Officer

Eric M. DeMarco .........................   202,934   150,000           60,000           24,173(2)
  Chief Financial Officer

------------------------

(1) Represents Titan's contributions of $8,000, $33,000 and $2,624 on Dr. Ray's behalf to Titan's 401(k) Retirement Plan, Supplemental Retirement Plan for Key Executives, and Employee Stock Ownership Plan, respectively, and interest earned in Titan's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code).

(2) Represents Titan's contributions of $8,000, $15,000 and $1,020 on Mr. DeMarco's behalf to Titan's 401(k) Retirement Plan, Supplemental Retirement Plan for Key Executives, and Employee Stock Ownership Plan, respectively, and interest earned in Titan's Supplemental Retirement Plan for Key Executives that exceeded 120% of the applicable federal long-term rate with compounding (as prescribed under Section 1274(d) of the Internal Revenue
    Code).

CAYENTA OPTION GRANTS IN FISCAL 1998

    We did not grant any options to Dr. Ray or Mr. DeMarco during the fiscal year ended December 31, 1998.

TITAN OPTION GRANTS IN FISCAL 1998

    The following table sets forth each grant of stock options by Titan during 1998 to each of Messrs. Ray and DeMarco.

                                                  INDIVIDUAL GRANTS
                        ---------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                                   PERCENT OF                                      ASSUMED ANNUAL RATES OF
                                               TOTAL TITAN OPTIONS                               STOCK PRICE APPRECIATION FOR
                        NUMBER OF SECURITIES       GRANTED TO        EXERCISE OR                        OPTION TERM(4)
                          UNDERLYING TITAN          EMPLOYEES        BASE PRICE    EXPIRATION   ------------------------------
         NAME            OPTION GRANTED(1)      IN FISCAL 1998(2)    (PER SHARE)    DATE(3)         5%                10%
         ----           --------------------   -------------------   -----------   ----------   -----------      -------------
Gene W. Ray...........        200,000                 24.76%            $5.00       11/03/08     $628,895         $1,593,742
Eric M. DeMarco.......         60,000                  7.43              5.00       11/03/08      188,668            478,123

------------------------

(1) Incentive stock options granted by Titan in 1998 were granted at fair market value and are exercisable starting 12 months after grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. If Titan were acquired by another company, the options would automatically vest unless the acquiring company assumes the options.

(2) In 1998, employees of Titan received stock options covering a total of 807,876 shares.

(3) The options described above were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) Present value was calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of Titan's stock, which will be determined by future events and unknown factors.

AGGREGATED CAYENTA OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION
  VALUES

    None of our named executive officers exercised options in 1998.

AGGREGATED TITAN OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, with respect to Dr. Ray and Mr. DeMarco, information regarding the number and value of securities underlying unexercised options held by Dr. Ray and Mr. DeMarco as of December 31, 1998.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                SHARES                     AT FISCAL YEAR-END              FISCAL YEAR-END
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Gene W. Ray.................       --          --        330,000        400,000        $432,500       $212,500
Eric M. DeMarco.............       --          --         25,000        135,000          23,437        100,312

    Dollar values in the table above are calculated by taking the fair market value of Titan's common stock as of the date of exercise, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by Titan's board of directors on the date of grant.

EMPLOYMENT AGREEMENTS

    On January 12, 1999, we entered into an Employment Agreement with David P. Porreca, our Chief Executive Officer. This agreement has a three year term commencing on January 1, 1999. It provides for an annual base salary of $350,000 per year and for an annual performance bonus of up to $300,000. In addition, Mr. Porreca is also eligible to receive options to purchase 125,000 shares of our Class A common stock at an exercise price of $.36 per share and options to purchase 30,000 shares of Titan common stock. Further, Mr. Porreca is entitled to receive all other employment benefits generally available to our other executive and managerial employees. This agreement further provides that Mr. Porreca can terminate his employment with us only upon six months written notice. We may terminate Mr. Porreca's employment for cause at any time.
Mr. Porreca's employment agreement does not terminate in the event of a dissolution, merger or transfer of all or substantially all of our assets.

    On January 12, 1999, we entered into an Employment Agreement with Gregory R. Smith, our Chief Technology Officer. This agreement has a three year term commencing on January 1, 1999. It provides for an annual base salary of $225,000 per year and for an annual bonus of up to $225,000. Mr. Smith is also entitled to receive options to purchase 125,000 shares of our Class A common stock at an exercise price of $.36 per share and options to purchase 30,000 shares of Titan common stock. Further, Mr. Smith is entitled to all other employee benefits generally available to our other executive and managerial employees. Mr. Smith can terminate his employment with us only upon six months written notice. We can terminate Mr. Smith's employment for cause at any time. Mr. Smith's employment agreement does not terminate in the event of a dissolution, merger or transfer of all or substantially all of our assets.

    On October 31, 1999, we entered into a letter agreement with William G. Atkinson, our Senior Vice President, Sales and Marketing regarding the terms of his employment. This agreement provides for an annual base salary of $220,000 and provides that Mr. Atkinson is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. In addition, Mr. Atkinson is entitled to options to purchase 75,000 shares of our Class A common stock at an exercise price of $6.58 per share and options to purchase 5,000 shares of Titan common stock. In addition, Mr. Atkinson shall receive shares of our Class A common stock upon the achievement of performance criteria set forth in his letter agreement.

    On December 18, 1999, we entered into a letter agreement with Edward M. Lake, our Senior Vice President and Chief Financial Officer regarding the terms of his employment. This agreement provides for an annual base salary of $250,000 and provides that Mr. Lake is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. In addition, Mr. Lake is entitled to options to purchase 100,000 shares of our Class A common stock at an exercise price to be determined by the board of directors. If we terminate Mr. Lake's employment within the first two years, Mr. Lake shall receive one year of base salary at the then current rate plus medical benefits for one year.

1997 STOCK OPTION PLAN

    Our 1997 Stock Option Plan was adopted by the board of directors on September 16, 1997 and approved by the sole shareholder on September 16, 1997. The 1997 plan will terminate on September 15, 2007 unless our board of directors terminates it sooner.

    The 1997 plan provides for the grant of stock options, including:

    - incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, that may be granted solely to employees (including officers); and

    - nonstatutory stock options that may be granted to employees (including officers), non-employee directors and consultants.

    STOCK OPTIONS. Stock options are granted pursuant to stock option agreements. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1997 plan vest at the rate specified in the option agreement.

    In general, the term of stock options granted under the 1997 plan may not exceed 10 years. Unless the terms of an optionee's stock option agreement provide for earlier termination, in the event an optionee's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee (or his beneficiary) may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may (unless the terms of the stock option agreement provide for earlier termination) exercise any vested options up to 90 days from cessation of service.

    Acceptable consideration for the purchase of common stock issued under the 1997 plan is determined by our board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our board of directors.

    Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

    TAX LIMITATIONS ON STOCK OPTION GRANTS. Under current tax laws, incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock underlying incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option (and prior to our stock being publicly traded, no nonstatutory stock option) may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Cayenta or any affiliate unless the following conditions are satisfied:

    - the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

    - the term of any incentive stock option award must not exceed five years from the date of grant.

    SECTION 162(m). When we become subject to Section 162(m) of the Code (which generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance), no person may be granted options under the 1997 plan covering more than 500,000 shares of common stock in any calendar year. In the event that our board of directors exercises its authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares, then both the original and new options will count toward the Section 162(m) limitation.

    CHANGES IN CONTROL. Under specified changes in control, all outstanding options under the 1997 plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.

    AUTHORIZED SHARES. An aggregate of 2,450,000 shares of Class A common stock currently are authorized for issuance under the 1997 plan. As of December 27, 1999, options to purchase a total of 1,613,250 shares of our Class A common stock were held by all participants under the 1997 plan. A total of 886,750 shares of our Class A common stock remain available for grant. Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 1997 plan.

    PLAN ADMINISTRATION. Our board of directors administers the 1997 plan. Our board of directors may delegate authority to administer the 1997 plan to a committee. Subject to the terms of the plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our board of directors or its authorized committee also determines the exercise price of options granted.

    Our board of directors or its designated committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1997 plan that are not inconsistent with the 1997 plan or applicable law. Our board of directors or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1997 plan may be exercised. In the event of a decline in the value of our common stock, our board of directors or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

TAX QUALIFIED PLANS

    We are a participating employer in The Titan Corporation Consolidated Retirement Plan. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the ESOP portion of the Consolidated Plan as set forth below:

    - 401(k) PLAN. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) plan as of any January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax compensation to the savings plan, subject to statutorily prescribed annual limits. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant's compensation. Each participant's contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

    - ESOP PLAN. The ESOP portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least 21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. Our contributions are discretionary. Our contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Certain individual participants who are at least 55 years old and have participated in the ESOP portion of the Consolidated Plan for at least 10 years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

                RELATIONSHIP WITH TITAN AND CERTAIN TRANSACTIONS

    Titan has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as a means of financing the growth of its commercial businesses.

GENERAL

    As long as Titan beneficially owns a majority of our voting power, Titan will have the ability to elect all of the members of the board of directors and ultimately control our management. Titan may control or influence all decisions relating to our acquisitions, dispositions, credit facilities and borrowing levels, the sale of our equity or debt securities, and the declaration and payment of any dividends on our common stock. In addition, Titan will be able to determine the outcome of any matter submitted to a vote of our stockholders for approval and to cause or prevent us from engaging in a transaction that involves a change in control. Dr. Gene Ray, the chairman of our board of directors, was during our fiscal year ended December 31, 1998 and is currently the president and chief executive officer of Titan.

    Titan could decide to sell or otherwise dispose of all or a portion of our common stock that it holds, whether those shares be Class B or Class A common stock.

    Titan has advised us that its current intent is to continue to hold all of its outstanding shares of Class B common stock. Titan has also generally agreed, in connection with this offering, not to sell or otherwise dispose of any shares of our common stock (or any security convertible into or exchangeable or exercisable for our common stock) for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston. After such 180-day period, Titan may sell or otherwise dispose of its Class B common stock.

    Titan must beneficially own at least 80% of the total voting power of our capital stock and 80% of any class of nonvoting capital stock to be able to effect a tax-free distribution of its Cayenta stock to its stockholders in the future. We currently do not have any class of nonvoting capital stock. Neither Titan nor Cayenta currently contemplates that Titan will distribute its majority interest to the Titan stockholders. We expect that Titan will continue to own at least 80% of the total voting power of our capital stock after completion of this offering. Titan may limit our future sale of equity securities to preserve its ownership percentage and control of us.

    Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We also intend to enter into indemnification agreements with our officers and directors. These agreements may require us to pay or reimburse directors or officers for claims brought against them and to advance expenses incurred by them in defending claims. We also will maintain directors' and officers' insurance if available on reasonable terms.

CONTRACTUAL ARRANGEMENTS

    Our relationship with Titan will also be governed by a Corporate Services Agreement, a Tax Allocation Agreement and a Facilities Agreement. We have not negotiated these agreements at arm's length. As a result, the prices we pay to Titan for these services may be higher or lower than the costs we would incur from purchasing these services from third parties or hiring additional staff to perform these services.

    The following are summaries of these agreements, which have been filed as exhibits to the registration statement relating to this prospectus.

CORPORATE SERVICES AGREEMENT

    Titan provides to us routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides us corporate planning, government relations and corporate quality assurance services. We share certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. We pay Titan for human resources services based upon our percentage of the total number of Titan group employees. We pay for other corporate services based upon the average of three percentages: (1) the percentage of our payroll to the total payroll of the Titan group, (2) the percentage of our operating revenues to the total operating revenues of the Titan group and (3) the percentage of our average net book value which is the sum of our tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of our relative use of these services.

    The initial term of the Corporate Services Agreement will be one year. This agreement renews automatically unless we elect not to renew by giving Titan notice. We intend to build our own administrative infrastructure and end our Corporate Services Agreement with Titan by the end of 2000. If the agreement is terminated, we cannot guarantee that we will be able to replace these services in a timely manner or at comparable cost.

TAX ALLOCATION AGREEMENT

    As long as Titan maintains beneficial ownership of at least 80% of the total voting power of our capital stock and 80% of the total value of our outstanding common stock, we will be included in Titan's consolidated federal income tax returns. Following completion of this offering, we expect to file separate federal income tax returns.

    We and Titan intend to enter into a Tax Allocation Agreement. Under the Tax Allocation Agreement, we will agree to pay to the applicable tax authorities an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return. Titan will have broad discretion in determining the amount of separate taxable income and tax liability that we would realize on such a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had if we had always owned the businesses transferred to us by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, we will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes.

FACILITIES AGREEMENT

    We have subleased approximately 26,000 square feet in Reston, Virginia from Titan. Under the Facilities Agreement, Titan provides us rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. We pay Titan an annual fee determined by our percentage of Titan's annual costs for this facility. Our percentage is based upon the percentage of the total square feet in the facility that we occupy.

ALLOCATED COSTS

    Tax administrative, corporate services and facilities costs were $259,000 for the year ended December 31, 1996, $284,000 for the year ended December 31, 1997 and $230,000 for the year ended December 31, 1998.

SUBORDINATED PROMISSORY NOTE

    As of December 27, 1999, we owed approximately $53.8 million to Titan under a subordinated, unsecured promissory note. We can have a maximum of $70.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. We can prepay amounts outstanding under the promissory note at any time without penalty. We may, with Titan's approval, prepay amounts outstanding under the promissory note with the net proceeds of any asset sales we make that are not in the ordinary course of business or if we obtain a credit facility from a third party lender and the facility permits the use of proceeds to repay existing indebtedness. We cannot use any of the proceeds of this offering to pay amounts outstanding under the promissory note or under any indebtedness we incur to refinance the promissory note.

TITAN'S SENIOR CREDIT FACILITY

    We currently are subject to Titan's senior credit facility, which includes covenants that restrict our operations and a covenant that requires Titan to pay down this facility by an amount equal to the net proceeds of this offering. In addition, we have, along with other Titan subsidiaries, guaranteed Titan's obligations under the facility. Titan has informed us that it intends to negotiate changes to the facility or replace the facility to remove us from the guaranty and the other restrictions concurrently with the completion of this offering. So long as we remain as a guarantor, we risk substantial liability if Titan defaults on this facility. If Titan does not obtain the bank group's consent to this offering, the completion of the offering will constitute a default under the facility.

                             PRINCIPAL STOCKHOLDERS

    The following table contains information about the beneficial ownership of our Class A common stock before and after our initial public offering for:

    - each person who beneficially owns more than five percent of the Class A common stock;

    - each of our directors;

    - each of our named executive officers; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, the address for each person or entity named below is c/o Cayenta, Inc., 225 Broadway, Suite 1500, San Diego, CA 92101.

    In calculating beneficial ownership percentages, we assumed all 10,000,000 shares of Class B common stock outstanding as of December 27, 1999 were converted into 10,000,000 shares of Class A common stock, so that 10,566,458 shares of Class A common stock were outstanding as of such date, and added to that amount 2,345,000 shares of Class A common stock that are issuable upon the conversion of all of our outstanding preferred stock upon the closing of this offering. Accordingly, we based our beneficial ownership percentage calculations on 12,911,458 shares of Class A common stock outstanding as of December 27, 1999.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them.

    The table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to
an aggregate of       additional shares of our common stock, and up to
shares of common stock will be outstanding after the completion of this offering.

                                                                  NUMBER OF
                                                              SHARES OF CLASS A
                                                                 COMMON STOCK       PERCENTAGE OWNED
                                                              BENEFICIALLY OWNED   -------------------
TITAN, DIRECTORS AND                                          ------------------   PRIOR TO    AFTER
NAMED EXECUTIVE OFFICERS                                            NUMBER         OFFERING   OFFERING
------------------------                                      ------------------   --------   --------
The Titan Corporation.......................................      10,000,000(1)      77.5%
  3033 Science Park Road
  San Diego, CA 92121
Transnational Partners II, LLC..............................       2,345,000(2)      18.2%
David P. Porreca............................................       1,325,690(3)      10.2%
Gene W. Ray.................................................          50,000            *
Eric M. DeMarco.............................................          20,000(4)         *
Curtis R. Smith.............................................           2,500(5)         *
Gregory R. Smith............................................         894,210(6)       6.9%
Robert E. La Blanc..........................................           1,250(7)         *
All directors and officers as a group (9 persons)...........       2,293,650(8)      17.6%

--------------------------

*   Represents beneficial ownership of less than 1%.

(1) Represents shares of Class A common stock issuable upon conversion of 10,000,000 shares of Class B common stock currently held by Titan. Titan has pledged its shares of our Class B common stock as security for its obligations under its credit facility. If an unremedied default occurs under that credit facility, the bank group could cause all the shares of our Class B common stock held by Titan to be registered in the name of its agent, which would result in a change of control of us. If Titan does not obtain the bank group's consent to this offering, the completion of this offering will constitute a default under its credit facility.

(2) Consists of 2,345,000 shares of Class A common stock issuable upon conversion of 2,345,000 shares of preferred stock currently held by Transnational Partners II. Mr. Porreca and Mr. Smith own 55.2% and 36.8%, respectively, of Transnational Partners II.

(3) Includes 31,250 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999 and 1,294,440 shares of Class A common stock issuable upon conversion of 1,294,440 shares of preferred stock held by Transnational Partners II that Mr. Porreca may be deemed to have beneficial ownership of based on his 55.2% interest in Transnational Partners II.

(4) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999.

(5) Includes 2,500 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999.

(6) Includes 31,250 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999 and 862,960 shares of Class A common stock issuable upon conversion of 862,960 shares of preferred stock held by Transnational Partners II that Mr. Smith may be deemed to have beneficial ownership of based on his 36.8% interest in Transnational Partners II.

(7) Includes 1,250 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999.

(8) Includes 86,250 shares issuable upon exercise of options exercisable within 60 days of December 27, 1999 and 2,157,400 shares of Class A common stock issuable upon conversion of 2,157,400 shares of preferred stock held by Transnational Partners II that Mr. Porreca and Mr. Smith may be deemed to have beneficial ownership of based on their respective 55.2% and 36.8% interests in Transnational Partners II.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.001 par value per share, 50,000,000 shares of Class B common stock, $0.001 par value per share, and 17,345,000 shares of preferred stock, $0.001 par value per share, 2,345,000 of which shares are designated Series A preferred stock. As of the date hereof, 566,458 of our Class A common stock, 10,000,000 of our Class B common stock and 2,345,000 of our Series A preferred stock are issued and outstanding. All of our Class B common stock is held by Titan. Upon completion of this offering, all of our outstanding Series A preferred stock will convert into 2,345,000 shares of Class A common stock. We also have 495,800 shares of Class A common stock subject to warrants outstanding. Of the 100,000,000 shares of Class A common stock authorized,
            are being offered in this offering (      shares if the
underwriters' over-allotment option is exercised in full), 50,000,000 shares will be reserved for issuance upon conversion of Class B common stock into Class A common stock and 2,450,000 shares have been reserved for issuance pursuant to certain employee benefits plans. The following summary description of the capital stock of Cayenta is qualified by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement relating to this prospectus.

COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of any class or classes of stock shall be approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, voting together as a single class.

    Effective as of the first time at which Titan shall cease to be the beneficial owner of an aggregate of at least a majority of the voting power of the voting stock of Cayenta then outstanding, amendments to certain provisions of the certificate of incorporation will require the approval of 80% of the combined voting power of all Class A common stock and Class B common stock, voting together as a single class.

    DIVIDENDS. Holders of Class A common stock and Class B common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of Class A common stock and shares of Class B common stock may be paid only to holders of Class B common stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock.

    CONVERSION. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock if at any time prior to a tax-free spin-off the number of outstanding shares of Class B common stock owned by Titan or any of its subsidiaries (or a Class B transferee (as described below), or any of its subsidiaries) represents less than 50% of the total voting power of Cayenta.

    Except as provided below, any shares of Class B common stock transferred to a person other than Titan or any of its subsidiaries or any Class B transferee (as described below) shall automatically convert to shares of Class A common stock upon such disposition. Shares of Class B common stock representing more than 50% of the outstanding common stock of Cayenta transferred by Titan or any of its subsidiaries in a single transaction to one unrelated person, or Class B transferee, or any subsidiary of the Class B transferee shall not automatically convert to shares of Class A common stock upon such disposition. Any shares of Class B common stock retained by Titan or its subsidiaries following any such transfer of shares of Class B common stock to the Class B transferee shall automatically convert into shares of Class A common stock upon such transfer.

    If Cayenta later determines that it is in its best interest to have Titan spin-off its Class B common stock to the stockholders of Titan and Titan elects to effect the spin-off, then the Class B common stock shall no longer be convertible into shares of Class A common stock at the option of the holder thereof. The shares of Class B common stock shall automatically convert into shares of Class A common stock on the fifth anniversary of the tax-free spin-off, unless prior to such transaction, Titan, or the Class B transferee, as the case may be, delivers to Cayenta an opinion of counsel reasonably satisfactory to Cayenta to the effect that (i) such conversion could adversely affect the ability of Titan, or the Class B transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a tax-free spin-off or (ii) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spin-offs and that such conversion could adversely affect the status of the transaction as a tax-free spin-off, in which case no such conversion shall take place.

    OTHER RIGHTS. On liquidation, dissolution or winding up of Cayenta, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 2,345,000 shares of Class A common stock. Under our certificate of incorporation, the board has the authority, without further action by stockholders, to designate shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Cayenta. We have no present plans to issue any additional shares of preferred stock.

REGISTRATION RIGHTS

    TRANSNATIONAL PARTNERS II REGISTRATION RIGHTS. In connection with that certain Asset Purchase Agreement dated as of January 1, 1999, between us and Transnational Partners II, we granted registration rights to these investors covering an aggregate of 2,345,000 shares of our Class A common stock (giving effect to the conversion of our preferred stock upon the closing of the offering). These investors have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act, the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. In connection with this offering, Transnational Partners II waived their right to our obligations under the above mentioned registration rights to cause their shares of our Class A common stock to be included in this offering and to comply with the specific notice requirements of the registration rights with respect to this offering.

    ASSIST CORNERSTONE REGISTRATION RIGHTS. In connection with the Assist Cornerstone transaction and pursuant to the Investor Rights Agreement between us, Titan and the shareholders of Assist Cornerstone, holders of an aggregate of 516,458 shares of our Class A common stock have registration rights and can require us to file no more than one registration statement on Form S-3. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $4.0 million or more. These investors also have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act (other than pursuant to this initial public offering), the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. All of these registration rights will terminate on the earlier of December 13, 2004 or the date on which an investor may sell all of its or his shares under Rule 144(k) of the Securities Act or during any 90-day period under Rule 144 of the Securities Act.

    BATCHELDER & PARTNERS REGISTRATION RIGHTS. In connection with the engagement of Batchelder & Partners, Inc. for certain advisory and consulting services, we granted Batchelder warrants to purchase up to 495,800 shares of our Class A common stock. The shares of Class A common stock issuable upon exercise of these warrants have certain registration rights. These registration rights can require us to file no more than one registration statement on Form S-3. We are not required to affect any registrations on Form S-3 unless the aggregate price to the public is $4.0 million or more. These investors also have "piggyback" registration rights. If we propose to register any of our securities under the Securities Act (other than pursuant to this initial public offering), the investors may require us to use our best efforts to include all or a portion of their registrable securities in such registration. The managing underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. All of these registration rights will terminate on the earlier of December 13, 2004 or the date on which an investor may sell all of its or his shares under Rule 144(k) of the Securities Act or during any 90-day period under Rule 144 of the Securities Act.

    All registration expenses incurred in connection with the above registrations would be borne by us, including, without limitation, all fees and disbursements of counsel for the selling investors. Each selling investor would pay all underwriting discounts and selling commissions applicable to the sale of his or its registrable securities, as well as any fees and disbursements of counsel.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation and bylaws, provide that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our amended certificate and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Co.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET

    We will make application to list our Class A common stock on The Nasdaq National Market under the trading symbol "CYTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our Class A common stock, and we cannot assure you that a significant public market for our Class A common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have             outstanding
shares of our Class A common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the shares offered for sale through the underwriters will be freely tradable without restriction under the Securities Act unless purchased by our affiliates or covered by a separate lock-up agreement with the underwriters.

    The remaining             shares of our Class A common stock held by
existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

    - no shares may be sold prior to 180 days from the date of this prospectus;

    - 2,345,000 shares of our Class A common stock (giving effect to the conversion of our preferred stock upon the closing of this offering) will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus; and

    - the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

    LOCK-UP AGREEMENTS. Most of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

    RULE 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding which will
      equal approximately             shares immediately after this offering; or

    - the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and requirements regarding the availability of current public information about us.

    RULE 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

    RULE 701. In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us under a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

    REGISTRATION RIGHTS. Upon completion of this offering, the holders of 3,357,258 shares of our Class A common stock (giving effect to the conversion of all of our outstanding preferred stock into 2,345,000 shares of Class A common stock and the exercise of warrants outstanding to purchase 495,800 shares of Class A common stock) will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Except for shares purchased by our affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

    STOCK OPTIONS. Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of our Class A common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market beginning 181 days after the effective date of the registration statement of which this prospectus is a part, except with respect to Rule 144 volume limitations that apply to our affiliates.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and A.G. Edwards & Sons, Inc. are acting as representatives, the following respective numbers of shares of Class A common stock:

                                                               Number
                        Underwriters                          of shares
                        ------------                          ---------
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
A.G. Edwards & Sons, Inc....................................

                                                              ---------
  Total.....................................................
                                                              =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of our Class A common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares of Class A common stock from us at the
initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our Class A common stock.

    The underwriters propose to offer the shares of our Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $      per share.
The underwriters and selling group members may allow a discount of $      per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and expenses we will pay.

                                                       Per share                           Total
                                            -------------------------------   -------------------------------
                                               Without            With           Without            With
                                            over-allotment   over-allotment   over-allotment   over-allotment
                                            --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us..............................      $                $               $                $
Expenses payable by us....................      $                $               $                $

    The underwriters have informed us that they do not expect sales to accounts over which any underwriter exercises discretionary authority to exceed five percent of the shares of our Class A common stock being offered.

    We, our officers and directors and some of our existing stockholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price up to             shares of common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing our Class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general pubic on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    We will make application to list our Class A common stock on The Nasdaq Stock Market's National Market under the trading symbol "CYTA."

    Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

    - the information included in this prospectus and otherwise available to the representatives;

    - market conditions for initial public offerings;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    We can offer no assurance that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to the offering or that an active trading market for our Class A common stock will develop and continue after the offering.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of our Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase our Class A common stock without the benefit of a prospectus qualified under such securities laws,
(ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Cooley Godward LLP, San Diego, California will pass upon the validity of the shares of our Class A common stock offered by this prospectus for us. The underwriters have been represented by Stoel Rives LLP, Seattle, Washington.

                                    EXPERTS

    The consolidated financial statements of Cayenta, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, the financial statements of Transnational Partners II, LLC, as of December 31, 1997 and 1998 and for the period from February 9, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 and the financial statements of JB Systems, Inc. (d.b.a. Mainsaver), as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Assist Cornerstone Technologies, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of SFG Technologies, Inc. as of December 31, 1998 and April 30, 1998 and for the eight months ended
December 31, 1998 and for the years ended April 30, 1996, 1997 and 1998, included in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to our Class A common stock offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center,
13th Floor, New York, New York 10048. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the Commission's Web site at http://www.sec.gov.

                                 CAYENTA, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CAYENTA, INC.
  Pro Forma Financial Statements (Unaudited):
    Pro Forma Condensed Combined Balance Sheet
     (Unaudited)............................................     F-2
    Pro Forma Condensed Combined Statements of Operations
     (Unaudited)............................................     F-3
    Notes to Pro Forma Condensed Combined Financial
     Statements (Unaudited).................................     F-5
  Consolidated Financial Statements:
    Report of Independent Public Accountants................     F-8
    Consolidated Balance Sheets.............................     F-9
    Consolidated Statements of Income.......................    F-10
    Consolidated Statements of Stockholders' Equity.........    F-11
    Consolidated Statements of Cash Flows...................    F-12
    Notes to Consolidated Financial Statements..............    F-13

TRANSNATIONAL PARTNERS II, LLC
  Report of Independent Public Accountants..................    F-25
  Balance Sheets............................................    F-26
  Statements of Income......................................    F-27
  Statements of Members' Equity.............................    F-28
  Statements of Cash Flows..................................    F-29
  Notes to Financial Statements.............................    F-30

JB SYSTEMS, INC.
  Report of Independent Public Accountants..................    F-32
  Balance Sheets............................................    F-33
  Statements of Operations..................................    F-34
  Statements of Stockholders' Deficit.......................    F-35
  Statements of Cash Flows..................................    F-36
  Notes to Financial Statements.............................    F-37

ASSIST CORNERSTONE TECHNOLOGIES, INC.
  Report of Independent Auditors............................    F-44
  Balance Sheets............................................    F-45
  Statements of Operations..................................    F-46
  Statements of Shareholders' Equity (Deficit)..............    F-47
  Statements of Cash Flows..................................    F-48
  Notes to Financial Statements.............................    F-49

SFG TECHNOLOGIES, INC.
  Auditors Report...........................................    F-60
  Balance Sheets............................................    F-61
  Consolidated Statements of Operations.....................    F-62
  Consolidated Statements of Deficit........................    F-63
  Consolidated Statements of Cash Flows.....................    F-64
  Notes to Consolidated Financial Statements................    F-65

                                 CAYENTA, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                       (IN THOUSANDS, EXCEPT PAR VALUES)

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                     HISTORICAL                    PRO FORMA
                                     ------------------------------------------   ADJUSTMENTS   PRO FORMA
                                     CAYENTA    MAINSAVER    ASSIST      SFG       (NOTE 4)     COMBINED
                                     --------   ---------   --------   --------   -----------   ---------
CURRENT ASSETS:
Cash and cash equivalents..........  $    --    $     --    $   413    $    --      $    --     $    413
  Accounts receivable--net.........   18,253       1,559      2,627      2,639                    25,078
  Prepaid expenses and other.......       37          69        380        290           --          776
                                     -------    --------    -------    -------      -------     --------
    Total current assets...........   18,290       1,628      3,420      2,929           --       26,267
                                     -------    --------    -------    -------      -------     --------

Property and equipment--net........      882         805        293        693                     2,673
Goodwill--net......................   12,575          --         --                  55,795       68,370
Other assets.......................    5,000          64        260        128           --        5,452
                                     -------    --------    -------    -------      -------     --------
    Total assets...................  $36,747    $  2,497    $ 3,973    $ 3,750      $55,795     $102,762
                                     -------    --------    -------    -------      -------     --------

LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Line of credit...................  $    --    $  1,512    $    --    $   947      $(1,512)    $    947
  Accounts payable.................    4,273         953      1,219      1,266           --        7,711
  Acquisition debt.................    2,800          --         --                      --        2,800
  Current portion of long-term
    debt...........................       --         211        187        400         (400)         398
  Deferred revenue.................       --       1,515        508      1,996                     4,019
  Other accrued liabilities........    6,100         729        445         --        2,300        9,574
                                     -------    --------    -------    -------      -------     --------
    Total current liabilities......   13,173       4,920      2,359      4,609          388       25,449

Other long term liabilities........       15         485        197        504        4,300        5,501
Long term debt.....................                1,653      2,327      3,110       (6,590)         500
Subordinated promissory note.......    9,441          --         --         --       44,352       53,793

STOCKHOLDERS' EQUITY:
  Preferred stock..................        2          --        305         --         (305)           2
  Common stock.....................       10       6,197          5      2,981       (9,182)          11
  Additional paid-in capital.......    2,981          --          9         --        3,391        6,381
  Deferred compensation............     (928)         --         --         --           --         (928)
  Parent company investment........    6,359                                                       6,359
  Retained earnings................    5,694     (10,758)    (1,229)    (7,454)      19,441        5,694
                                     -------    --------    -------    -------      -------     --------
    Total stockholders' equity.....   14,118      (4,561)    (1,215)    (4,473)      13,650       17,519
                                     -------    --------    -------    -------      -------     --------
    Total liabilities and
      stockholders' equity.........  $36,747    $  2,497    $ 3,973    $ 3,750      $55,795     $102,762
                                     =======    ========    =======    =======      =======     ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS UNAUDITED PRO FORMA BALANCE
                                     SHEET.

                                 CAYENTA, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                        HISTORICAL
                                     -------------------------------------------------    PRO FORMA
                                                              ASSIST          SFG        ADJUSTMENTS   PRO FORMA
                                     CAYENTA    MAINSAVER   CORNERSTONE   TECHNOLOGIES    (NOTE 4)     COMBINED
                                     --------   ---------   -----------   ------------   -----------   ---------
Revenues...........................  $25,148     $ 6,267       $9,585        $4,960        $    --      $45,960
Cost of revenues...................   16,917       1,626        5,596           219             --       24,358
                                     -------     -------       ------        ------        -------      -------
  Gross profit.....................    8,231       4,641        3,989         4,741             --       21,602

Operating expenses:
  Selling, general and
    administrative.................    3,225       3,962        4,049         4,113          2,092       17,441
  Research and development.........       --       1,774          440           597             --        2,811
                                     -------     -------       ------        ------        -------      -------
    Total operating expenses.......    3,225       5,736        4,489         4,710          2,092       20,252
Income (loss) from operations......    5,006      (1,095)        (500)           31         (2,092)       1,350
                                     -------     -------       ------        ------        -------      -------
Interest expense...................     (691)       (309)        (146)         (215)        (2,269)      (3,630)
Income (loss) before tax...........    4,315      (1,404)        (646)         (184)        (4,361)      (2,280)
                                     -------     -------       ------        ------        -------      -------
Income tax provision (benefit).....    1,726          --           --            --           (908)         818
                                     -------     -------       ------        ------        -------      -------
Net income (loss)..................  $ 2,589     $(1,404)      $ (646)       $ (184)       $(3,453)     $(3,098)
                                     =======     =======       ======        ======        =======      =======
Basic earnings (loss) per share....  $  0.26                                                            $ (0.29)
                                     =======                                                            =======
Weighted average shares--basic.....   10,000          --          516            --             --       10,516
                                     =======     =======       ======        ======        =======      =======
Diluted earnings (loss) per
  share............................  $   .21                                                            $ (0.29)
                                     =======                                                            =======
Weighted average shares--diluted...   12,638          --          516            --         (2,638)      10,516
                                     =======     =======       ======        ======        =======      =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                                 CAYENTA, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                       HISTORICAL
                              ------------------------------------------------------------    PRO FORMA
                                                                  ASSIST          SFG        ADJUSTMENTS   PRO FORMA
                              CAYENTA      TNP      MAINSAVER   CORNERSTONE   TECHNOLOGIES    (NOTE 4)     COMBINED
                              --------   --------   ---------   -----------   ------------   -----------   ---------
Revenues....................  $12,095     $5,644     $ 7,218      $11,523        $4,868        $    --     $ 41,348
Cost of revenues............    7,413      4,067       2,387        6,917           206             --       20,990
                              -------     ------     -------      -------        ------        -------     --------
  Gross profit..............    4,682      1,577       4,831        4,606         4,662             --       20,358

Operating expenses:
  Selling, general and
    administrative..........    2,259        146       5,187        4,477         3,016          3,213       18,298
  Research and
    development.............       --         --         946          397         1,853             --        3,196
                              -------     ------     -------      -------        ------        -------     --------
    Total operating
      expenses..............    2,259        146       6,133        4,874         4,869          3,213       21,494
                              -------     ------     -------      -------        ------        -------     --------
Income (loss) from
  operations................    2,423      1,431      (1,302)        (268)         (207)        (3,213)      (1,136)
Interest expense............     (204)        --        (165)        (319)         (363)        (2,641)      (3,692)
Interest income.............       --          9          --           29            --             --           38
                              -------     ------     -------      -------        ------        -------     --------
Income (loss) before tax....    2,219      1,440      (1,467)        (558)         (570)        (5,854)      (4,790)
Income tax provision
  (benefit).................      908          5          --         (180)           --         (1,057)        (324)
                              -------     ------     -------      -------        ------        -------     --------
Net income (loss)...........  $ 1,311     $1,435     $(1,467)     $  (378)       $ (570)       $(4,797)    $ (4,466)
                              =======     ======     =======      =======        ======        =======     ========
Basic earnings (loss) per
  share.....................  $  0.13                                                                      $  (0.42)
                              =======                                                                      ========
Weighted average shares--
  basic.....................   10,000         --          --          516            --             --       10,516
                              =======     ======     =======      =======        ======        =======     ========
Diluted earnings (loss) per
  share.....................  $  0.13                                                                      $  (0.42)
                              =======                                                                      ========
Weighted average shares--
  diluted...................   10,148      2,345          --          516            --         (2,493)      10,516
                              =======     ======     =======      =======        ======        =======     ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS.

                         CAYENTA, INC. AND SUBSIDIARIES

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    Cayenta, Inc. ("Cayenta" or the "Company") was formed as a wholly-owned subsidiary of The Titan Corporation ("Titan") in 1997. Cayenta acquired substantially all of the assets and liabilities of Transnational Partners II, LLC ("TNP") in January 1999, and acquired three additional companies in 1999 ("the 1999 Acquired Companies") (see Note 3). Effective December 13, 1999, Titan contributed its software integration division to the Company. This transaction has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. The Company is currently a majority-owned subsidiary of Titan.

2. BASIS OF PRESENTATION

    The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of Cayenta to give effect to the acquisitions described in Note 3 below. The pro forma condensed consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or the results that may be attained in the future.

    Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Cayenta, the historical financial statements of the 1999 Acquired Companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

    The information in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 have been derived from (i) the audited statements of operations of Cayenta, TNP and each of the 1999 Acquired Companies for the year ended December 31, 1998, (except with respect to SFG Technologies which includes the audited eight month period ended December 31, 1998 and the unaudited four month period ended April 30, 1998) (ii) the unaudited statements of operations of Cayenta for the nine months ended September 30, 1999 and (iii) the unaudited statements of operations of the 1999 Acquired Companies for the nine months ended September 30, 1999.

    The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are no significant differences between U.S. and Canadian GAAP relative to SFG Technologies.

                         CAYENTA, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

3. ACQUISITIONS

    All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

    TNP. In January 1999, Cayenta acquired substantially all of the assets of TNP, an enterprise application integration consulting company. The Company acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of Cayenta convertible preferred stock. The Company will pay an additional $2.8 million note that was issued as part of its acquisition of TNP, plus 7% interest thereon, in January 2000. Acquisition goodwill of $12.7 million is being amortized on a straight-line basis over 30 years.

THE 1999 ACQUIRED COMPANIES

    MAINSAVER. In November 1999, Cayenta acquired J.B. Systems, an enterprise asset management, or EAM, company doing business under the name Mainsaver. The Company acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist Cornerstone, an e-commerce solutions and software company. The Company acquired Assist Cornerstone for 516,000 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.2 million to retire outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. The Company acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately
$3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Acquisition costs related to the 1999 Acquired Companies approximated $5.1 million which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $55.8 million and is being amortized over 20 years.

                         CAYENTA, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the historical condensed consolidated balance sheets and statements of operations as if the acquisitions described in Note 3 were consummated at September 30, 1999 and as of the beginning of the periods presented, respectively:

    BALANCE SHEETS

        (a) To reflect the goodwill related to the 1999 Acquired Companies,

        (b) To reflect the retirement of certain of the 1999 Acquired Companies using advances under our subordinated promissory note,

        (c) To reflect the purchase price holdbacks and to accrue for transaction costs,

        (d) To eliminate the 1999 Acquired Companies equity accounts

    STATEMENTS OF OPERATIONS

        (e) To reflect incremental amortization (on a straight-line basis over 20 years) of goodwill related to the purchase of the 1999 Acquired Companies and to reflect the amortization (on a straight line basis over 30 years) of goodwill related to the TNP acquisition

        (f) To reflect incremental interest expense on advances under our subordinated promissory note to fund the cash portion of the purchase prices of the 1999 Acquired Companies and to reflect interest expense related to holdback amounts for the 1999 Acquired Companies.

        (g) To reflect (i) the change in income taxes related to pro forma adjustments, and (ii) income taxes on TNP as if it were a C corporation for federal income tax purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying consolidated balance sheets of Cayenta, Inc. (a Delaware Corporation and a majority-owned subsidiary of The Titan Corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cayenta, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                                 CAYENTA, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT PAR VALUES)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................   $   --    $    --       $    --
  Accounts receivable.......................................    3,651     10,984        18,253
  Prepaid expenses and other................................       71         54            37
                                                               ------    -------       -------
    Total current assets....................................    3,722     11,038        18,290
Property and equipment--net.................................      624        649           882
Goodwill--net...............................................      295        236        12,575
Investment in Joint Venture.................................       --         --         5,000
                                                               ------    -------       -------
    Total assets............................................   $4,641    $11,923       $36,747
                                                               ======    =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $   93    $ 2,634       $ 4,273
  Accrued compensation and benefits.........................      520        367           898
  Acquisition debt..........................................       --         --         2,800
  Other current liabilities.................................       23          1         5,202
                                                               ------    -------       -------
    Total current liabilities...............................      636      3,002        13,173
                                                               ------    -------       -------
Deferred income tax liability...............................       25         15            15
Subordinated promissory note................................       --         --         9,441

Commitments and contingencies

Stockholders' Equity:
Preferred Stock, $.001 par value 17,345 shares authorized
  Series A Convertible Preferred Stock, 2,345 shares
    authorized,
    0, 0 and 2,345 issued and outstanding...................       --         --             2
Class A Common Stock, $.001 par value, 100,000 shares
  authorized, none issued and outstanding...................       --         --            --
Class B Common Stock, $.001 par value, 50,000 shares
  authorized,
  10,000, 10,000 and 10,000 issued and outstanding..........       10         10            10
Additional paid-in-capital..................................       --         83         2,981
Deferred compensation.......................................       --        (49)         (928)
Parent company investment...................................    2,176      5,757         6,359
Retained earnings...........................................    1,794      3,105         5,694
                                                               ------    -------       -------
    Total stockholders' equity..............................    3,980      8,906        14,118
                                                               ------    -------       -------
    Total liabilities and stockholders' equity..............   $4,641    $11,923       $36,747
                                                               ======    =======       =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
                                    SHEETS.

                                 CAYENTA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED           NINE MONTHS ENDED
                                                         DECEMBER 31,            SEPTEMBER 30,
                                                  --------------------------   -----------------
                                                   1996     1997      1998      1998      1999
                                                  ------   -------   -------   -------   -------
                                                                                  (UNAUDITED)
Revenues........................................  $8,633   $10,191   $12,095   $ 7,073   $25,148
Cost of revenues................................   6,068     6,514     7,413     4,298    16,917
                                                  ------   -------   -------   -------   -------
  Gross profit..................................   2,565     3,677     4,682     2,775     8,231
Selling, general and administrative expenses....   1,831     1,705     2,259     1,629     3,225
                                                  ------   -------   -------   -------   -------
Income from operations..........................     734     1,972     2,423     1,146     5,006
Interest expense................................     116       139       204       123       691
                                                  ------   -------   -------   -------   -------
Income before tax...............................     618     1,833     2,219     1,023     4,315
Income tax provision............................     247       734       908       370     1,726
                                                  ------   -------   -------   -------   -------
Net income......................................  $  371   $ 1,099   $ 1,311   $   653   $ 2,589
                                                  ======   =======   =======   =======   =======
Basic earnings per share........................  $ 0.04   $  0.11   $  0.13   $  0.07   $  0.26
                                                  ======   =======   =======   =======   =======
Weighted average shares--basic..................  10,000    10,000    10,000    10,000    10,000
                                                  ======   =======   =======   =======   =======
Diluted earnings per share......................  $ 0.04   $  0.11   $  0.13   $  0.06   $  0.21
                                                  ======   =======   =======   =======   =======
Weighted average shares--diluted................  10,000    10,030    10,148    10,117    12,638
                                                  ======   =======   =======   =======   =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                               SERIES A
                              CONVERTIBLE       COMMON STOCK        ADDITIONAL                     PARENT
                               PREFERRED    ---------------------    PAID-IN-      DEFERRED       COMPANY     RETAINED
                                 STOCK       CLASS A     CLASS B     CAPITAL     COMPENSATION    INVESTMENT   EARNINGS    TOTAL
                              -----------   ---------   ---------   ----------   -------------   ----------   --------   --------
Balances at January 1,
  1996......................     $ --         $ --        $ 10        $   --        $    --       $   719      $  324    $ 1,053
  Net income................       --           --          --            --             --            --         371        371
  Titan investment, net.....       --           --          --            --             --         1,564          --      1,564
                                 ----         ----        ----        ------        -------       -------      ------    -------
Balances at December 31,
  1996......................       --           --          10            --             --         2,283         695      2,988
  Net income................       --           --          --            --             --            --       1,099      1,099
  Distribution to Titan,
    net.....................       --           --          --            --             --          (107)         --       (107)
                                 ----         ----        ----        ------        -------       -------      ------    -------
Balances at December 31,
  1997......................       --           --          10            --             --         2,176       1,794      3,980
  Net income................       --           --          --            --             --            --       1,311      1,311
  Titan investment, net.....       --           --          --            --             --         3,581          --      3,581
  Deferred compensation
    related to the issuance
    of stock options........       --           --          --            83            (83)           --          --         --
  Amortization of deferred
    compensation............       --           --          --            --             34            --          --         34
                                 ----         ----        ----        ------        -------       -------      ------    -------
Balances at December 31,
  1998......................       --           --          10            83            (49)        5,757       3,105      8,906

The following information is
  unaudited:
  Net income................       --           --          --            --             --            --       2,589      2,589
  Deferred compensation
    related to the issuance
    of stock options........       --           --          --         1,000         (1,000)           --          --         --
  Amortization of deferred
    compensation............       --           --          --            --            121            --          --        121
  Titan investment, net.....       --           --          --            --             --           602          --        602
  Issuance of preferred
    stock in connection with
    the acquisition of
    TNP.....................        2           --          --         1,898             --            --          --      1,900
                                 ----         ----        ----        ------        -------       -------      ------    -------
Balances at September 30,
  1999......................     $  2         $ --        $ 10        $2,981        $  (928)      $ 6,359      $5,694    $14,118
                                 ====         ====        ====        ======        =======       =======      ======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           YEAR ENDED              NINE MONTHS ENDED
                                                          DECEMBER 31,               SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1996       1997       1998       1998       1999
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................  $    371   $ 1,099    $ 1,311    $   653    $ 2,589
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization................        91       375        286        181        513
  Deferred income taxes........................        --        20         10         (8)      (112)
  Deferred compensation charge.................        --        --         34         34        121
Change in operating assets and liabilities, net
  of effects of businesses acquired:
  Accounts receivable..........................    (1,968)     (487)    (7,333)    (3,065)    (7,269)
  Prepaid expenses and other...................        --       (71)        17         44         17
  Accounts payable.............................        --        93      2,541        918      1,639
  Accrued compensation and benefits............        --       520       (153)      (166)       531
  Other accrued liabilities....................        17      (264)       (42)      (276)       360
                                                 --------   -------    -------    -------    -------
    Net cash provided by (used in) operating
      activities...............................    (1,489)    1,285     (3,329)    (1,685)    (1,611)
                                                 --------   -------    -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...........................       (75)     (883)      (252)      (199)      (432)
Payment for purchase of businesses, net of cash
  acquired.....................................        --      (295)        --         --     (8,000)
                                                 --------   -------    -------    -------    -------
    Net cash used in investing activities......       (75)   (1,178)      (252)      (199)    (8,432)
                                                 --------   -------    -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Subordinated promissory note...................        --        --         --         --      9,441
Titan investment (distribution), net...........     1,564      (107)     3,581      1,884        602
                                                 --------   -------    -------    -------    -------
Net cash provided by (used in) financing
  activities...................................     1,564      (107)     3,581      1,884     10,043
                                                 --------   -------    -------    -------    -------
Net change in cash.............................  $     --   $    --    $    --    $    --    $    --
                                                 ========   =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
  Note payable issued in exchange for 10
    percent interest in joint venture..........  $     --   $    --    $    --    $    --    $ 5,000
                                                 ========   =======    =======    =======    =======
Acquisition of TNP:
        Premium paid in excess of assets
          acquired.............................        --        --         --         --     12,700
        Note payable...........................        --        --         --         --     (2,800)
        Series A Convertible Preferred Stock...                                               (1,900)
                                                 --------   -------    -------    -------    -------
        Cash...................................        --        --         --         --      8,000
                                                 ========   =======    =======    =======    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                 CAYENTA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1. DESCRIPTION OF THE BUSINESS

    Cayenta, Inc. ("Cayenta" or the "Company") was formed as a wholly-owned subsidiary of The Titan Corporation ("Titan") in 1997. In January 1999, the Company acquired substantially all of the assets and liabilities of Transnational Partners II, LLC ("TNP"), an enterprise application integration consulting company, to broaden its systems integration capabilities and access its customer base. Effective December 13, 1999, Titan contributed its software integration division to the Company. This transaction has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests for all periods presented. The Company is currently a majority-owned subsidiary of Titan.

    In September 1999, together with a Sempra Energy subsidiary and modis, the Company established Soliance LLC ("Soliance"), a joint venture that markets and delivers systems and solutions, including total services provider ("TSP") offerings, to the utility industry. The Company owns a 10% equity interest in Soliance. Cayenta has a Management Services Agreement with Soliance pursuant to which the Company provides TSP services to Soliance's customers in the utility industry.

    During late 1999, the Company acquired all of the capital stock of J.B. Systems, Inc., an enterprise asset management, or EAM, company doing business under the name Mainsaver. Also during late 1999, the Company acquired all of the capital stock of Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company, and SFG Technologies, Inc., a solutions and software company focusing on revenue cycle services for the utility industry.

    Cayenta has historically derived its revenues from application integration and consulting services and from sales of its proprietary software solutions. Historically, the Company has provided services primarily on a fixed-time, fixed-price basis and, to a lesser extent, on a time and materials basis.

    On a historical basis, the Company's principal business risks generally result from its dependence upon a small number of customers and the uncertainties inherent in government contracting. As the Company launches its TSP offering, the Company faces a number of new risks, including but not limited to:

    - The market for TSP offerings is new and undeveloped. Furthermore, the Company has no history of generating revenues from its TSP offering.

    - The development of the Company's TSP offering is highly dependent upon the successful integration of the products recently acquired from Mainsaver, Assist Cornerstone Technologies, Inc., and SFG Technologies, Inc.

    - The Company's TSP strategy will require a significant investment in infrastructure, sales and marketing, processes and solutions. As a result, the Company expects to incur losses for the foreseeable future.

    See "Risk Factors" in the accompanying prospectus for a more complete discussion of risks faced by the Company.

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Cayenta and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

    INTERIM RESULTS (UNAUDITED). The accompanying consolidated balance sheet as of September 30, 1999 and the related consolidated statements of income and of cash flows for the nine months ended September 30, 1998 and 1999, and the consolidated statement of stockholders' equity for the nine months ended September 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. Revenues for consulting services are recorded at the time services are performed, except for fixed-price contracts, which are accounted for using the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at acquisition cost. Depreciation is provided using the straight-line method, with estimated useful lives of two to eight years for leasehold improvements (or the life of the lease if shorter) and three to seven years for machinery and equipment and furniture and fixtures.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over lives ranging from five to 30 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment of its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly.

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    The Company and Titan intend to enter into a tax allocation agreement under which the Company will be included in Titan's consolidated federal and certain state income tax returns. The Company believes that the agreement will be structured so that in the years in which the Company has taxable income, it will pay Titan amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. For so long as Titan maintains beneficial ownership of at least 80% of the total voting power and 80% of the total value of the outstanding Common Stock, the Company will be included in the consolidated federal and certain state income tax returns filed by Titan.

    PER SHARE INFORMATION. Basic and diluted earnings per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share include the effects of potentially dilutive securities using the as-converted and treasury stock methods.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable and accrued liabilities approximate their fair values due to their short term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

    PARENT COMPANY INVESTMENT. The cash receipts and disbursements of the Company's operations have historically been combined with other Titan cash transactions and balances. Titan funded all of the Company's cash requirements through September 30, 1999.

NOTE 3. ACQUISITION AND JOINT VENTURE.

    In September 1999, together with a Sempra Energy subsidiary and modis, the Company established Soliance, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. In exchange for a $5.0 million investment, the Company received a 10% equity interest in Soliance. Cayenta has a Management Services Agreement with Soliance pursuant to which the Company provides TSP services to Soliance's customers in the utility industry. The accompanying

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3. ACQUISITION AND JOINT VENTURE. (CONTINUED)

consolidated balance sheet as of September 30, 1999 reflects a $5.0 million liability, included in other current liabilities, for the funding of this investment which occured in October 1999. Under certain circumstances, the Company may also be required to make up to $2.5 million in additional capital contributions.

    On January 1, 1999, the Company acquired certain assets of TNP for a purchase price of $9.8 million, consisting of $7.0 million cash, a $2.8 million note due January 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and 2,345 shares of Series A convertible preferred stock representing a minority interest in Cayenta. The transaction was accounted for as a purchase. The excess of the purchase price over the estimated fair value of net assets acquired, approximately $12.3 million, net at September 30, 1999, is being amortized on a straight-line basis over 30 years. TNP's results of operations have been consolidated with the Company's results of operations since January 2, 1999.

    Unaudited pro forma data for the year ended December 31, 1998 giving effect to the purchase of TNP, as if it had been acquired at the beginning of 1998 is shown below:


Revenues....................................................  $17,739
Net income..................................................    2,400
Earnings per share..........................................  $  0.19

Goodwill of approximately $200 at September 30, 1999 relates to an acquisition in 1997, and is being amortized over five years.

NOTE 4. OTHER FINANCIAL DATA

    Following are details concerning certain balance sheet accounts as of December 31, 1997 and 1998 and September 30, 1999:

                                                    1997       1998        1999
                                                  --------   --------   -----------
                                                                        (UNAUDITED)
Accounts Receivable:
  Billed........................................   $  774    $ 1,297      $ 3,777
  Unbilled......................................    2,877      9,687       14,476
                                                   ------    -------      -------
                                                   $3,651    $10,984      $18,253
                                                   ======    =======      =======

    Unbilled receivables represent work-in-process that will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon final execution

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4. OTHER FINANCIAL DATA (CONTINUED)

of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled receivables are expected to be collected within one year.

                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Property and Equipment:
  Machinery and equipment...................................   $  952     $1,190       $1,484
  Furniture, fixtures and leasehold improvements............      138        152          290
                                                               ------     ------       ------
                                                                1,090      1,342        1,774
Less accumulated depreciation and amortization..............     (466)      (693)        (892)
                                                               ------     ------       ------
                                                               $  624     $  649       $  882
                                                               ======     ======       ======

NOTE 5. RELATED PARTY TRANSACTIONS

    CORPORATE SERVICES AGREEMENT. Titan provides to the Company routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. Titan also provides the Company corporate planning, government relations and corporate quality assurance services. The Company shares certain Titan systems, including its accounting system and human resource system. Because Titan engages in government contracts work, Titan allocates costs to its subsidiaries based upon government cost accounting requirements. The Company pays Titan for human resources services based upon the Company's percentage of the total number of Titan group employees. The Company pays for other corporate services based upon the average of three percentages: (1) the percentage of the Company's payroll to the total payroll of the Titan group, (2) the percentage of the Company's operating revenues to the total operating revenues of the Titan group and (3) the percentage of the Company's average net book value which is the sum of the Company's tangible capital assets plus inventories to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan may adjust its fees based upon its assessment of the Company's relative use of these services.

    The initial term of the Corporate Services Agreement is one year. This agreement renews automatically unless the Company elects not to renew by giving Titan notice. The Company intends to build its own administrative infrastructure and end the Corporate Services Agreement with Titan by the end of 2000. Amounts aggregating $259, $284, $230, $167 and $286 are included in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, respectively. Management believes that these allocations have been and will be reasonable.

    TAX ALLOCATION AGREEMENT As long as Titan maintains beneficial ownership of at least 80% of the total voting power of the Company's capital stock and 80% of the total value of the Company's outstanding common stock, the Company will be included in Titan's consolidated federal income tax

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5. RELATED PARTY TRANSACTIONS (CONTINUED)

returns. Following completion of this offering, the Company expects to file separate federal income tax returns.

    Cayenta and Titan intend to enter into a Tax Allocation Agreement. Under the Tax Allocation Agreement, the Company will agree to pay to the applicable tax authorities an amount generally equal to the tax liability that the Company would have incurred if it had prepared and filed a separate return. Titan will have broad discretion in determining the amount of separate taxable income and tax liability that the Company would realize on such a separate return. In computing this separate tax liability, the Company's tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that it would have had had it always owned the businesses transferred to the Company by Titan.

    As a member of the Titan group for purposes of filing consolidated federal income tax returns, the Company will be liable for the federal income tax of the Titan group if Titan or any member of the group fails to pay its taxes.

    FACILITIES AGREEMENT The Company has subleased approximately 26 square feet in Reston, Virginia from Titan. Under the Facilities Agreement, Titan provides the Company rent, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services and centralized mail and postage and other services. The Company pays Titan an annual fee determined by the Company's percentage of Titan's annual costs for this facility. This percentage is based upon the percentage of the total square feet in the facility that the Company occupies. Amounts aggregating $42, $227, $145, $309 and $369 are included in the Company's results of operations in the accompanying consolidated financial statements for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, respectively.

    EMPLOYEE BENEFIT PLANS The Company's employees are eligible to participate in the Titan benefit plans. Those plans include a 401(k) plan, an employee stock ownership plan, a non-qualified executive deferred compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for the Company's employees are charged by Titan to the Company.

    TITAN'S SENIOR CREDIT FACILITY The Company is currently subject to Titan's senior credit facility, which includes covenants that restrict the Company's operations and requires Titan to pay down this facility by an amount equal to the net proceeds of its initial public offering. In addition, the Company, along with other Titan subsidiaries, has guaranteed Titan's obligations under this facility. Titan has informed the Company that it intends to negotiate changes to the facility or replace the facility and to remove the Company from the guaranty and the other restrictions concurrently with the completion of this offering. So long as the Company remains as a guarantor, the Company risks substantial liability if Titan defaults on this facility. Titan's outstanding borrowings subject to this guarantee amounted to approximately $117 million at September 30, 1999.

    SUBORDINATED PROMISSORY NOTE As of September 30, 1999, the Company owed $9.4 million to Titan under a subordinated, unsecured promissory note. The Company can have a maximum of $70.0 million of indebtedness outstanding under this promissory note at any one time. The promissory note is due in

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5. RELATED PARTY TRANSACTIONS (CONTINUED)

December 2004 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or Titan's effective weighted average interest rate under its senior credit facility. The Company can repay amounts outstanding under the promissory note at any time without penalty. At Titan's option, the Company may repay amounts outstanding under the promissory note with the net proceeds of any asset sales the Company makes that are not in the ordinary course of business or if the Company obtains a credit facility from a third party lender and the lender and the facility permits the use of proceeds to repay existing indebtedness. The Company cannot use any of the proceeds of its initial public offering to repay amounts outstanding under the promissory note or under any indebtedness the Company incurs to refinance the promissory note.

NOTE 6. SIGNIFICANT CUSTOMERS

    Sales to a single federal agency were $6,730, $8,816, $11,171 and $6,461 for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999 (unaudited), respectively. Sales to another local government customer and to a single utility customer were $9,823 and $8,119, respectively, for the nine months ended September 30, 1999. For all periods presented, substantially all accounts receivable were due from these customers.

    Sales to a single commercial customer were $1,093 and $1,399 for the years ended December 31, 1996 and 1997, respectively.

    No other single customer accounted for 10% or more of the revenues for these periods.

NOTE 7. COMMITMENTS AND CONTINGENCIES

    The Company periodically is a defendant in cases incidental to its business activities. Furthermore, providers of products and services to the U.S. government are generally subject to multiple levels of audit and investigation by various U.S. government agencies. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

    During 1999, the Company entered into employment agreements with certain key officers of Cayenta. The agreements specify, among other things, an annual base salary, annual bonus and entitlement to receive options to purchase shares of the Company's Class A common stock at $0.36 per share. These agreements also provide eligibility to receive options to purchase Titan common shares.

    The Company leases office space from an unrelated third party under a noncancelable operating lease expiring in 2004. Rent expense for this lease was $74 for the nine months ended September 30,

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

1999. The related future minimum lease payments as of September 30, 1999 are as follows (in thousands):

YEAR ENDING:
------------
1999........................................................  $   37
2000........................................................     155
2001........................................................     163
2002........................................................     172
2003........................................................     226
Thereafter..................................................     753
                                                              ------
                                                              $1,506
                                                              ======

    The Company has also guaranteed certain obligations of Titan, see Note 5.

NOTE 8. INCOME TAXES

    The components of the income tax provision are as follows:

                                                            1996       1997       1998
                                                          --------   --------   --------
Current:
  Federal...............................................    $210       $641       $780
  State.................................................      37        113        138
                                                            ----       ----       ----
                                                             247        754        918
Deferred................................................      --        (20)       (10)
                                                            ----       ----       ----
                                                            $247       $734       $908
                                                            ====       ====       ====

    Following is a reconciliation of the income tax provision expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

                                                            1996       1997       1998
                                                          --------   --------   --------
Expected federal income tax provision...................    $210       $623       $750
State income taxes, net of federal income tax
  benefits..............................................      37        110        132
Other...................................................      --          1         26
                                                            ----       ----       ----
Actual income tax provision.............................    $247       $734       $908
                                                            ====       ====       ====

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8. INCOME TAXES (CONTINUED)

    The deferred tax liability as of December 31, 1997 and 1998, result from the following temporary differences:

                                                                1997       1998
                                                              --------   --------
Accrued payroll and employee benefits.......................      29         42
Deferred compensation.......................................       7          7
Depreciation................................................     (61)       (64)
                                                                ----       ----
Net deferred tax liability..................................    $(25)      $(15)
                                                                ====       ====

NOTE 9. STOCKHOLDERS' EQUITY

    The Company has two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. As of September 30, 1999 Titan owns 100% of the issued and outstanding Class B common stock. No shares of Class A common stock are issued or outstanding.

    The Company also has 17,345 authorized shares of $.001 par value preferred stock with voting rights. Each preferred share is convertible into one Class A common share. As of September 30, 1999, 100% of the 2,345 issued preferred shares are held by the former owners of TNP. These preferred shares have no dividend requirements and automatically convert to 2,345 shares of Class A common stock upon the occurrence of an initial public offering of the Company's Class A common stock. The Board of Directors has the authority, without further action by the shareholders to issue any authorized but undesignated series of preferred stock in one or more series and to fix all the terms, including rights, preferences, restrictions and redemptions.

NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS

    The Company provides stock-based compensation to officers, directors and key employees through a stock option plan. The Company's board of directors has options available for grant under the 1997 Stock Option Plan (the "Plan") of 1,343 shares. Total options authorized for grant under this Plan are 2,500. Under the Plan, an option's maximum term is ten years, and the exercise price of each option equals the fair market value of the Company's stock on the date of grant. Employee options may be granted throughout the year. All options vest in four equal annual increments beginning one year after the grant date.

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED)

    A summary of the status of the Company's Plan as of December 31, 1997, 1998 and September 30, 1999, and changes during the periods ended on those dates is presented below:

                                           1997                        1998                        1999
                                 -------------------------   -------------------------   -------------------------
                                            WEIGHTED-AVG.               WEIGHTED-AVG.               WEIGHTED-AVG.
                                  SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
OPTIONS                          --------   --------------   --------   --------------   --------   --------------
Outstanding at beginning of
  period.......................     --          $0.36          419          $0.36            503        $0.36
Granted........................    419                          84                       654,700
                                   ---                         ---                       -------
Outstanding at end of period...    419                         503                         1,157
                                   ===                         ===                       =======
Options exercisable at end of
  period.......................    105                         230                           458
                                   ===                         ===                       =======

    The following table summarizes information about stock options outstanding at September 30, 1999 (unaudited):

                OPTIONS OUTSTANDING
           ------------------------------
                         WEIGHTED-AVERAGE
EXERCISE   OUTSTANDING      REMAINING
 PRICE     AT 9/30/99    CONTRACTUAL LIFE
--------   -----------   ----------------
 $0.36          1,157      9.2

    Certain employees who qualify as sophisticated investors have agreed to resell any shares purchased under their options back to the Company at book value. This constitutes a variable plan under APB No. 25. Accordingly, deferred compensation has been recorded to the extent that book value exceeds the exercise price of the options at the date of grant. Deferred compensation is also recorded for changes in book value occurring subsequent to the initial grant date. Compensation expense related to these grants is recognized as these options vest. Compensation expense amounted to $0 in 1997, $34 in 1998 and $121 for the nine months ended September 30, 1999. There are 628 options outstanding at September 30, 1999 subject to this buyback provision.

    On August 12, 1999, the Company issued 245 options at $0.36 per share to employees not covered by the book value repurchase options discussed above. On this date the deemed fair value of a share of common stock was $2.46 per share. Accordingly, the Company has recognized deferred compensation related to these grants of $514 on August 12, 1999. This deferred charge will be amortized to expense over the four year vesting period of these options. Of the remaining
284 options granted, 26 and 258 were granted in February 1998 and September 1997, respectively. These options were granted at exercise prices which the Company believes approximated fair value at the date of grant. The fair value of these option grants were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: zero dividend yield; expected volatility of 0%; a risk-free interest rate of 5.5%; and an expected life of five years.

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10. STOCK-BASED AND OTHER COMPENSATION PLANS (CONTINUED)

    As permitted, the Company has adopted the disclosure only provisions of SFAS
123. Accordingly, no compensation expense, except as specifically described above, has been recognized for the stock option plans. Had compensation expense been determined based on the fair value at the date of the grant for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999 consistent with the provisions of SFAS 123, the Company's net income and net income per share would have been reported as the pro forma amounts indicated below:

                                                      YEAR ENDED         NINE MONTHS
                                                     DECEMBER 31,           ENDED
                                                  -------------------   SEPTEMBER 30,
                                                    1997       1998         1999
                                                  --------   --------   -------------
Net income--as reported.........................   $1,099     $1,311        $2,589
Net income--pro forma...........................    1,099      1,153         2,309
Net income per share--as reported...............   $ 0.11     $ 0.13        $ 0.21
Net income per share--pro forma.................     0.11       0.12          0.18

    Certain officers and key employees participate in the Titan non-qualified executive deferred compensation plan. The Company also has performance bonus plans for certain of its employees. Related expense for these two plans amounted to approximately $152, $189, and $557 in years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999 (unaudited), respectively.

NOTE 11. GEOGRAPHIC OPERATIONS

    The Company has historically operated in one business segment, application integration and consulting services, exclusively in North America and principally the United States.

NOTE 12. SUBSEQUENT EVENTS

    MAINSAVER. In November 1999, Cayenta acquired J.B. Systems, an EAM company doing business under the name Mainsaver. The Company acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company. The Company acquired Assist Cornerstone for 516 shares of Cayenta Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately $3.2 million to retire

                                 CAYENTA, INC.

                 (ALL INFORMATION AS OF SEPTEMBER 30, 1999 AND
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12. SUBSEQUENT EVENTS (CONTINUED)

outstanding indebtedness of Assist Cornerstone and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry. The Company acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the $2.1 million placed into escrow at the closing, $600 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, the Company paid approximately
$3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    All of these acquisitions have been funded by Titan subsequent to September 30, 1999.

    In connection with the acquisitions described above the Company has issued warrants to a financial advisor to purchase up to 496 shares of Class A common stock for $13.11 per share. The warrants are exercisable at any time and expire in 5 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying balance sheets of Transnational
Partners II, LLC, a California limited liability company, (the "Company"), as of December 31, 1997 and 1998, and the related statements of income, members' equity, and cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transnational Partners II, LLC as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from commencement of operations (February 9, 1997) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                         TRANSNATIONAL PARTNERS II, LLC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
ASSETS

Current Assets
  Cash......................................................     $183         $259
  Accounts receivable.......................................      370          612
                                                                 ----         ----
    Total assets............................................     $553         $871
                                                                 ====         ====

LIABILITIES AND MEMBERS' EQUITY
  Accounts payable and accrued expenses.....................     $285         $448
                                                                 ----         ----
    Total liabilities.......................................      285          448
                                                                 ----         ----

Commitments and contingencies
Members' Equity:
  Members' capital..........................................       20           20
  Retained earnings.........................................      248          403
                                                                 ----         ----

    Total members' equity...................................      268          423
                                                                 ----         ----
    Total liabilities and members' equity...................     $553         $871
                                                                 ====         ====

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   ------------
Revenues....................................................        $2,850           $5,644
Cost of revenues............................................         2,211            4,067
                                                                    ------           ------
  Gross profit..............................................           639            1,577
Selling, general, and administrative expenses...............            31              146
                                                                    ------           ------
Income from operations......................................           608            1,431
Interest income.............................................             5                9
                                                                    ------           ------
Income before tax...........................................           613            1,440
Provision for income tax....................................             5                5
                                                                    ------           ------
Net income..................................................        $  608           $1,435
                                                                    ======           ======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                                 (IN THOUSANDS)

                                                              MEMBERS'   RETAINED
                                                              CAPITAL    EARNINGS    TOTAL
                                                              --------   --------   --------
Balances at February 9, 1997 (Commencement of Operations)...    $--      $    --    $    --
  Membership contributions..................................     20           --         20
  Net income................................................                 608        608
  Distributions.............................................     --         (360)      (360)
                                                                ---      -------    -------
Balances at December 31, 1997...............................     20          248        268
  Membership contributions..................................      2           --          2
  Repurchase of membership shares...........................     (2)          --         (2)
  Net income................................................               1,435      1,435
  Distributions.............................................     --       (1,280)    (1,280)
                                                                ---      -------    -------
Balances at December 31, 1998...............................    $20      $   403    $   423
                                                                ===      =======    =======

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                         TRANSNATIONAL PARTNERS II, LLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 PERIOD FROM
                                                              FEBRUARY 9, 1997
                                                                (COMMENCEMENT
                                                              OF OPERATIONS) TO    YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              -----------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................        $  608           $ 1,435
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Changes in operating assets and liabilities:
      Accounts receivable...................................          (370)             (242)
      Accounts payable and accrued expenses.................           285               163
                                                                    ------           -------
Net cash provided by operating activities...................           523             1,356
                                                                    ------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of membership shares.................................            20                 2
  Repurchase of membership shares...........................            --                (2)
  Distributions to members..................................          (360)           (1,280)
                                                                    ------           -------
Net cash used in financing activities.......................          (340)           (1,280)
                                                                    ------           -------
Net increase in cash........................................           183                76
Cash at beginning of period.................................            --               183
                                                                    ------           -------
Cash at end of period.......................................        $  183           $   259
                                                                    ======           =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  State income taxes paid...................................        $    1           $     4
                                                                    ======           =======

  THE ACCOMPANYINIG NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                         TRANSNATIONAL PARTNERS II, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Transnational Partners II, LLC a California limited liability company, (the "Company") is an enterprise application integration consulting company. The Company was formed on September 25, 1996, with the execution of a limited liability company operating agreement (the "Agreement"), commenced operations on February 9, 1997. In January 1999, Cayenta, Inc. acquired substantially all of the assets and liabilities of the Company.

    REVENUE RECOGNITION The majority of the Company's revenues are derived from time and material contracts and are recognized as services are performed. Revenues derived from fixed-price contracts are recognized under the percentage-of-completion method. Estimated losses on fixed-price contracts are recorded in the period the losses are determinable.

    USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES The Company is treated as a partnership for income tax reporting purposes, rather than an association taxable as a corporation. Accordingly, no provision for federal taxes has been included in the accompanying statements of income. Such taxes are imposed on the individual members for their respective shares of the Company's income. The tax returns and amounts of distributable income or loss of the Company are subject to examination by federal and state taxing authorities. If such examination results in a change in the Company's income tax status or in a change to distributable income or loss of the Company, the tax liability of the Company or of the members could be changed accordingly.

    DISTRIBUTIONS Membership interests of the members reflect capital contributions made in accordance with the Agreement. Distributions or allocations of assets are made in proportion to the partner's respective membership interest, and are made at the sole discretion of the Company's management.

    FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts of the Company's financial instruments, including cash, accounts receivable, and accounts payable approximate their fair values due to the short-term nature. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company believes it is not exposed to any significant credit risk on its accounts receivable.

2. CREDIT RISK

    All of the Company's revenues are from a single customer. Accounts receivable due from this customer totaled $612 and $370 at December 31, 1998 and 1997, respectively. Historically, the Company has not incurred credit losses.

                         TRANSNATIONAL PARTNERS II, LLC

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

3. SALE OF LLC MEMBERSHIP UNITS

    The Company was formed with a contribution of $20 made by the two senior (voting) members for 60% and 40% of the membership units, respectively.

    On April 2, 1998, the Company sold associate membership units to 16 individuals. Associate membership units are non-voting but are otherwise entitled to all the benefits afforded to associated members as defined in the agreement. The units were sold for $0.1 and entitled the member to 0.5% of the equity of the Company.

4. SUBSEQUENT EVENT

    In January 1999, the Company was acquired by Cayenta, Inc., a wholly owned subsidiary of The Titan Corporation, for $9.8 million in a transaction that was accounted for as a purchase. The purchase price consisted of $7.0 million cash, a $2.8 million note due January 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and 2,345 shares of convertible preferred stock of Cayenta, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cayenta, Inc.:

    We have audited the accompanying balance sheets of JB Systems, Inc., d.b.a. Mainsaver (the "Company") (a California corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JB Systems, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
December 28, 1999

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current Assets:
  Cash......................................................  $    15    $    24            --
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $123 and $400, respectively.............      522        729         1,559
  Prepaid expenses and other current assets.................       16         75            69
                                                              -------    -------      --------
    Total current assets....................................      553        828         1,628
Property and equipment, net.................................      295        605           805
Capitalized software, net...................................      182         45            --
Other assets................................................       23        102            64
                                                              -------    -------      --------
    Total assets............................................  $ 1,053    $ 1,580      $  2,497
                                                              =======    =======      ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Bank overdraft............................................  $   192    $   191           452
  Line of credit............................................       --      1,192         1,512
  Accounts payable..........................................      227        560           953
  Accrued expenses..........................................      280        230           277
  Deferred revenues.........................................    1,087      1,020         1,515
  Current portion of capital lease obligations..............       70         67           211
  Current portion of note payable to stockholder............       79         --            --
                                                              -------    -------      --------
    Total current liabilities...............................    1,935      3,260         4,920
                                                              -------    -------      --------
Deferred revenues...........................................      388        326           222
Capital lease obligations...................................       93        148           263
Notes payable to stockholder, net...........................      423      1,400         1,653
                                                              -------    -------      --------
    Total liabilities.......................................    2,839      5,134         7,058
                                                              -------    -------      --------

Stockholders' Deficit:
Common Stock:...............................................
  Class A common stock, no par value; 2,250 shares
    authorized, 1,272 and 1,174 shares issued and
    outstanding, respectively...............................      216      5,800         6,197
  Class B nonvoting common stock, no par value; 250 shares
    authorized, no shares issued and outstanding............       --         --            --
Accumulated deficit.........................................   (2,002)    (9,354)      (10,758)
                                                              -------    -------      --------
    Total stockholders' deficit.............................   (1,786)    (3,554)       (4,561)
                                                              -------    -------      --------
Total liabilities and stockholders' deficit.................  $ 1,053    $ 1,580      $  2,497
                                                              =======    =======      ========

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               YEAR ENDED              NINE MONTHS ENDED
                                                              DECEMBER 31,               SEPTEMBER 30,
                                                     ------------------------------   -------------------
                                                       1996       1997       1998       1998       1999
                                                     --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
Revenues...........................................   $5,183     $6,162    $ 7,218     $5,909    $ 6,267
Cost of revenues...................................    1,747      2,459      2,387      2,043      1,626
                                                      ------     ------    -------     ------    -------
  Gross profit.....................................    3,436      3,703      4,831      3,866      4,641
                                                      ------     ------    -------     ------    -------
Operating expenses:
  Selling, general and administrative..............    2,714      2,932      4,892      3,139      3,799
  Research and development.........................      823        778        946        594      1,774
  Depreciation and amortization....................      255        274        295        253        163
                                                      ------     ------    -------     ------    -------
    Total operating expenses.......................    3,792      3,984      6,133      3,986      5,736
                                                      ------     ------    -------     ------    -------
Loss from operations...............................     (356)      (281)    (1,302)      (120)    (1,095)
Interest expense...................................       68         75        165         93        309
                                                      ------     ------    -------     ------    -------
  Net loss.........................................   $ (424)    $ (356)   $(1,467)    $ (213)   $(1,404)
                                                      ======     ======    =======     ======    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                                             COMMON STOCK
                                                         --------------------
                                                          NUMBER                ACCUMULATED
                                                         OF SHARES    AMOUNT      DEFICIT      TOTAL
                                                         ---------   --------   -----------   --------
Balances at December 31, 1995..........................      477      $   77      $ (1,208)   $(1,131)
  Net loss.............................................       --          --          (424)      (424)
  Stock compensation charge............................       --         100            --        100
  Exercise of stock options and warrants...............      809          33            --         33
                                                          ------      ------      --------    -------
Balances at December 31, 1996..........................    1,286         210        (1,632)    (1,422)
  Net loss.............................................       --          --          (356)      (356)
  Repurchase of common stock and stockholder
    distributions......................................      (15)         (1)          (14)       (15)
  Stock compensation charge............................       --           6            --          6
  Exercise of stock options and warrants...............        1           1            --          1
  Issuance of common stock.............................       --          --            --         --
                                                          ------      ------      --------    -------
Balances at December 31, 1997..........................    1,272         216        (2,002)    (1,786)
  Net loss.............................................       --          --        (1,467)    (1,467)
  Repurchase of common stock and stockholder
    distributions......................................   (1,272)       (216)       (5,885)    (6,101)
  Issuance of common stock.............................    1,174       5,800            --      5,800
                                                          ------      ------      --------    -------
Balances at December 31, 1998..........................    1,174       5,800        (9,354)    (3,554)
                                                          ------      ------      --------    -------
The following information is unaudited:
Net loss (unaudited)...................................       --          --        (1,404)    (1,404)
Issuance of warrants...................................       --         397            --        397
Balances at September 30, 1999 (unaudited).............    1,174      $6,197      $(10,758)   $(4,561)
                                                          ======      ======      ========    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                        YEAR ENDED                    ENDED
                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(424)     $(356)    $(1,467)    $ (213)   $(1,404)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     255        274         295        253        163
    Stock compensation charge...............................     100          6          --                    --
    Amortization of debt discount...........................      --         --          --                    50
    Loss on disposal of assets..............................      --         --           8                    --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................     144        145        (207)      (427)      (830)
      Prepaid expenses and other current assets.............      25         18         (59)      (100)         5
      Accounts payable......................................     (32)       (50)        333       (188)       393
      Accrued expenses......................................      85        (41)        (50)       211         46
      Deferred revenues.....................................    (122)       249        (129)       341        392
      Other assets..........................................      16         --         (79)       (82)        39
                                                               -----      -----     -------     ------    -------
        Net cash provided by (used in) operating
          activities........................................      47        245      (1,355)      (205)    (1,146)
                                                               -----      -----     -------     ------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (43)       (67)       (352)       (45)       (27)
                                                               -----      -----     -------     ------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net line of credit borrowings (repayments)................     110       (200)      1,192         --        320
  Change in bank overdraft..................................      --        192          --       (192)       261
  Net (repayments) borrowings on note payable to
    stockholder.............................................      (3)       404        (502)      (502)       600
  Repayment of capital lease obligations....................     (41)       (59)        (73)       (51)       (32)
  Net repayments on long term debt..........................     (89)      (502)         --         --
  Proceeds from issuance of common stock....................      33          1       5,800      5,800
  Repurchase of Common Stock................................      --        (15)         --         --         --
  Distributions to stockholders.............................      --         --      (4,701)    (4,701)        --
                                                               -----      -----     -------     ------    -------
        Net cash provided by (used in) financing
          activities........................................      10       (179)      1,716        354      1,149
                                                               -----      -----     -------     ------    -------
Net increase (decrease) in cash.............................      14         (1)          9        104        (24)
Cash, beginning of year.....................................       2         16          15         15         24
                                                               -----      -----     -------     ------    -------
Cash, end of year...........................................   $  16      $  15     $    24        119         --
                                                               =====      =====     =======     ======    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest................................................      58         59         139         69        235
    Income taxes............................................       1         --          --         --          1

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Redemption of common stock in exchange for note payable to stockholder in connection with the leveraged
    recapitalization........................................      --         --       1,400      1,400         --
  Acquisition of equipment financed by capital lease
    obligations.............................................      80         32         125         92        290

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                         NOTES TO FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

    JB Systems, Inc. (the "Company") is an enterprise asset management, or EAM, company whose software enables customers to efficiently manage their equipment maintenance processes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    DEFERRED REVENUES Deferred revenues consists principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenues from the contracts is recognized ratably over the contract period.

    SOFTWARE DEVELOPMENT COSTS In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", software development costs are capitalized from the time the product's technological feasibility has been established until such time as the product is released for sale to the general public. Amortization of capitalized software is generally recorded on a straight-line basis over four years. No amounts were capitalized in the years ended December 31, 1996, 1997, 1998 or in the nine month period ended
September 30, 1999, respectively. Amortization of capitalized software amounted to $137, $137, $137, and $45 in such periods.

    PROPERTY AND EQUIPMENT Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets of five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the leasehold improvement.

    INCOME TAXES

    Deferred income taxes are provided for temporary differences between the financial statement and income tax bases of the Company's assets and liabilities, based on statutory tax rates. A valuation

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss.

    INTERIM RESULTS (UNAUDITED). The accompanying balance sheet as of September 30, 1999 and the related statements of operations and of cash flows for the nine months ended September 30, 1998 and 1999, and the statement of stockholders' deficit for the nine months ended September 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.

3. RECAPITALIZATION

    On August 11, 1998, the Company completed a leveraged buyout recapitalization (the "Recapitalization") pursuant to a Plan of Merger (the "Merger") among JBS Acquisition, Inc. ("Newco") as a purchaser, and both the Company and the founder and majority stockholder of the Company (the "Founder") as sellers. Under the Recapitalization, Newco was merged with and into the Company, and the separate corporate existence of Newco ceased, resulting in the Company as the surviving corporation. Each share of common stock of Newco issued and outstanding immediately prior to the Merger was converted into one share of common stock of the Company.

    Under the Recapitalization, each share of the Company's stock issued and outstanding immediately prior to the merger, other than the Founder's 25% retained interest, was canceled and extinguished and converted automatically into the right to receive Merger consideration as follows: (a) the Founder

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. RECAPITALIZATION (CONTINUED)

received a note in the principal amount of $2.0 million and a cash payment of $1.9 million and (b) the minority stockholders of the Company who owned common stock prior to the Merger received a cash payment of $2.3 million. The Recapitalization was financed through cash contributions of $5.0 million by stockholders of Newco in exchange for Newco common stock. These transactions are being accounted for as a recapitalization under which the existing basis of accounting will be continued, and assets and liabilities of the continuing business are being carried forward.

    On April 30, 1999, as a result of certain disputes, the Company, its stockholders and the Founder agreed to reduce the note payable to the Founder from $2.0 million $1.4 million, which has been recorded as a $600 reduction in note payable to stockholder and repurchase of common stock and stockholder distributions in the accompanying financial statements.

    On August 11, 1998, one of the stockholders of Newco entered into a Purchase Option Agreement with the Company and each of the other stockholders of the Company, whereby the stockholder is entitled to buy out the other stockholders of the Company. The purchase price of the option paid to the stockholders was $757 in aggregate, which the stockholders used to acquire additional shares of stock from the Company. The purchase option expired upon the acquisition of the Company by Cayenta, Inc. (See Note 13.)

    Sources and uses of cash in connection with the Recapitalization are summarized below:

Sources of cash:
  Newco common stock issued.................................   $5,043
  Purchase option agreement.................................      757
                                                               ------
                                                               $5,800
                                                               ======

Uses of cash:
  Payment to founder........................................   $1,924
  Payment to minority stockholders..........................    2,326
  Repayment of debt and accrued interest....................      772
  Transaction costs.........................................      421
  Remaining cash............................................      357
                                                               ------
                                                               $5,800
                                                               ======

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1998 are summarized as follows:

                                                                1997       1998
                                                              --------   --------
Computer equipment..........................................   $ 518      $  721
Leasehold improvements......................................      --          21
Furniture and fixtures......................................     140         277
                                                               -----      ------
Total cost..................................................     658       1,019
Accumulated depreciation....................................    (363)       (414)
                                                               -----      ------
Net property and equipment..................................   $ 295      $  605
                                                               =====      ======

5. LINE OF CREDIT

    The Company has a $2.0 million line of credit with a bank. Advances against the line of credit bear interest at the bank's reference rate plus 0.75% (8.5 % at December 31, 1998). Interest is payable monthly. The line of credit matures April 2000 and is collateralized by substantially all of the assets of the Company. The line of credit contained certain restrictions and financial covenants. The line of credit was extinguished in connection with the Company being acquired by Titan.

6. NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1996, the Company had a note payable to an officer/stockholder in the amount of $45 with interest payable quarterly at 8% and principal due on demand. Additionally, the Company had a note payable to an officer/stockholder of $457, due in monthly installments of $11 including interest at 11.25%, maturing September 2002. Both of these notes were extinguished in connection with the recapitalization (see Note 3).

    In connection with the Recapitalization, the Company issued a note payable to the Founder in the amount of $2.0 million, which was subsequently reduced to $1.4 million (see Note 3), payable in full on September 1, 2001, plus interest at a rate of ten percent per annum. The principal sum of this note may be prepaid in whole or in part without penalty at any time by or on behalf of the Company. Interest is payable monthly. This note was paid down to $500 in connection with Cayenta's acquisition of the Company (see Note 13).

7. INCOME TAXES

    As of December 31, 1998, the Company had net operating loss carryforwards of approximately $2.0 million and $800 for Federal and California reporting purposes, respectively. The differences between the federal and the California losses are primarily attributable to the 50% limitation on state carryforwards. The Federal loss carryforwards will begin expiring in 2018, unless previously utilized, while the California losses will begin expiring in 2003. Utilization of the Company's net operating loss carryforwards may be limited as a result of certain changes in the Company's ownership. The realization of the deferred tax asset is dependant upon the Company generating sufficient taxable income prior to expiration of its operating loss and credit carryforwards. Due to the uncertainty

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7. INCOME TAXES (CONTINUED)

regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset.

8. COMMITMENTS

    The Company leases its facilities under operating leases that require minimum monthly payments of $24, as well as payment of all property taxes, insurance and other costs. In addition, the Company leases certain office equipment under operating leases through September 2002.

    Property under capital leases at December 31, 1998 consists primarily of computer and office equipment. Total cost of property under capital leases was $412 at December 31, 1998. Accumulated depreciation related to property under capital leases was $218 at December 31, 1998.

    Future minimum rentals under capital and operating leases as of December 31, 1998 are approximately as follows:

                                                          CAPITAL    OPERATING
                                                          --------   ---------
1999....................................................  $     87   $    307
2000....................................................        68        179
2001....................................................        51          6
2002....................................................        31         --
2003....................................................        23         --
                                                          --------   --------
Total future minimum lease payments.....................       260   $    492
                                                                     ========
Less amount representing interest.......................       (45)
                                                          --------
Present value of minimum lease payments.................       215
Current portion of capital lease obligations............       (67)
                                                          --------
Long-term capital lease obligations.....................  $    148
                                                          ========

9. EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) plan. Under the plan, qualified employees may elect to defer up to 15% of their salaries, subject to the Internal Revenue Code limits. The Company contributes a matching 30% of employee contributions for all employees with annual incomes less than $80. Employees with annual incomes of $80 or more do not receive matching contributions from the Company. Company contributions to the Plan were $13, $14, $36, $32, and $46 during the years ended December 31, 1996, 1997, 1998 and for the nine months ended September 30, 1998 and 1999, respectively.

10. STOCK OPTIONS

    The Company had an incentive stock option plan which was terminated in 1998, and all outstanding options were canceled. The Company adopted a new stock option plan (the "Plan") in 1998 to enable key employees and non-employees to acquire shares of the Company's common stock.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCK OPTIONS (CONTINUED)

Up to 141 options may be issued under the Plan at an exercise price of not less than 100% of the fair market value at the date of grant. The stock options vest ratably over a four-year period from the date of grant. The stock options may be granted with expiration dates not to exceed ten years. The Company granted 118 and 14 stock options during the year ended 1998 and the nine month period ended September 30, 1999, respectively, with an exercise price of $6.31 per share. No options are exercisable at December 31, 1998.

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," defines and encourages the use of the fair-value method of accounting for employee stock-based compensation, but allows the continued use of the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25 and related interpretations. As permitted under SFAS No. 123, the Company continues to use the intrinsic method of accounting for stock-based compensation. Had the compensation cost for the Plan been determined using the fair-value method described in SFAS No. 123, the Company's net loss would not have been substantially different from the reported net loss in 1997 and 1998.

11. RELATED PARTY TRANSACTIONS

    The Company has a management agreement with one of its stockholders to provide management and consulting services related to the operations of the Company. The monthly service fee in connection with the agreement is $8 plus out-of-pocket expenses, and will continue until the occurrence of certain events as defined in the agreement. Additionally, the Company paid a $50 transaction fee to the stockholder in connection with the Recapitalization described in
Note 3.

    Additionally, the Company entered into a consulting agreement with the Founder to provide services commencing February 1999 at $17 per month, plus benefits and out-of-pocket expenses, for one year.

12. LEGAL PROCEEDINGS

    On September 14, 1998, a former distributor of the Company filed an action alleging the Company wrongfully terminated its distribution agreement and is claiming damages of not less than $650. Settlement negotiations are in process. Management believes that the claim is without merit. Additionally, the Company has received indemnification from loss on the claim from the Founder.

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998

    On August 18, 1999, the Company entered into a Convertible Subordinated Loan Agreement whereby a total of $600 was loaned to the Company by its stockholders in amounts proportionate to their respective ownership percentages. The loans are payable in $100 monthly installments commencing March 15, 2000, with a final payment due on August 15, 2000. Interest is payable monthly commencing
September 15, 1999 at eight %. The loan is subordinated to the credit line the Company has with a bank (see Note 5).

    The stockholders may convert any unpaid balance on August 15, 2000 into a certain number of Class A common stock determined by dividing the unpaid balance by the conversion price of $3.71.

                                JB SYSTEMS, INC.

                               (D.B.A. MAINSAVER)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998 (CONTINUED)

The agreement also provides that, upon repayment of the loans, the Company will issue the stockholders 59 warrants of the Company's Class A common stock at an exercise price of $3.71 per share. The warrants expire after ten years. The Company has recorded debt discount related to these warrants of $397 as of August 1999 and has recorded related amortization of $50 in the nine month period ended September 30, 1999.

    In November 1999, the Company was acquired by Cayenta, Inc. for
$11.7 million cash of which approximately $8.2 million was paid at closing, $500 due in February 2000 and $3.0 million due May 2001 after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce the outstanding indebtedness of the Company. The Company entered into agreements with its option and warrant holders pursuant to which all options and warrants of the Company were terminated concurrently with the closing of the acquisition.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
  Assist Cornerstone Technologies, Inc.

We have audited the accompanying balance sheets of Assist Cornerstone Technologies, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Assist Cornerstone Technologies, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          [SIGNATURE]

May 28, 1999, except for
  Note 9, as to which the date
  is September 22, 1999.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                              SEPTEMBER 30,    -----------------------
                                                                   1999           1998         1997
                                                              --------------   ----------   ----------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $   412,692     $  741,701   $  764,488
  Accounts receivable, less allowance of $207,809
    (unaudited) at September 30, 1999, $160,392 in 1998 and
    $143,338 in 1997........................................     2,626,812      2,813,220    2,573,775
  Prepaid expenses..........................................       171,289         77,328       27,220
  Deferred income taxes.....................................       128,000        128,000           --
  Other receivables.........................................        81,184        107,277       75,719
                                                               -----------     ----------   ----------
Total current assets........................................     3,419,977      3,867,526    3,441,202
Property and equipment:
  Office furniture and equipment............................       316,247        312,447      315,198
  Leasehold improvements....................................        45,122         45,122       45,123
  Computer equipment........................................       499,209        369,647      350,044
                                                               -----------     ----------   ----------
                                                                   860,578        727,216      710,365
  Less accumulated depreciation.............................      (567,767)      (445,556)    (338,222)
                                                               -----------     ----------   ----------
Net property and equipment..................................       292,811        281,660      372,143
Loan fees, net of accumulated amortization of $80,296 in
  1998 and $26,346 in 1997..................................       260,159        298,853      334,803
Intangible asset, net of accumulated amortization of
  $225,000 in 1998 and $75,000 in 1997......................             0         75,000      225,000
                                                               -----------     ----------   ----------
                                                               $ 3,972,947     $4,523,039   $4,373,148
                                                               ===========     ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $ 1,218,837     $  928,770   $  860,048
  Accrued liabilities.......................................       338,129        397,353      282,795
  Deferred revenue..........................................       507,547        989,763      647,762
  Taxes payable.............................................            --             --      132,821
  Deferred income taxes.....................................       107,000             --      159,000
  Current portion of capital leases.........................        80,461         74,490       67,212
  Current portion of notes payable to related parties.......       107,010        160,000           --
                                                               -----------     ----------   ----------
Total current liabilities...................................     2,358,984      2,550,376    2,149,638
Long-term portion of capital leases.........................        79,908        142,243      218,836
Notes payable to related parties............................     2,326,830      1,845,617    1,892,333
Deferred income taxes.......................................            --        107,000           --
Other long-term liabilities.................................       117,457        151,558           --
Commitments and contingencies
Redeemable preferred stock:
  Preferred stock, issuable in series, $.001 par value,
    12,000 shares authorized; $100 per share liquidation
    value:
    Series A, redeemable preferred stock, 7,000 shares
      authorized; 6,200 shares issued and outstanding in
      1998 and 1997 (redemption value of $685,100)..........       197,963        197,963       65,992
    Series B, redeemable preferred stock, 5,000 shares
      authorized; 5,000 shares issued and outstanding in
      1998 and 1997 (redemption value of $500,000)..........       107,148        107,148       35,719
Shareholders' equity (deficit):
  Common stock, $.001 par value, 20,000,000 shares
    authorized; 4,654,145 (unaudited) shares issued as of
    September 30, 1999, 4,642,787 shares issued in 1998 and
    4,662,542 shares in 1997................................         4,654          4,643        4,663
  Additional paid-in-capital................................         9,471             --      199,642
  Accumulated deficit.......................................    (1,229,468)      (583,509)    (193,675)
                                                               -----------     ----------   ----------
Total shareholders' (deficit) equity........................    (1,215,343)      (578,866)      10,630
                                                               -----------     ----------   ----------
                                                               $ 3,972,947     $4,523,039   $4,373,148
                                                               ===========     ==========   ==========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                 YEAR ENDED DECEMBER 31
                                 ------------------------   ---------------------------------------
                                    1999          1998         1998          1997          1996
                                 -----------   ----------   -----------   -----------   -----------
                                       (UNAUDITED)
Revenues:
  Licenses.....................  $ 1,831,172   $1,737,438   $ 2,392,583   $ 2,105,301   $   979,141
  Service and support..........    4,585,366    3,198,204     4,604,541     3,399,074     3,386,197
  Hardware.....................    3,168,424    3,133,083     4,525,538     5,418,202     2,968,239
                                 -----------   ----------   -----------   -----------   -----------
Total revenues.................    9,584,962    8,068,725    11,522,662    10,922,577     7,333,577

Operating expenses:
  Cost of license revenue......      355,272      346,338       498,031       527,082       179,174
  Cost of service and support
    revenue....................    2,475,991    2,035,608     2,734,878     2,498,159     2,466,812
  Cost of hardware revenue.....    2,764,945    2,750,342     3,684,431     4,519,858     2,254,561
  General and administrative...    2,749,837    2,347,870     2,499,123     1,921,569     1,581,882
  Sales and marketing..........    1,298,699      824,911     1,978,027     1,588,379     1,063,893
  Research and development.....      440,578      272,866       396,965       139,144       136,280
                                 -----------   ----------   -----------   -----------   -----------
                                  10,085,322    8,577,935    11,791,455    11,194,191     7,682,602
                                 -----------   ----------   -----------   -----------   -----------

Loss from operations...........     (500,360)    (509,210)     (268,793)     (271,614)     (349,025)

Other income (expense):
  Interest income..............       88,095       32,819        29,690        35,052        18,418
  Interest expense.............     (233,694)    (234,837)     (318,716)     (200,939)      (21,672)
  Cumulative effect of change
    in taxable status of
    entity.....................           --           --            --      (236,000)           --
                                 -----------   ----------   -----------   -----------   -----------
Loss before income taxes.......     (645,959)    (711,228)     (557,819)     (673,501)     (352,279)
  Income tax benefit
    (expense)..................           --      207,725       179,794       (76,000)           --
                                 -----------   ----------   -----------   -----------   -----------
Net loss.......................     (645,959)    (503,503)     (378,025)     (749,501)     (352,279)
Accretion of:
  Series A preferred stock.....           --      (98,978)     (131,971)      (65,986)           --
  Series B preferred stock.....           --      (53,572)      (71,429)      (35,714)           --
                                 -----------   ----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders.................  $  (645,959)  $ (656,053)  $  (581,425)  $  (851,201)  $  (352,279)
                                 ===========   ==========   ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                         COMMON STOCK        ADDITIONAL
                                    ----------------------     PAID-IN     ACCUMULATED
                                      SHARES       AMOUNT      CAPITAL       DEFICIT        TOTAL
                                    -----------   --------   -----------   -----------   -----------
Balance at January 1, 1996........    8,500,000   $ 2,000    $        --   $ 1,500,421   $ 1,502,421
  Net loss........................           --        --             --      (352,279)     (352,279)
  Distributions to Shareholders...           --        --             --       (30,000)      (30,000)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1996.....    8,500,000     2,000             --     1,118,142     1,120,142
  Issuance of common stock........       97,112        97         43,403            --        43,500
  Issuance of common stock upon
    exercise of preemptive
    right.........................      315,430       315           (215)           --           100
  Adjustment to par value for
    stock split...................           --     6,501         (6,501)           --            --
  Issuance of Series A preferred
    stock.........................           --        --        619,994            --       619,994
  Issuance of Series B preferred
    stock.........................           --        --        499,995            --       499,995
  Issuance of warrant to purchase
    2,166,377 common shares.......           --        --        198,100            --       198,100
  Shares acquired in shareholder
    buyout........................   (4,250,000)   (4,250)    (1,053,434)     (562,316)   (1,620,000)
  Accretion of Series A preferred
    stock.........................           --        --        (65,986)           --       (65,986)
  Accretion of Series B preferred
    stock.........................           --        --        (35,714)           --       (35,714)
  Net loss........................           --        --             --      (749,501)     (749,501)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1997.....    4,662,542     4,663        199,642      (193,675)       10,630
  Issuance of common stock for
    services......................       43,331        43         13,886            --        13,929
  Issuance of warrant to purchase
    100,000 common shares.........                                18,000            --        18,000
  Shares acquired in shareholder
    buyout........................      (63,086)      (63)       (39,937)           --       (40,000)
  Accretion of Series A preferred
    stock.........................           --        --       (131,971)           --      (131,971)
  Accretion of Series B preferred
    stock.........................           --        --        (59,620)      (11,809)      (71,429)
  Net loss........................           --        --             --      (378,025)     (378,025)
                                    -----------   -------    -----------   -----------   -----------
Balances at December 31, 1998.....    4,642,787   $ 4,643    $        --   $  (583,509)  $  (578,866)
                                    ===========   =======    ===========   ===========   ===========

The following information is
  unaudited:
  Issuance of common stock........       11,358        11          9,471            --         9,482
  Net loss........................                                            (645,959)     (645,959)
                                    -----------   -------    -----------   -----------   -----------
Balances at September 30, 1999....    4,654,145   $ 4,654    $     9,471   $(1,229,468)  $(1,215,343)
                                    ===========   =======    ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                 ---------------------   ---------------------------------
                                                   1999        1998        1998        1997        1996
                                                 ---------   ---------   ---------   ---------   ---------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.......................................  $(645,959)  $(503,503)  $(378,025)  $(749,501)  $(352,279)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
    Depreciation and amortization..............    122,211     227,844     309,121     217,664      98,707
    Amortization of loan fees..................         --          --      53,950      26,346          --
    Amortization of rental fees................         --          --       3,789          --          --
    Accretion on note payable to related party
      for warrant..............................         --          --      28,284      15,333          --
    Provision for bad debts....................         --          --     219,153       9,023          --
    Common stock issued for services...........         --          --      13,929          --          --
    Deferred income taxes......................         --          --    (180,000)    159,000          --
    Change in operating assets and liabilities:
      Accounts receivable......................    186,407     341,391    (458,598)   (300,669)   (305,517)
      Prepaid expenses and other receivables...    (67,867)    (80,250)    (81,666)    (43,339)    109,596
      Accounts payable.........................    290,067     288,423      68,722     286,404     397,603
      Accrued liabilities and other............     47,785      81,503     106,980      19,779     100,571
      Deferred revenue.........................   (482,216)   (102,438)    342,001     349,047      58,745
      Income taxes payable.....................         --    (349,158)   (132,821)    132,821          --
                                                 ---------   ---------   ---------   ---------   ---------
Net cash (used in) provided by operating
  activities...................................   (549,572)    (96,188)    (85,181)    121,908     107,426

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment............    (19,668)    (31,537)    (68,638)    (62,679)   (106,996)
Proceeds from sale of property and equipment...         --          --          --          --       5,054
Addition of intangible asset...................         --          --          --    (300,000)         --
                                                 ---------   ---------   ---------   ---------   ---------
Net cash used in investing activities..........    (19,668)    (31,537)    (68,638)   (362,679)   (101,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes to related parties.........    460,000     160,000     160,000          --          --
Principal payments on notes to related
  parties......................................         --          --     (75,000)    (25,000)         --
Net proceeds from issuance of debt.............         --          --          --   1,638,851          --
Proceeds from borrowings under line of
  credit.......................................         --          --          --          --     200,000
Principal payments on line of credit...........         --          --          --    (200,000)   (160,000)
Net proceeds from lease buyout.................         --          --     155,347          --          --
Principal payments on capital lease
  obligations..................................   (229,251)    (99,919)    (69,315)    (61,182)    (35,462)
Net proceeds from issuance of common stock.....      9,482          --          --      43,600          --
Proceeds from issuance of preferred stock......         --          --          --     500,000          --
Issuance of warrant............................         --          --          --         100          --
Shareholder buyout.............................         --     (35,000)    (40,000)   (900,000)         --
Distributions to shareholders..................         --          --          --          --     (30,000)
                                                 ---------   ---------   ---------   ---------   ---------
Net cash provided by (used in) financing
  activities...................................    240,231      25,081     131,032     996,369     (25,462)
                                                 ---------   ---------   ---------   ---------   ---------
Net (decrease) increase in cash................   (329,009)   (102,644)    (22,787)    755,598     (19,978)
Cash at beginning of year......................    741,701     764,488     764,488       8,890      28,868
                                                 ---------   ---------   ---------   ---------   ---------
Cash at end of period..........................  $ 412,692   $ 661,844   $ 741,701   $ 764,488   $   8,890
                                                 =========   =========   =========   =========   =========

SEE ACCOMPANYING NOTES.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Assist Cornerstone Technologies, Inc., (the Company) is a Utah Corporation formed in December 1987. The Company develops financial accounting software designed to run on the IBM AS/400. The Company has a working relationship with IBM, which includes the remarketing of IBM hardware. The Company generates revenue from four primary sources: license fees, consulting services, software support agreements, and hardware resales.

    The Company employs a direct sales force with salespersons located in California, Florida, Illinois, and Utah.

    On June 11, 1997 the Company entered into a series of transactions, the net effect of which was a recapitalization of the Company. The Company received $2,500,100 from an outside group of investors. Of this total, $2,000,000 was received in exchange for a promissory note (Note 4) bearing interest at twelve percent and due in seven years; $500,000 was received in exchange for 5,000 shares of Series B Non-Cumulative Non-Voting Redeemable Preferred Stock; and, $100 was received for 2,166,377 warrants convertible into common stock at zero cost.

    The Company used a portion of the proceeds to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable and 6,200 shares of Series A Cumulative Convertible Redeemable Exchangeable Non-Voting Preferred Stock.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions. The Company sells its products to distributors and end users. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition and requires deposits from new customers. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to end users or distributors.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Assets acquired pursuant to capital lease obligations are amortized over the assets' estimated useful lives. Maintenance and repairs are expensed as incurred.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

    Intangible assets consist of a non-compete agreement that is stated at cost. Amortization is calculated on the straight-line method, a rate based on an estimated useful life of two years.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

DEFERRED REVENUE

    Service revenue is deferred and recognized ratably over the term of the service contracts, on a straight-line basis. Costs for work performed under the service contracts are charged to operations as incurred.

INCOME TAXES

    The Company was an S Corporation from inception through June 11, 1997 and therefore did not compute a federal or state income tax provision under current tax laws. Shareholders were taxed on their share of the Company's income while the Company was an S Corporation. From June 12, 1997 forward the Company will operate as a C Corporation. The 1997 tax provision on the financial statements reflects the cumulative effect of changing from an S corporation and also provides for the period the Company was a C Corporation.

    The Company uses an asset and liability approach to account for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities and net operating loss and tax credit carry forwards.

STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

REVENUE RECOGNITION

    Revenue from license fees is recognized after a signed contract has been secured and the software has been delivered. Installation of the software and employee training are the responsibilities of each customer.

    Support revenue is recognized ratably over the life of the support contract, which is generally one year. Service revenue from consulting and custom programming is recognized as the services are

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

performed. The associated costs are included in the cost of service and support revenue. Hardware revenue is recognized on the date IBM ships the hardware to the customer with the associated costs included in cost of hardware revenue.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

    Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

ADVERTISING COSTS

    Advertising costs are expensed during the year in which they are incurred. Advertising costs were $51,234, $14,736, and $33,184 respectively for years ended December 31, 1998, 1997 and 1996.

    Advertising costs for the unaudited periods ended September 30, 1999 and 1998 were $246,971 and $43,167, respectively.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which is effective for fiscal years beginning after December 15, 1997. SFAS
No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. There were no items of other comprehensive income in 1998 or prior.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information were as follows:

                                     NINE MONTHS
                                        ENDED          YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,   ------------------------------
                                        1999          1998       1997       1996
                                    -------------   --------   --------   --------
                                     (UNAUDITED)
                                    -------------
Cash paid for:
  Interest........................     $190,881     $288,075   $185,606   $ 21,672
  Income taxes....................           --           --     24,000         --

SCHEDULE OF NON CASH INVESTING AND
  FINANCING ACTIVITIES
  Issuance of warrant(s) in
    connection with $160,000 note
    in 1998 and $2,000,000 note in
    1997..........................           --       18,000    198,000         --
  Issuance of note in shareholder
    buyout........................           --           --    100,000         --
  Property and equipment acquired
    under capital lease...........           --           --         --    344,781

3. COMMITMENTS AND CONTINGENCIES

    The Company entered into a $345,000, sixty month lease agreement in September 1996. The agreement was used to acquire furniture, a phone system, and computer equipment for the new leased facilities and is collateralized by this equipment. The ownership of the equipment passes to the Company at the end of the lease period. The lease carries an annual interest rate of 10.4%. Annual lease payments total $93,746.

    The Company entered into a sixty month lease agreement in October 1995. The Company acquired leasehold improvements valued at $20,255, and the lease is collateralized by these improvements.

    The Company entered into an operating lease with a related party for its new headquarters in May 1996. Beginning November 1, 1998, the Company agreed to modify the lease. In exchange for consideration received of $155,347, the Company agreed to a monthly rent increase of $4,205 through the remaining term of the lease. The consideration received has been capitalized and is being offset against future rent expense on a straight-line basis over the remaining initial lease term. The lease runs through April 30, 2004, and contains an option to renew the lease for two, successive five year periods. The Company may exercise the option at any time. The lease requires future annual payments of $201,856. The Company entered into two other facilities leases in 1997. One lease is for a sales office in Illinois, and the other is for a sales office in Southern California. Both leases are on a month to month basis. Rent expense was approximately $161,000, $157,000 and $127,148 for 1998, 1997 and 1996,
respectively. Rent expense was approximately $132,000 and $120,000 for the unaudited nine months ended September 30, 1999 and 1998, respectively.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

3. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The following summarizes the future minimum lease payments required under leases with initial terms greater than one year as of December 31, 1998:

                                                                               OPERATING
YEAR ENDING DECEMBER 31                                       CAPITAL LEASES     LEASE
-----------------------                                       --------------   ----------
1999........................................................     $ 93,746      $  222,899
2000........................................................       92,483         207,993
2001........................................................       66,521         201,856
2002........................................................           --         201,856
2003........................................................           --         201,856
Thereafter..................................................           --          67,285
                                                                 --------      ----------
Total.......................................................      252,750       1,103,745
Amount representing interest................................      (36,017)
                                                                 --------
Present value of minimum payments...........................      216,733
Current portion of capital leases...........................      (74,490)
                                                                 --------
Long-term portion of capital leases.........................     $142,243
                                                                 ========

    Furniture and equipment includes assets recorded under capital leases of approximately $243,632 at December 31, 1998 and 1997. Accumulated depreciation on assets recorded under capital leases was $192,914 and $115,749 at December 31, 1998 and 1997. Furniture and equipment assets under capital leases totaled $243,632 (unaudited) as of September 30, 1999. Accumulated depreciation on assets recorded under capital leases was $266,993 (unaudited) as of September 30, 1999.

    The Company is involved in various legal proceedings which arise from time to time in connection with the conduct of the Company's business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

4. DEBT FINANCING

    On June 11, 1997 the Company issued a $2,000,000 Note to an outside group of investors. The Note is due in seven years and carries an interest rate of twelve percent. Interest is due monthly with principal payments due quarterly over the final three years of the Note. The Note is secured by all tangible and intangible assets of the Company. The Company has various financial covenants that it must conform to under the terms of the Note.

    At December 31, 1998 the Company was in violation of certain loan covenants under the debt agreement (see Note 9).

    On February 13, 1998 the Company issued a $160,000 secured convertible promissory note to an outside group of investors with a warrant to purchase up to 100,000 common shares at $.45 per share. The note is convertible at any time into 1,600 Series B preferred shares, subject to certain adjustments. In addition, the Company will issue a warrant to purchase 257,341 common shares at $.45 per share, if the outside group of investors converts the note to Series B preferred shares. The note is due in one year and carries an interest rate of ten percent. Interest is due monthly. Interest payments on the notes totaled $172,111 (unaudited) for the nine months ended September 30, 1999.

    Interest payments on the Notes totaled $252,000 and $134,667 for the years ended December 31, 1998 and 1997, respectively.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

5. REDEEMABLE PREFERRED STOCK

    On June 9, 1997 the Company authorized a total of 12,000 shares of Redeemable Preferred Stock, with a par value per share of $0.001 and a liquidation value per share of $100. The Redeemable Preferred Stock is issuable in series consisting of 7,000 shares of Series A 7% Cumulative Convertible Redeemable Exchangeable Non-Voting preferred stock (Series A Preferred) and 5,000 shares of Series B 8% Non-Cumulative Non-Voting Redeemable preferred stock (Series B Preferred).

    In exchange for $100 and in connection with the recapitalization, the Company issued a warrant convertible into 2,166,377 shares of common stock at zero cost. An additional $500,000 was received in exchange for 5,000 shares of Series B Preferred. The holder of the Series B Preferred and warrant is entitled to designate two of the five directors to the Company's Board of Directors. The Series B Preferred is mandatorily redeemable upon maturity, prepayment or mandatory prepayment of the Note (See Note 4). Accretion totaling $71,429 and $35,714 have been recorded in the accompanying balance sheets for the years ended December 31, 1998 and 1997, respectively, as an increase to the value of the Series B Preferred stock to reflect the redemption provision.

    In June 1997, the Company used a portion of the proceeds from the recapitalization to repurchase 4,250,000 shares of common stock from a selling shareholder and also paid a portion of the proceeds as consideration for a non-compete agreement. The selling shareholder received additional consideration in the form of a $100,000 note payable (none of which remains outstanding at December 31, 1998) issued by the Company and 6,200 shares of Series A Preferred stock. The Series A Preferred stock is convertible on a share-for-share basis into common stock at $1.50 per share. The Series A Preferred stock is mandatorily redeemable if the Note is still outstanding at the end of the 85(th) month from the original issue date. The preferred shares, however, cannot be redeemed if the Note is in default or redemption of the preferred shares would cause the Note to be in default or cause a reduction in the Company's capital to less than the amount of capital required by law. At December 31, 1998 and 1997, the Company accreted $131,971 and $65,986, respectively, relating to the Series A preferred shares.

6. SHAREHOLDERS' EQUITY

    In March 1997, the Company authorized a 425 for one forward stock split. All share amounts have been retroactively adjusted to reflect the forward stock split.

    At December 31, 1998, the Company had reserved 5,940,319 shares of common stock for future issuance, including 413,333 shares reserved for the conversion of Series A Preferred, 2,719,275 shares for exercise of warrants, and 2,807,711 shares for the exercise of stock options.

    On June 9, 1997 the Company changed the par value per share of the Common Stock from $0.0002 to $0.001 and increased the number of authorized shares of the Company's Common Stock from 10,000,000 shares to 20,000,000 shares

    In 1997, a former shareholder exercised his preemptive right to purchase
5 percent of the Company's common stock for $100, which resulted from the sale of ten percent or more of the then outstanding stock.

STOCK OPTION PLAN

    On March 1, 1996, the Board of Directors adopted an employee stock option plan which authorized 1,000,000 common shares for issuance under the provisions of the plan. The stock option plan was subsequently amended to increase the authorized number of common shares issuable to 2,807,711. In 1996 the Company granted 740,500 options to employees and 3,000 options to a

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)

consultant. During 1997, 410,830 options were granted to Company personnel and 31,602 shares were issued to an outside consultant. The options issued to Company personnel vest three or four years from the date of grant and expire no more than ten years from the date of grant.

    A summary of stock option activity, and related information for the years ended December 31, 1996, 1997 and 1998 follows:

                                                                 OUTSTANDING STOCK
                                                                      OPTIONS
                                                    SHARES     ---------------------     WEIGHTED-
                                                   AVAILABLE   NUMBER OF   PRICE PER      AVERAGE
                                                   FOR GRANT    SHARES       SHARE     EXERCISE PRICE
                                                   ---------   ---------   ---------   --------------
March 1, 1996....................................  1,000,000          --         --           --
  Options granted................................   (743,500)    743,500   $    .60         $.60
  Options canceled...............................     17,000     (17,000)  $    .60         $.60
                                                   ---------   ---------
Balance at December 31, 1996.....................    273,500     726,500   $    .60         $.60
  Additional authorization.......................  1,807,711          --         --           --
  Options granted................................   (442,432)    442,432   $.45-.60         $.58
  Options canceled...............................    249,477    (249,477)  $    .60         $.60
                                                   ---------   ---------
Balance at December 31, 1997.....................  1,888,256     919,455   $.45-.60         $.60
  Options granted................................   (207,900)    207,900   $    .45         $.45
                                                   ---------   ---------
Balance at December 31, 1998.....................  1,680,356   1,127,355   $.45-.60         $.51
                                                   =========   =========
Exercisable at December 31, 1998.................                228,139   $    .45         $.45
                                                               =========

    The weighted average fair value of options granted for the years ended December 31, 1998, 1997 and 1996 was $.18, $.18 and $.15, respectively. The weighted average remaining contractual life of the options outstanding and options exercisable at December 31, 1998 was 8.5 years.

    Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 5.0; dividend yield of 0%; and a weighted-average expected life of the option of 10 years.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Because the effect of SFAS No. 123 is prospective, the initial impact on pro forma net loss may not be representative of compensation expense in future years.

    For the years ended December 31, 1998, 1997 and 1996, pro forma net loss was approximately $343,000, $805,000 and $374,074, respectively.

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

6. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS

    In connection with the issuance of a $2,000,000 Note to a related party, the Company issued a warrant to purchase 2,166,377 shares of the Company's common stock at zero cost. Each warrant is exercisable for a period of ten years from the date of the closing of the Note. In addition, at closing, the Company issued a warrant to acquire an additional 373,576 for $.10 per share to one individual

    In June 1997 the Company also issued a warrant for services provided to purchase 79,322 shares of common stock at $.10 per share.

    In February 1998, the Company issued a warrant to purchase 100,000 common shares at $.45 per share in connection with the issuance of a secured promissory note for $160,000 to a related party. In conjunction with the issuance of the warrant, the Company capitalized additional expense of $18,000 to loan fees in the accompanying balance sheet. The warrant expires one year from the date of issuance.

7. BENEFIT PLAN

    The Company has a 401(k) savings plan that covers substantially all full-time employees. Under the terms of the plan, the Company provides no match of employee contributions. Employees are eligible for participation after one month of service. The Company's administrative expenses relating to the 401(k) plan were $4,744, $5,230 and $3,977 for 1998, 1997 and 1996, respectively.

8. INCOME TAXES

    The provision for income taxes is computed for the period June 11, 1997 (when the Company converted from Subchapter S to Subchapter C status) to December 31, 1998 and consists of the following:

                                                           1998        1997
                                                         ---------   --------
Current taxes:
  Federal..............................................  $      --   $127,000
  State................................................         --     26,000

Deferred taxes:
  Federal..............................................   (164,000)   (70,000)
  State................................................    (16,000)    (7,000)
                                                         ---------   --------
                                                         $(180,000)  $ 76,000
                                                         =========   ========

                     ASSIST CORNERSTONE TECHNOLOGIES, INC.

8. INCOME TAXES (CONTINUED)

    Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                          1998        1997
                                                        ---------   ---------
Deferred tax assets:
  Allowance for doubtful accounts.....................  $  60,000   $  53,000
  Accrued liabilities and other.......................     80,000      42,000
  Covenant not to compete.............................     73,000      24,000
                                                        ---------   ---------
Total deferred assets.................................    213,000     119,000

Deferred tax liabilities:
  Change from Cash to Accrual.........................   (155,000)   (232,000)
  Depreciation........................................    (24,000)    (32,000)
  Other...............................................    (13,000)    (14,000)
                                                        ---------   ---------
Total deferred liabilities............................   (192,000)   (278,000)
                                                        ---------   ---------
Net deferred tax asset (liability)....................  $  21,000   $(159,000)
                                                        =========   =========

9. SUBSEQUENT EVENTS

    In May of 1999 the Company extended the $160,000 secured promissory note to May 12, 2000 under substantially similar terms.

    In July of 1999 the Company signed an accounts receivable purchase agreement with Silicon Valley Bank authorizing availability of up to $1,000,000 from receivable balances less than 90 days past due to be purchased by Silicon Valley Bank. Interest is charged at prime plus 4% and the agreement is effective for 1 year.

    On September 22, 1999 the Company issued a note to a shareholder for cash of $300,000. The Company agreed to a repayment schedule to coincide with the original loan agreement for $2,000,000 (see Note 4). As part of the agreement the shareholder agreed to subordinate its security position to Silicon Valley Bank, waive the original loan covenants under the $2,000,000 loan agreement and modify the loan covenants. The Company is in compliance with the modified loan covenants.

                      CONSOLIDATED FINANCIAL STATEMENTS OF

                             SFG TECHNOLOGIES INC.
                          (EXPRESSED IN U.S. DOLLARS)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

                                AUDITORS' REPORT

To the Board of Directors
SFG Technologies Inc.

    We have audited the consolidated balance sheets of SFG Technologies Inc. as at December 31, 1998 and April 30, 1998 and the consolidated statements of operations, deficit and cash flows for the eight months ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and April 30, 1998 and the results of its operations and cash flows for the eight months ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996 in accordance with Canadian generally accepted accounting principles.

    Significant measurement differences between Canadian and United States accounting principles as they affect these consolidated financial statements are explained and quantified in note 16.

Chartered Accountants

Vancouver, Canada

June 22, 1999, except as
to note 13 which is as of
November 26, 1999

                             SFG TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS

                          (EXPRESSED IN U.S. DOLLARS)

                                                             SEPTEMBER 30,   DECEMBER 31,     APRIL 30,
                                                                 1999            1998           1998
                                                             -------------   -------------   -----------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................   $        --     $   331,709    $    96,908
  Accounts receivable......................................     2,638,755       2,320,197      1,433,429
  Investment tax credits receivable........................       159,792         195,338        195,338
  Prepaid expenses.........................................       130,215          64,766         60,190
                                                              -----------     -----------    -----------
                                                                2,928,762       2,912,010      1,785,865
Capital assets (note 4)....................................       693,602         535,856        605,493
Investment.................................................       128,104         130,225        130,225
                                                              -----------     -----------    -----------
                                                              $ 3,750,468     $ 3,578,091    $ 2,521,583
                                                              ===========     ===========    ===========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Bank indebtedness (note 6)...............................   $   947,389     $ 1,084,126    $ 1,119,937
  Accounts payable and accrued liabilities.................     1,265,964       1,150,286      1,255,263
  Current portion of long-term debt (note 8)...............       313,176         318,454        432,999
  Current portion of obligations under capital leases (note
    9).....................................................        86,960         161,777        137,165
  Current portion of deferred revenue (note 7).............     1,995,615       1,462,142      1,263,317
                                                              -----------     -----------    -----------
                                                                4,609,104       4,176,785      4,208,681
Deferred revenue (note 7)..................................       386,434         435,238             --
Long-term debt (note 8)....................................     3,110,046       3,184,209      2,329,435
Obligations under capital leases (note 9)..................       118,210          39,125        141,800
                                                              -----------     -----------    -----------
                                                                8,223,794       7,835,357      6,679,916
Shareholders' deficiency:
  Share capital (note 10)..................................     2,981,348       3,013,364      3,020,381
  Deficit..................................................    (7,582,330)     (7,398,286)    (7,304,757)
  Foreign currency translation account.....................       127,656         127,656        126,043
                                                              -----------     -----------    -----------
                                                               (4,473,326)     (4,257,266)    (4,158,333)
Commitments (notes 10(b), 10(e) and 12)
Subsequent event (note 13)
Uncertainty due to the Year 2000 Issue (note 15)
                                                              -----------     -----------    -----------
                                                              $ 3,750,468     $ 3,578,091    $ 2,521,583
                                                              ===========     ===========    ===========

          See accompanying notes to consolidated financial statements

                             SFG TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          (EXPRESSED IN U.S. DOLLARS)

                                       NINE MONTHS
                                          ENDED            EIGHT MONTHS
                                      SEPTEMBER 30,            ENDED               YEARS ENDED APRIL 30,
                                 -----------------------   DECEMBER 31,    -------------------------------------
                                    1999         1998          1998           1998          1997         1996
                                 ----------   ----------   -------------   -----------   ----------   ----------
                                       (UNAUDITED)
Revenues.......................  $4,960,773   $4,001,276    $3,604,916     $ 3,533,514   $7,188,855   $7,333,592
Cost of sales..................     219,384      354,687       360,498         465,312      674,341    1,320,201
                                 ----------   ----------    ----------     -----------   ----------   ----------
Gross profit...................   4,741,389    3,646,589     3,244,418       3,068,202    6,514,514    6,013,391
Costs and expenses:
  Selling, general and
    administrative expenses....   4,113,419    2,310,918     1,968,633       3,520,889    5,582,570    4,856,248
  Research and development.....     596,856    1,241,462     1,117,714       2,513,268    1,027,829      586,143
  Write-down of deferred
    software development costs
    (note 5)...................          --           --            --       2,653,486           --           --
  Gain on sale of division
    (note 14)..................          --           --            --              --     (424,366)          --
                                 ----------   ----------    ----------     -----------   ----------   ----------
                                  4,710,275    3,552,380     3,086,347       8,687,643    6,186,033    5,442,391
                                 ----------   ----------    ----------     -----------   ----------   ----------
Operating profit (loss)........      31,114       94,209       158,071      (5,619,441)     328,481      571,000
Interest expense...............     215,158      228,634       217,905         366,412      203,501       97,988
                                 ----------   ----------    ----------     -----------   ----------   ----------
Income (loss) before income tax
  expense......................    (184,044)    (134,425)      (59,834)     (5,985,853)     124,980      473,012
Income tax benefit (expense)
  (note 11)....................          --           --            --         397,445      (29,995)    (179,667)
                                 ----------   ----------    ----------     -----------   ----------   ----------
Net income (loss)..............  $ (184,044)  $ (134,425)   $  (59,834)    $(5,588,408)  $   94,985   $  293,345
                                 ==========   ==========    ==========     ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                             SFG TECHNOLOGIES INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT

                          (EXPRESSED IN U.S. DOLLARS)

                              NINE MONTHS
                                 ENDED             EIGHT MONTHS
                             SEPTEMBER 30,             ENDED                YEARS ENDED APRIL 30,
                       -------------------------   DECEMBER 31,    ---------------------------------------
                          1999          1998           1998           1998          1997          1996
                       -----------   -----------   -------------   -----------   -----------   -----------
                              (UNAUDITED)
Deficit, beginning of
  period.............  $(7,398,286)  $(6,759,761)   $(7,304,757)   $(1,686,037)  $(1,694,303)  $(1,985,551)
Premium on redemption
  of shares (note
  10(f)).............           --            --        (33,695)       (30,312)      (86,719)           --
Dividends............           --            --             --             --            --        (2,097)
Net income (loss)....     (184,044)     (134,425)       (59,834)    (5,588,408)       94,985       293,345
                       -----------   -----------    -----------    -----------   -----------   -----------
Deficit, end of
  period.............  $(7,582,330)  $(6,894,186)   $(7,398,286)   $(7,304,757)  $(1,686,037)  $(1,694,303)
                       ===========   ===========    ===========    ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                             SFG TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (EXPRESSED IN U.S. DOLLARS)

                                                   NINE MONTHS
                                                      ENDED            EIGHT MONTHS
                                                  SEPTEMBER 30,            ENDED                YEAR ENDED APRIL 30,
                                              ----------------------   DECEMBER 31,    ---------------------------------------
                                                1999         1998          1998           1998          1997          1996
                                              ---------   ----------   -------------   -----------   -----------   -----------
                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................  $(184,044)  $ (134,425)    $ (59,834)    $(5,588,408)  $    94,985   $   293,345
  Items not involving cash:
    Amortization............................    150,379      198,289       100,877         197,545     1,479,420       857,981
    Gain on sale of division................         --           --            --              --      (424,366)           --
    Loss on sale of asset...................         --           --            --              --        12,243            --
    Common stock issued in exchange for
      services..............................         --           --            --          19,534            --            --
    Write-down of deferred software
      development costs.....................         --           --            --       2,653,486            --            --
    Deferred income taxes...................         --           --            --        (390,587)       29,477       275,427
    Changes in non-cash operating working
      capital:
      Accounts receivable...................   (318,560)  (1,162,459)     (886,768)        386,758      (527,753)     (761,021)
      Investment tax credits receivable.....     35,546           --            --         503,105      (140,855)     (253,022)
      Prepaid and other expenses............    (63,328)     (75,460)       (4,576)         43,886       (31,639)      (47,147)
      Deferred software development costs...         --           --            --              --    (1,763,335)   (1,121,344)
      Accounts payable and accrued
        liabilities.........................    115,678     (396,154)     (104,977)       (404,731)       55,912       505,161
      Deferred revenue......................    484,671      407,425       634,063        (133,647)     (576,982)      533,576
                                              ---------   ----------     ---------     -----------   -----------   -----------
  Net cash provided by (used in) operating
    activities..............................    220,342   (1,162,784)     (321,215)     (2,713,059)   (1,792,893)      282,956
Cash flows from investing activities:
  Purchase of capital assets................   (308,122)     (12,088)      (31,240)       (106,423)     (569,597)     (347,674)
  Disposal of capital assets................         --           --            --              --         4,964            --
  Proceeds from sale of investments.........         --           --            --              --       210,224            --
                                              ---------   ----------     ---------     -----------   -----------   -----------
  Net cash used in investing activities.....   (308,122)     (12,088)      (31,240)       (106,423)     (354,409)     (347,674)
Cash flows from financing activities:
  Bank indebtedness.........................         --           --       (35,811)        885,321       234,616            --
  Proceeds from issuance of long-term
    debt....................................         --    1,170,351       893,191       2,663,509       453,789            --
  Repayment of long-term debt...............   (216,178)          --      (152,962)       (498,112)      (55,803)     (136,564)
  Obligations under capital leases..........    (27,751)       4,521       (78,063)       (100,869)      140,560       118,263
  Issue of common and preferred shares......         --           --           346        (100,098)    1,240,936       162,781
  Redemption of common and preferred
    shares..................................         --           --       (41,058)        (30,312)     (225,429)     (119,659)
  Dividends paid............................         --           --            --              --            --        (2,097)
                                              ---------   ----------     ---------     -----------   -----------   -----------
  Net cash provided by financing
    activities..............................   (243,929)   1,174,872       585,643       2,819,439     1,788,669        22,724
Net effect of foreign exchange rate changes
  on cash...................................         --           --         1,613          96,951          (142)     (104,367)
                                              ---------   ----------     ---------     -----------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents...............................   (331,709)          --       234,801          96,908      (358,775)     (146,361)
Cash and cash equivalents, beginning of
  period....................................    331,709           --        96,908              --       358,775       505,136
                                              ---------   ----------     ---------     -----------   -----------   -----------
Cash and cash equivalents, end of period....         --           --     $ 331,709     $    96,908   $        --   $   358,775
                                              =========   ==========     =========     ===========   ===========   ===========
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for taxes.....  $      --   $       --     $      --     $        --   $        --   $        --
  Cash paid during the period for
    interest................................  $ 215,158   $  228,634       142,592         366,412       203,501        97,988
Supplemental disclosure of non-cash
  financing activities:
  Common stock issued in exchange for
    services................................  $      --   $       --     $      --     $    19,534   $        --   $        --
  Common stock issued in exchange for
    redeemable
    preferred stock.........................  $      --   $       --            --              --       759,256            --

                See accompanying notes to financial statements.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (EXPRESSED IN U.S. DOLLARS)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

1. GENERAL:

    SFG Technologies Inc. ("SFG" or the "Company") is a private company incorporated under the Canada Business Corporations Act. Its principal business activity is developing and marketing computing software for the utilities and public sector markets.

2. SIGNIFICANT ACCOUNTING POLICIES:

    (A) PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the financial statements of SFG Technologies Inc. and its wholly-owned subsidiaries Nissi Technologies (U.S.A.) Inc. ("Nissi"), SFG Technologies (U.S.) Inc., SFG Technologies Limited and SFG Technologies Pty Limited. All material intercompany transactions and balances have been eliminated.

    (B) CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents have terms of maturity at the date of acquisition of not more than three months.

    (C) REVENUE RECOGNITION:

    The Company generates and recognizes revenue as follows:

        (I) SOFTWARE LICENCE FEES:

        The Company licences Nissi and SFG products to customers under perpetual software licence agreements. Generally, revenue from software licence fees is recognized upon delivery and implementation of the software. If any portion of the cash has not been collected, the respective portion of the revenue deferred until collection is complete.

    Software licence fees from contracts involving significant production, modification or customization of software are recognized as revenue using the completed contract method. Contracts are considered complete when customer acceptance of the software is obtained.

        (II) PROFESSIONAL SERVICES:

        The Company provides consulting and implementation services to its customers. Revenues from these services are recognized as the services are performed in accordance with contract terms.

        (III) MAINTENANCE:

        Maintenance agreements generally call for the Company to provide technical support and certain systems updates to customers. Revenue is recognized proportionately over the maintenance period, typically one year.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

        (IV) SOFTWARE MODIFICATIONS:

        The Company provides updates to software licensed to customers. Revenues from these services are recognized as the services are performed in accordance with contract terms.

        (V) HARDWARE SALES:

        Hardware sales are recognized as revenue upon delivery of the hardware to customer locations.

    (D) RESEARCH AND DEVELOPMENT COSTS:

    The Company expenses research costs as incurred. Development costs are deferred if they meet certain specified and stringent criteria; otherwise they are expensed as incurred. At December 31, 1998, there are no deferred development costs.

    (E) CAPITAL ASSETS:

    Capital assets are recorded at historical cost less applicable investment tax credits and accumulated amortization. Amortization is computed using the declining balance method over their estimated useful lives at the following annual rates:

CAPITAL ASSETS                                                  RATE
--------------                                                ---------
Automotive equipment........................................        30%
Computer equipment..........................................  30% - 40%
Office equipment............................................  15% - 20%

    Leasehold improvements are amortized on a straight-line basis over the term of the lease.

    (F) INVESTMENT TAX CREDITS:

    Investment tax credits are accounted for using the cost reduction method whereby the benefit of the credits is recognized as a reduction to the carrying value of the related asset or expenditure.

    (G) INCOME TAXES:

    The Company follows the tax allocation method of accounting for income taxes under which deferred income taxes are recognized for the difference in the timing of recognition of transactions in income for accounting and income tax purposes. The major timing differences relate primarily to fixed assets and research and development expenditures.

    (H) FOREIGN CURRENCY TRANSLATION:

    The Canadian dollar is the functional currency of the Company and its subsidiaries. Monetary assets and liabilities denominated in a foreign currency have been translated into Canadian dollars at rates of exchange in effect at the balance sheet date. Other assets and revenue and expense items are

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

translated at rates prevailing when they were acquired or incurred. Exchange gains and losses arising on translation of assets and liabilities denominated in foreign currencies are included in income.

    For U.S. dollar reporting purposes, the balance sheet amounts have been translated at the exchange rate in effect at the end of December 31, 1998, and the income statement amounts have been translated at the average exchange rate for the eight month period ended December 31, 1998. Differences arising on translation have been recorded on the balance sheet in shareholder's deficiency.

    (I) USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the valuation of accounts and investment tax credit receivable. Actual amounts may differ from those estimates.

    (J) INVESTMENT:

    Investment is carried at cost. Income from the investment is recognized as receivable.

3. FINANCIAL INSTRUMENTS:

    (A) FAIR VALUE:

    Carrying amounts of certain of the Company's financial instruments, including accounts receivable, bank indebtedness and accounts payable and accrued liabilities, approximate fair value due to their short-term maturities. Based on borrowing notes available to the Company for loans with similar terms, the carrying value of its long-term debt approximates fair value.

    (B) FOREIGN EXCHANGE RISK:

    Foreign exchange risk reflects the risk that the Company's earnings will decline due to fluctuations in exchange rates. As payments on contracts billed in United States dollars are due in the short-term the Company has determined there is no significant exposure to its reported assets due to foreign exchange fluctuations. At December 31, 1998, the Company does not have foreign exchange hedges in place.

    (C) CREDIT RISK:

    Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company has a significant number of individual contracts and no one contract represents a concentration of credit risk. In addition, the Company employs established credit approval practices to further mitigate this risk.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

4. CAPITAL ASSETS:

                                                          ACCUMULATED    NET BOOK
SEPTEMBER 30, 1999                              COST      AMORTIZATION    VALUE
------------------                           ----------   ------------   --------
Automotive equipment.......................  $   54,644    $   21,085    $ 33,559
Computer equipment.........................   1,372,814       961,606     411,208
Office equipment...........................     441,134       229,410     211,724
Leasehold improvements.....................      97,809        60,698      37,111
                                             ----------    ----------    --------
                                             $1,966,401    $1,272,799    $693,602
                                             ==========    ==========    ========

                                                          ACCUMULATED    NET BOOK
DECEMBER 31, 1998                               COST      AMORTIZATION    VALUE
-----------------                            ----------   ------------   --------
Automotive equipment.......................  $   22,131    $   20,676    $  1,455
Computer equipment.........................   1,324,154       990,404     333,750
Office equipment...........................     384,962       222,774     162,188
Leasehold improvements.....................      97,730        59,267      38,463
                                             ----------    ----------    --------
                                             $1,828,977    $1,293,121    $535,856
                                             ==========    ==========    ========

                                                          ACCUMULATED    NET BOOK
APRIL 30, 1998                                  COST      AMORTIZATION    VALUE
--------------                               ----------   ------------   --------
Automotive equipment.......................  $   22,131    $   20,308    $  1,823
Computer equipment.........................   1,280,548       897,358     383,190
Office equipment...........................     397,748       222,253     175,495
Leasehold improvements.....................      97,308        52,323      44,985
                                             ----------    ----------    --------
                                             $1,797,735    $1,192,242    $605,493
                                             ==========    ==========    ========

    Included in automotive, computer and office equipment are assets under capital leases with a cost of $1,228,355 (April 30, 1998--$1,202,659) and accumulated amortization of $890,257 (April 30, 1998--$808,164).

5. DEFERRED SOFTWARE DEVELOPMENT COSTS:

    The Company wrote-off all deferred software development costs in the year ended April 30, 1998 as recoverability of the costs was not reasonably assured.

6. BANK INDEBTEDNESS:

    The Company has an operating loan facility with a credit limit of approximately $1,500,000 (Canadian). The facility is due on demand, bears interest at prime plus 1% and is secured by a general security agreement. At December 31, 1998 the Company was under negotiations with the bank to restructure its loan facility and, accordingly, indicated that they would not require immediate payment of the loan facility.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

7. DEFERRED REVENUE:

                                         SEPTEMBER 30,   DECEMBER 31,     APRIL 30,
                                             1999            1998           1998
                                         -------------   -------------   -----------
                                          (UNAUDITED)
Deferred maintenance...................   $2,382,051      $ 1,897,380    $ 1,263,317
Less current portion...................   (1,995,617)      (1,462,142)    (1,263,317)
                                          ----------      -----------    -----------
                                          $  386,434      $   435,238    $        --
                                          ==========      ===========    ===========

8. LONG-TERM DEBT:

                                                              DECEMBER 31,    APRIL 30,
                                                                  1998           1998
                                                              -------------   ----------
Bank term loan, maturing December 2001, bearing interest at
  prime plus 1.25% per annum payable monthly, principle
  repayable in 30 equal installments beginning July 1999,
  secured by a general security agreement...................    $  192,000    $  192,000

Bank demand loan, maturing March 2002, bearing interest at
  prime plus 2.0% per annum payable monthly, principle
  repayable upon receipt of SR&ED refunds, secured by SR&ED
  refund....................................................       280,037       433,000

Promissory notes including accrued interest of $44,387
  (April 1998--$nil), maturing July 2002, bearing interest
  at 5.0% until July 1999 and 13.0% per annum, thereafter,
  payable monthly in arrears beginning July 1999, secured by
  a general security agreement..............................     1,672,203     1,627,816

Promissory notes including accrued interest of $29,626
  (April 1998--$nil), maturing July 2002, bearing interest
  at 13.0% per annum payable monthly, secured by a general
  security agreement, convertible into Class A preferred
  shares at $2 (Canadian) per share.........................       420,302       390,676

Promissory notes, bearing interest at 13.0% per annum
  payable in event of agreement default, principal payable
  July 30, 2002 or in event of agreement default; secured by a general security agreement, convertible into Class A
  preferred shares at $0.05 (Canadian) per share. 20,000
  Class X common shares have been issued for each $651 of
  promissory notes (see note 10(b)) and are cancellable upon
  each $651 conversion of promissory notes..................       651,126            --

Promissory notes, maturing July 2002, bearing interest at
  12.0% per annum payable monthly in arrears beginning
  July 1999 or in event of agreement default, secured by a
  general security agreement, convertible into Class B
  preferred shares at $100 (Canadian) per share.............       162,782            --

Shareholder loan, bearing interest at prime plus 1.0% per
  annum, no specific terms of repayment, unsecured,
  shareholder has indicated that payment will not be
  demanded within the next twelve months....................       120,619       115,348

Other.......................................................         3,594         3,594
                                                                ----------    ----------

                                                                 3,502,663     2,762,434

Less current portion........................................      (318,454)     (432,999)
                                                                ----------    ----------

                                                                $3,184,209    $2,329,435
                                                                ==========    ==========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

8. LONG-TERM DEBT: (CONTINUED)

    The minimum aggregate amounts of principal payments required in each of the next five years, assuming that the shareholder loan is not repaid, are as follows:

1999........................................................  $  318,454
2000........................................................      76,833
2001........................................................      76,833
2002........................................................   2,906,414
2003........................................................          --
                                                              ----------
                                                              $3,378,534
                                                              ==========

    Subsequent to December 31, 1998, $1,762,991 in promissory notes were converted into preferred shares (see note 13).

9. OBLIGATIONS UNDER CAPITAL LEASES:

    The Company has commitments under capital leases as follows:

1999........................................................  $ 175,968
2000........................................................     36,654
2001........................................................      3,516
                                                              ---------
                                                                216,138
Less interest imputed at rates between 9% and 15%...........    (15,236)
                                                              ---------
                                                                200,902
Less current portion........................................   (161,777)
                                                              ---------
                                                              $  39,125
                                                              =========

10. SHARE CAPITAL:

    (A) AUTHORIZED:

    Unlimited common shares, Class A, non voting, no par value

    Unlimited common shares, Class B, voting, no par value

    Unlimited common shares, Class X, voting, no par value, non participating

    Unlimited preferred shares, Class A, voting, convertible, retractable, redeemable

    Unlimited preferred shares, Class B, voting, convertible, retractable, redeemable

    Unlimited preferred shares, Class F, non voting, redeemable

    Each Class A and Class B preferred share is convertible into one Class B common share at the option of the holder and is entitled to one vote.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

10. SHARE CAPITAL: (CONTINUED)

    Dividends are provided at the discretion of the directors of the Company. Only Class A and Class B common shareholders and Class A and Class B preferred shareholders are entitled to dividends.

    Class X common shares are cancellable upon promissory note conversion (see note 8).

    Class A and Class B preferred shares are retractable any time after July 30, 2002 and under certain other instructions.

    Class A and Class B preferred shares are redeemable at the Company's option at any time, in whole or in part, after July 1, 2002 at the issue price plus any unpaid dividends.

    Class F preferred shares are redeemable at the Company's option at $1 (Canadian) per share (see note10(e)).

    (B) ISSUED:

                                                              NUMBER OF
                                                                SHARES       AMOUNT
                                                              ----------   ----------
Class A common shares:
  Balance at April 30, 1995.................................      68,900   $   39,923
  Shares redeemed for cash..................................      (1,850)      (5,712)
                                                              ----------   ----------
  Balance at April 30, 1996.................................      67,050       34,211
  Shares redeemed for cash..................................     (22,650)      (8,486)
                                                              ----------   ----------
  Balance at April 30, 1997.................................      44,400       25,725
  Shares issued for cash....................................       8,231       22,374
  Shares issued for services rendered.......................       3,614       19,534
  Shares redeemed for cash..................................      (7,205)      (5,268)
                                                              ----------   ----------
  Balance at April 30, 1998.................................      49,040       62,365
  Shares issued for cash....................................         133          345
  Shares redeemed for cash..................................      (7,979)      (7,363)
                                                              ----------   ----------
  Balance at December 31, 1998..............................      41,194       55,347
                                                              ----------   ----------
Class B common shares:
  Balance at April 30, 1995.................................   1,460,480      506,398
  Shares redeemed for nil consideration.....................     (79,000)          --
  Shares issued for cash....................................      23,720       81,391
                                                              ----------   ----------
  Balance at April 30, 1996.................................   1,405,200      587,779
  Shares issued in exchange for Class Z preferred shares....     302,500      759,256
  Shares issued for cash....................................     240,973    1,240,937
  Shares issued for cash....................................      30,700       81,400
                                                              ----------   ----------
  Balance at April 30, 1997, 1998 and December 31, 1998.....   1,979,373    2,669,372
                                                              ----------   ----------

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

10. SHARE CAPITAL: (CONTINUED)

                                                              NUMBER OF
                                                                SHARES       AMOUNT
                                                              ----------   ----------
Class X common shares:
  Balance at April 30, 1995, 1996, 1997 and 1998............          --           --
  Shares issued in conjunction with issuance of promissory
    notes (see note 8)......................................  20,000,000            1
                                                              ----------   ----------
  Balance at December 31, 1998..............................  20,000,000            1
                                                              ----------   ----------
Total common shares, December 31, 1998......................  22,020,567   $2,724,720
                                                              ----------   ----------
Class D preferred shares:
  Balance at April 30, 1995.................................      15,000   $    9,767
  Shares redeemed in exchange for cash......................     (15,000)      (9,767)
                                                              ----------   ----------
  Balance at April 30, 1996, 1997 and 1998 and December 31,
    1998....................................................          --           --
                                                              ----------   ----------
Class F preferred shares:
  Balance at April 30, 1995.................................     983,300      640,253
  Shares redeemed for cash..................................    (160,000)    (104,181)
                                                              ----------   ----------
  Balance at April 30, 1996.................................     823,300      536,072
  Shares redeemed for cash..................................    (200,000)    (130,225)
                                                              ----------   ----------
  Balance at April 30, 1997.................................     623,300      405,847
  Shares redeemed for cash..................................    (180,000)    (117,203)
                                                              ----------   ----------
  Balance at April 30, 1998 and December 31, 1998...........     443,300      288,644
                                                              ----------   ----------
Class Z preferred shares:
  Balance at April 30, 1995 and 1996........................     302,500      759,256
  Shares redeemed in exchange for Class B common stock......    (302,500)    (759,256)
                                                              ----------   ----------
  Balance at April 30, 1997 and 1998 and December 31,
    1998....................................................          --           --
                                                              ----------   ----------
Total common and preferred shares...........................               $3,013,364
                                                              ==========   ==========

    Pursuant to a price adjustment clause relating to previous equity financing an additional 759,037 Class B common shares are required to be issued at April 30, 1998. As at December 31, 1998, these shares have not been issued.

    (C) STOCK OPTION PLAN:

    Certain employees and directors of the Company hold options to purchase Class A non-voting shares. At December 31, 1998, 121,377 options were outstanding at exercise prices ranging between $4 (Canadian) to $7 (Canadian) per share, expiring on April 30, 2006. At December 31, 1998, the Company was committed to issue an additional 6,900,000 options at a price of $0.05 (Canadian) per share, which options will expire ten years from date of issuance.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

10. SHARE CAPITAL: (CONTINUED)

    (D) WARRANTS:

    At December 31, 1998, 74,534 warrants were outstanding that entitle the holders to purchase one Class B common share at a price of $0.01 (Canadian) per share prior to July 30, 2002.

    (E) SHARE REDEMPTIONS:

    The Company, pursuant to an agreement for the redemption of all Class F preferred shares, is required to make monthly payments of $13,902 beginning July 1, 1999 and ending March 1, 2001.

    (F) PREMIUM ON REDEMPTION OF SHARES:

    The Company records the excess of purchase price over par value of shares as a premium on redemption of shares.

11. INCOME TAXES:

                                    EIGHT MONTHS
                                        ENDED            YEARS ENDED APRIL 30,
                                    DECEMBER 31,    -------------------------------
                                        1998          1998       1997       1996
                                    -------------   --------   --------   ---------
Current...........................      $ --        $     --   $     --   $    (490)
Deferred..........................        --         397,445    (29,995)   (179,177)
                                        ----        --------   --------   ---------
                                        $ --        $397,445   $(29,995)  $(179,667)
                                        ====        ========   ========   =========

    The Company has non-capital losses carried forward of approximately $846,126 which are available to reduce taxable income of future years, the benefit of which has not been recorded in the accounts and which expire as follows:

December 31, 2004...........................................  $651,126
            2012............................................   195,000
                                                              --------
                                                              $846,126
                                                              ========

12. COMMITMENTS:

    At December 31, 1998, the Company was committed to the following operating lease payments for premises and equipment:

1999........................................................  $  377,002
2000........................................................     418,023
2001........................................................     344,446
2002........................................................     223,987
                                                              ----------
                                                              $1,363,458
                                                              ==========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

13. SUBSEQUENT EVENT:

    On November 26, 1999, the Company converted $1,824,378 of promissory notes, owing to Working Opportunity Fund (EVCC) Ltd., SCC Canada Inc., Ventures West III--Canada Limited Partnership, and Discovery Enterprises Inc. into preferred shares. Of the notes converted, $651,126 were converted into Class B preferred shares (see note 10(a)) at a price of $0.05 (Canadian) per share and $1,173,258 were converted into Class C preferred shares at a price of $100 (Canadian) per share. Class C preferred shares are voting, retractable, and redeemable. In addition, all Class X common shares outstanding (see note 10(b)) were cancelled.

    Of the promissory notes converted, $1,762,991 were outstanding at December 31, 1998. The balances were issued subsequent to December 31, 1998.

    The following debt outstanding at December 31, 1998 would have been converted:

Promissory notes, maturing July 2002, bearing interest at
  5.0% until July 1999 and 13.0% thereafter.................  $  668,881
Promissory notes, maturing July 2002, bearing interest at
  13.0%.....................................................     931,328
Promissory notes, maturing July 2002, bearing interest at
  12.0%.....................................................     162,782
                                                              ----------
                                                              $1,762,991
                                                              ==========

    The following pro forma balance sheet presents the position of the Company as if the debt conversion had occurred on December 31, 1998:

                                                                         PRO FORMA
                                         DECEMBER 31,     PRO FORMA    DECEMBER 31,
                                             1998        ADJUSTMENTS       1998
                                         -------------   -----------   -------------
Assets:
  Current..............................   $ 2,912,009    $        --    $ 2,912,009
  Non-current..........................       666,082             --        666,082
                                          -----------    -----------    -----------
                                          $ 3,578,091    $        --    $ 3,578,091
                                          ===========    ===========    ===========
Liabilities:
  Current..............................   $ 4,176,784    $        --    $ 4,176,784
  Non-current--Long-term debt..........     3,184,209     (1,762,991)     1,421,218
            --Other....................       474,364             --        474,364
                                          -----------    -----------    -----------
                                            7,835,357     (1,762,991)     6,072,366

Shareholders' equity:
  Share capital........................     3,013,364      1,762,991      4,776,355
  Deficit and cumulative translation
    account............................    (7,270,630)            --     (7,270,630)
                                          -----------    -----------    -----------
                                           (4,257,266)     1,762,991     (2,494,275)
                                          -----------    -----------    -----------
                                          $ 3,578,091    $        --    $ 3,578,091
                                          ===========    ===========    ===========

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

14. SALE OF DIVISION:

    On April 30, 1997 the Company disposed of the net assets and operations of its Govern division for proceeds of $340,449 which includes $130,225 of preferred shares of the purchaser.

    For the year ended April 30, 1997, the division incurred an operating loss of $118,337 (1996--income of $125,726) and revenues of $498,636
(1996--$592,104).

    The gain on sale of division comprises:

Cash proceeds...............................................  $210,224
Preferred shares............................................   130,225
                                                              --------
Net proceeds................................................   340,449

Net assets sold:
  Accounts receivable.......................................   (33,877)
  Deferred revenue..........................................   118,106
  Fixed assets..............................................   (10,251)
  Contract..................................................     9,939
                                                              --------
                                                                83,917
                                                              --------
Gain on sale of division....................................  $424,366
                                                              ========

15. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after December 31, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") in Canada, of which conform, in all material respects, with those in the United States except as described below:

    (A) RESEARCH AND DEVELOPMENT:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," provides for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)

enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized as their impact would not be material.

    Deferred software development costs of $2,153,130 and $1,482,444 which were capitalized during the years ended April 30, 1997 and 1996, respectively, would have been expensed as incurred under U.S. accounting principles. As such, deferred software development costs of $1,010,094 and $586,143 which were amortized during the years ended April 30, 1997 and 1996, respectively, and the write-down of deferred software development costs in the year ended April 30, 1998 of $2,653,486 would not have been required.

    (B) LOSS PER SHARE:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 128, "Earnings Per Share," requires the disclosure of basic and diluted earning per share for each period presented. Basic earnings per share is computed by dividing the net loss by the weighted average number of all classes of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net loss by the weighted average number of all classes of common and dilutive common equivalent shares outstanding during the period.

    Excluded from the computation of diluted earnings per share for the eight months ended December 31, 1998 and the years ended April 30, 1998, 1997 and 1996 are options to acquire common shares and preferred shares convertible into common shares, as their effects would be anti-dilutive.

    (C) INCOME TAXES:

    Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The application of the provisions of FAS 109 on the Company's balance sheet would result in no net difference in deferred taxes from that reported under Canadian GAAP. At December 31, 1998, the gross deferred tax asset amount relating to a non-capital loss carry forward was $380,757 which is reduced by a valuation allowance of $380,757 as management does not consider that it is more likely than not that such assets will be realized in the carry forward period.

    (D) STOCK-BASED COMPENSATION:

    For United States GAAP purposes, the Company has elected to follow the disclosure-only provisions under Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation", and applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation to employees. As such, the Company's stock-based compensation is measured based on the intrinsic value of the option on the date of grant.

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)

    Under the intrinsic value method of APB 25, the stock option compensation is the excess, if any, of the quoted market value of the stock at the measurement date of the grant over the amount an optionee must pay to acquire the stock. Under this method, no stock-based compensation expense has resulted for the eight month period ended December 31, 1998, and the years ended April 30, 1998, 1997 and 1996, for United States GAAP purposes.

    (E) REDEEMABLE PREFERRED SHARES:

    For United States GAAP purposes, preferred stock subject to mandatory redemption requirements or whose redemption is outside the control of the issuer is required to be presented outside of shareholders' equity. For the periods presented, the Company's Class F preferred shares are to be presented outside of shareholders' equity.

    (F) SUMMARY OF UNITED STATES GAAP ADJUSTMENTS:

    The amounts in the balance sheets that differ from those reported under Canadian GAAP are as follows.

                                                      DECEMBER 31, 1998        APRIL 30, 1998
                                                    ---------------------   ---------------------
                                                    CDN GAAP     US GAAP    CDN GAAP     US GAAP
                                                    ---------   ---------   ---------   ---------
Current portion of Class F redeemable preferred
  shares..........................................  $      --   $ 166,819   $      --   $      --
Class F redeemable preferred shares, net of
  current portion.................................         --     121,825          --     288,644
Shareholders' equity:
  Share capital...................................  3,013,364          --   3,020,381          --
  Class A common stock, issued and outstanding
    41,194 and 49,194.............................         --      55,347          --      62,365
  Class B common stock, issued and outstanding
    1,979,363 and 1,979,363.......................         --   2,669,372          --   2,669,372
  Class X common stock, issued and outstanding
    20,000,000 and nil............................         --           1          --          --

                             SFG TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (EXPRESSED IN U.S. DOLLARS) (CONTINUED)

                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                   YEARS ENDED APRIL 30, 1998, 1997 AND 1996

16. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES: (CONTINUED)

    The following table sets forth the effect on the loss for the period and loss per share:

                                             EIGHT MONTHS
                                                 ENDED                YEARS ENDED APRIL 30,
                                             DECEMBER 31,    ---------------------------------------
                                                 1998           1998          1997          1996
                                             -------------   -----------   -----------   -----------
Net income (loss) under Canadian GAAP......   $   (59,834)   $(5,588,408)  $    94,985   $   293,345
Less deferred software development costs
  capitalized..............................            --             --    (2,153,130)   (1,482,444)
Add deferred software development costs
  amortized................................            --             --     1,010,094       586,143
Add write-down of software development
  costs....................................            --      2,653,486            --            --
                                              -----------    -----------   -----------   -----------
Loss determined under United States GAAP...   $   (59,834)   $(2,934,922)  $(1,048,051)  $  (602,956)
                                              ===========    ===========   ===========   ===========
Weighted average number of shares
  outstanding, United States GAAP..........    16,084,028      2,002,344     1,509,658     1,498,805
                                              ===========    ===========   ===========   ===========
Net loss per share under United States
  GAAP.....................................   $    (0.004)   $     (1.47)  $     (0.69)  $     (0.40)
                                              ===========    ===========   ===========   ===========

    (G) COMPREHENSIVE LOSS:

    For United States GAAP purposes, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for reporting and disclosure of comprehensive income and its components. The Company's comprehensive income consists of net income (loss), premium on redemption of shares, and its foreign currency translation adjustment as follows:

                                               EIGHT MONTHS
                                                   ENDED               YEAR ENDED APRIL 30,
                                               DECEMBER 31,    -------------------------------------
                                                   1998           1998          1997         1996
                                               -------------   -----------   -----------   ---------
Net loss under United States GAAP............    $(59,834)     $(2,934,922)  $(1,048,051)  $(602,956)
Foreign currency translation account.........      (1,613)         (96,951)          142     104,367
                                                 --------      -----------   -----------   ---------
Comprehensive loss...........................    $(61,447)     $(3,031,873)  $(1,047,909)  $(498,589)
                                                 ========      ===========   ===========   =========

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                              AMOUNT
                                                               TO BE
                                                               PAID
                                                              -------
Registration fee............................................  $18,480
NASD filing fee.............................................
Nasdaq Stock Market Listing Application fee.................
Blue sky qualification fees and expenses....................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent and registrar fees...........................
Miscellaneous...............................................
    Total...................................................

    ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to

Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Registrant has entered into employment agreements with David P. Porreca and Gregory R. Smith that provide for the indemnification of Mr. Porreca and Mr. Smith to the maximum extent permitted by law for any acts made in good faith while performing services in the ordinary and regular course of business for Cayenta. To the same extent, Cayenta will pay and subject to any legal limitations, advance all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually and necessarily incurred by Mr. Porreca or Mr. Smith in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Mr. Porreca or Mr. Smith by reason of his service as an officer or agent of Cayenta.

    At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception in September 1997, the Registrant has sold and issued the following unregistered securities:

    (a) In January 1999, the Registrant acquired substantially all of the assets of Transnational Partners II, LLC, an enterprise application integration consulting company. The Registrant acquired Transnational Partners II for
$7 million in cash and 2,345,000 shares of Series A preferred stock. The Registrant expects to pay an additional $2.8 million in January 2000 based on the performance of Transnational Partner II's business following the acquisition. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    (b) In December 1999, the Registrant acquired Assist Cornerstone Technologies, Inc., an e-commerce solutions and software company. The Registrant acquired Assist Cornerstone for 516,458 shares of Class A common stock which were issued to the former equity holders of Assist Cornerstone. In addition, the Registrant paid $12.9 million in cash, of which $9.9 million was paid at the closing, with the balance withheld to satisfy possible working capital adjustments or indemnification obligations. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    (c) In connection with the Registrant's reorganization with Titan in December 1999, the Registrant issued 10,000,000 shares of Class B common stock to Titan. The Registrant issued such shares in reliance on the exemption provided in Section 4(2) of the Securities Act.

    (d) In December 1999, the Registrant issued to Batchelder & Partners warrants to purchase up to 495,800 shares of its Class A common stock at a weighted average exercise price of $13.11 per share. The Registrant issued such warrants in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act.

    (e) In October 1999, the Registrant issued 50,000 shares of Class A common stock to Dr. Gene Ray upon the exercise of an option at an exercise price of $0.36 per share. The Registrant issued such shares in reliance upon the exemption from securities registration afforded by Rule 701 under the Securities Act.

    The recipient of the above-described securities represented its intention to acquire the securities for investment only and not with a view to distribution thereof. The recipient had adequate access through its relationship with the Registrant, to information about the Registrant.

    The stock amounts and per-share exercise prices in the descriptions above
reflect the   for   stock split of the Registrant's common stock which will take place prior to the effectiveness of this offering. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

    ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS.

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
             1.1            Form of Underwriting Agreement.(1)

             2.1            Asset Purchase Agreement among Transnational Partners II,
                              LLC, Cayenta and The Titan Corporation dated as of
                              January 1, 1999.(1)

             2.2            Stock Purchase Agreement dated as of November 2, 1999 among
                              Cayenta, J.B. Systems, Inc., d.b.a. Mainsaver Corporation
                              and Mainsaver, JKS Separate Property Trust, The Gehl
                              Living Trust, JBS Acquisition Company, LLC, Epicor
                              Software Corporation, Mark Stevens and The Titan
                              Corporation.

             2.3            Stock Exchange and Stock Purchase Agreement dated as of
                              December 7, 1999 among Cayenta, Cayenta Operating Company,
                              The Titan Corporation, Assist Cornerstone Technologies,
                              Inc. and Selling Shareholders.

             2.4            Stock Purchase Agreement dated as of December 23, 1999 among
                              Cayenta, SFG Technologies, Inc., the Common Selling
                              Shareholders, the Preferred Selling Shareholders and the
                              Option Holders.(1)(2)

             2.5            Contribution Agreement dated December 7, 1999 among The
                              Titan Corporation, Cayenta, Gene W. Ray and Transnational
                              Partners II, LLC.

             2.6            Limited Liability Company Agreement of Soliance, LLC dated
                              August 25, 1999 among Sempra Energy Information Solutions,
                              Modis, Inc. and Cayenta.(1)(2)

             3.1            Certificate of Incorporation.

             3.2            Certificate of Amendment to Certificate of Incorporation.

             3.3            Bylaws.

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
             4.1            Reference is made to Exhibits 3.1, 3.2 and 3.3.

             4.2            Specimen Stock Certificate.(1)

             5.1            Opinion of Cooley Godward LLP.(1)

            10.1            Cayenta Investor Rights Agreement.

            10.2            Cayenta 1997 Stock Option Plan.

            10.3            Titan 1995 Employee Stock Purchase Plan.

            10.4            Titan Supplemental Retirement Plan for Executives dated
                              December 17, 1993, as amended May 18, 1995.

            10.5            Form of Nonstatutory Stock Option Agreement under 1997 Stock
                              Option Plan.

            10.6            Form of Incentive Stock Option Agreement under 1997 Stock
                              Option Plan.

            10.7            Employment Agreement dated January 1, 1999 between David P.
                              Porreca and Cayenta.

            10.8            Employment Agreement dated January 1, 1999 between Gregory
                              R. Smith and Cayenta.

            10.9            Letter Agreement dated November 1, 1999 between Cayenta and
                              William G. Atkinson.

            10.10           Letter Agreement dated December 18, 1999 between Cayenta and
                              Edward M. Lake.

            10.11           Form of Indemnity Agreement.

            10.12           Contract between the Federal Aviation Administration and
                              Cayenta dated as of July 24, 1995.(1)(2)

            10.13           Agreement for Consulting Services dated as of January 1,
                              1999 between Sempra Energy Information Solutions, LLC and
                              Transnational Partners II, LLC.(1)(2)

            10.14           Management Services Agreement dated August 25, 1999 between
                              Cayenta and Soliance, LLC.(1)(2)

            10.15           Contract for Professional Services dated as of September 8,
                              1999 between Cayenta and Waste Management, Inc.(1)(2)

            10.16           Software License Agreement dated September 23, 1998 between
                              Assist Cornerstone Technologies, Inc. and 800.com,
                              Inc.(1)(2)

            10.17           Purchase Notification dated February 10, 1999 between Titan and the Government of the District of Columbia.(1)(2)

            10.18           Subcontract Agreement dated March 23, 1999 between Cap
                              Gemini America LLC and Cayenta.(1)(2)

            10.19           Tax Allocation Agreement.(1)

            10.20           Corporate Services Agreement.(1)

            10.21           Facilities Agreement.(1)

            10.22           Office Space Lease dated March 9, 1999 between San Diego 225
                              RPF III, LLC and Titan.

            10.23           Subordinated Promissory Note dated December 27, 1999 between
                              Cayenta Operating Company, Inc. and Titan.

            10.24           Technical Services Agreement dated January 1, 1997 between
                              Enova Corporation and Transnational Partners II, LLC, as
                              amended. (1)(2)

            11.1            Computation of Net Income per Share.

            21.1            Subsidiaries of the Registrant.

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
            23.1            Consent of Arthur Andersen LLP.

            23.2            Consent of Arthur Andersen LLP.

            23.3            Consent of Arthur Andersen LLP.

            23.4            Consent of KPMG LLP.

            23.5            Consent of Ernst & Young LLP.

            23.6            Consent of Cooley Godward LLP. Reference is made to
                              Exhibit 5.1.(1)

            24.1            Power of Attorney. Reference is made to page II-6.

            27.1            Financial Data Schedule.

------------------------

(1) To be filed by amendment.

(2) We will request confidential treatment for these documents.

    ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on December 29, 1999.

                                                       Registrant

                                                       By:             /s/ DAVID P. PORRECA
                                                            -----------------------------------------
                                                                         David P. Porreca
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Porreca and Edward M. Lake and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                                                       President, Chief Executive
                /s/ DAVID P. PORRECA                     Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE       December 29, 1999
                  David P. Porreca                       OFFICER)

                                                       Senior Vice President and
                 /s/ EDWARD M. LAKE                      Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND   December 29, 1999
                   Edward M. Lake                        ACCOUNTING OFFICER)

              /s/ NICHOLAS J. COSTANZA                 Senior Vice President,
     -------------------------------------------         General Counsel and        December 29, 1999
                Nicholas J. Costanza                     Secretary

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                   /s/ GENE W. RAY
     -------------------------------------------        Chairman of the Board and   December 29, 1999
                     Gene W. Ray                                 Director

               /s/ ROBERT E. LA BLANC
     -------------------------------------------                Director            December 29, 1999
                 Robert E. La Blanc

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         1.1            Form of Underwriting Agreement.(1)

         2.1            Asset Purchase Agreement among Transnational Partners II,
                          LLC, Cayenta and The Titan Corporation dated as of
                          January 1, 1999.(1)

         2.2            Stock Purchase Agreement dated as of November 2, 1999 among
                          Cayenta, J.B. Systems, Inc., d.b.a. Mainsaver Corporation
                          and Mainsaver, JKS Separate Property Trust, The Gehl
                          Living Trust, JBS Acquisition Company, LLC, Epicor
                          Software Corporation, Mark Stevens and The Titan
                          Corporation.

         2.3            Stock Exchange and Stock Purchase Agreement dated as of
                          December 7, 1999 among Cayenta, Cayenta Operating Company,
                          The Titan Corporation, Assist Cornerstone Technologies,
                          Inc. and Selling Shareholders.

         2.4            Stock Purchase Agreement dated as of December 23, 1999 among
                          Cayenta, SFG Technologies, Inc., the Common Selling
                          Shareholders, the Preferred Selling Shareholders and the
                          Option Holders.(1)(2)

         2.5            Contribution Agreement dated December 7, 1999 among The
                          Titan Corporation, Cayenta, Gene W. Ray and Transnational
                          Partners II, LLC.

         2.6            Limited Liability Company Agreement of Soliance, LLC dated
                          August 25, 1999 among Sempra Energy Information Solutions,
                          Modis, Inc. and Cayenta.(1)(2)

         3.1            Certificate of Incorporation.

         3.2            Certificate of Amendment to Certificate of Incorporation.

         3.3            Bylaws.

         4.1            Reference is made to Exhibits 3.1, 3.2 and 3.3.

         4.2            Specimen Stock Certificate.(1)

         5.1            Opinion of Cooley Godward LLP.(1)

        10.1            Cayenta Investor Rights Agreement.

        10.2            Cayenta 1997 Stock Option Plan.

        10.3            Titan 1995 Employee Stock Purchase Plan.

        10.4            Titan Supplemental Retirement Plan for Executives dated
                          December 17, 1993, as amended May 18, 1995.

        10.5            Form of Nonstatutory Stock Option Agreement under 1997 Stock
                          Option Plan.

        10.6            Form of Incentive Stock Option Agreement under 1997 Stock
                          Option Plan.

        10.7            Employment Agreement dated January 1, 1999 between David P.
                          Porreca and Cayenta.

        10.8            Employment Agreement dated January 1, 1999 between Gregory
                          R. Smith and Cayenta.

        10.9            Letter Agreement dated November 1, 1999 between Cayenta and
                          William G. Atkinson.

        10.10           Letter Agreement dated December 18, 1999 between Cayenta and
                          Edward M. Lake.

        10.11           Form of Indemnity Agreement.

        10.12           Contract between the Federal Aviation Administration and
                          Cayenta dated as of July 24, 1995.(1)(2)

        10.13           Agreement for Consulting Services dated as of January 1,
                          1999 between Sempra Energy Information Solutions, LLC and
                          Transnational Partners II, LLC.(1)(2)

        10.14           Management Services Agreement dated August 25, 1999 between
                          Cayenta and Soliance, LLC.(1)(2)

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.15           Contract for Professional Services dated as of September 8,
                          1999 between Cayenta and Waste Management, Inc.(1)(2)

        10.16           Software License Agreement dated September 23, 1998 between
                          Assist Cornerstone Technologies, Inc. and 800.com,
                          Inc.(1)(2)

        10.17           Purchase Notification dated February 10, 1999 between Titan and the Government of the District of Columbia.(1)(2)

        10.18           Subcontract Agreement dated March 23, 1999 between Cap
                          Gemini America LLC and Cayenta.(1)(2)

        10.19           Tax Allocation Agreement.(1)

        10.20           Corporate Services Agreement.(1)

        10.21           Facilities Agreement.(1)

        10.22           Office Space Lease dated March 9, 1999 between San Diego 225
                          RPF III, LLC and Titan.

        10.23           Subordinated Promissory Note dated December 27, 1999 between
                          Cayenta Operating Company, Inc. and Titan.

        10.24           Technical Services Agreement dated January 1, 1999 between
                          Enova Corporation and Transnational Partners II, LLC, as amended. (1)(2)

        11.1            Computation of Net Income per Share.

        21.1            Subsidiaries of the Registrant.

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Arthur Andersen LLP.

        23.3            Consent of Arthur Andersen LLP.

        23.4            Consent of KPMG LLP.

        23.5            Consent of Ernst & Young LLP.

        23.6            Consent of Cooley Godward LLP. Reference is made to
                          Exhibit 5.1.(1)

        24.1            Power of Attorney. Reference is made to page II-6.

        27.1            Financial Data Schedule.

------------------------

(1) To be filed by amendment.

(2) We will request confidential treatment for these documents.